Exhibit 10.35

CREDIT AGREEMENT
Dated as of January 30, 2026
among
ZILLOW, INC.,
as the Borrower,
ZILLOW GROUP, INC.
and
MFTB HOLDCO, INC.,
as Loan Guarantors,
GOLDMAN SACHS BANK USA,
as Administrative Agent and an Issuing Bank,
and
THE OTHER LENDERS AND ISSUING BANKS PARTY HERETO
GOLDMAN SACHS BANK USA, CITIBANK, N.A., and JPMORGAN CHASE BANK, N.A.
as Syndication Agents,

BMO BANK N.A.,
as Co-Documentation Agent,

and

GOLDMAN SACHS BANK USA, CITIBANK, N.A., JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A. and WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
i

SCHEDULES:
Schedule 1.01(a)    –    Commitment Schedule
Schedule 1.01(b)    –     Existing Letters of Credit
Schedule 3.13    –    Subsidiaries
Schedule 5.10    –    Unrestricted Subsidiaries
Schedule 5.15    –    Post-Closing Requirements
Schedule 6.01    –    Existing Indebtedness
Schedule 6.02    –    Existing Liens
Schedule 6.06    –    Existing Investments
Schedule 9.01    –    Certain Addresses for Notices
EXHIBITS:
Exhibit A    –    Form of Assignment and Assumption
Exhibit B    –    Form of Borrowing Request
Exhibit C    –    Form of Copyright Security Agreement
Exhibit D    –    Form of Compliance Certificate
Exhibit E    –    Form of First Lien Intercreditor Agreement
Exhibit F    –    Reserved
Exhibit G    –    Form of Junior Lien Intercreditor Agreement
Exhibit H    –    Form of Interest Election Request
Exhibit I    –    Form of Guaranty Agreement
Exhibit J    –    Form of Perfection Certificate
Exhibit K    –    Form of Joinder Agreement
Exhibit L    –    Form of Promissory Note
Exhibit M    –    Form of Pledge and Security Agreement
Exhibit N    –    Form of Letter of Credit Request
Exhibit O-1    –    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit O-2    –    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit O-3    –    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit O-4    –    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P    –    Form of Solvency Certificate

v

CREDIT AGREEMENT
CREDIT AGREEMENT, dated as of January 30, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among Zillow, Inc., a Washington corporation (the “Borrower”), Zillow Group, Inc., a Washington corporation (“Parent”), MFTB Holdco, Inc., a Washington corporation (“MFTB”), the Lenders and Issuing Banks from time to time party hereto, and Goldman Sachs Bank USA (“GS”), in its capacity as administrative agent and collateral agent for the Secured Parties (in such capacity and together with its successors and assigns, the “Administrative Agent”) and as an Issuing Bank.
RECITALS
The Borrower has requested that the Lenders provide credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.01Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Acceptable Intercreditor Agreement” means:
(a)with respect to any Indebtedness that is secured on a pari passu basis with the Initial Revolving Facility, a First Lien Intercreditor Agreement;
(b)with respect to any Indebtedness that is junior to the Initial Revolving Facility in right of security, a Junior Lien Intercreditor Agreement; and/or
(c)with respect to any other Indebtedness, any other intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision), as applicable, the terms of which are (i) consistent with market terms (as determined by the Borrower and the Administrative Agent in good faith) governing arrangements for the sharing and/or subordination of liens and/or arrangements relating to the distribution of payments, as applicable, at the time the relevant intercreditor or subordination agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto and otherwise reasonably satisfactory to the Borrower and the Administrative Agent or (ii) reasonably acceptable to the Borrower and the Administrative Agent, which intercreditor or subordination agreement or arrangement described in this clause (ii) is posted for review by the Lenders and deemed acceptable if the Required Lenders have not objected thereto within three Business Days following the date on which the same is posted for review.

“ACH” means automated clearing house transfers.
“Additional Agreement” has the meaning assigned to such term in Section 8.10.
“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.22, 2.23 or 9.02(c).
“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans.
“Additional Revolving Credit Commitments” means any revolving credit commitment added pursuant to Sections 2.22, 2.23 or 9.02(c)(ii).
“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate outstanding amount at such time of such Lender’s LC Exposure, in each case, attributable to its Additional Revolving Credit Commitment.
“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.
“Additional Revolving Loans” means any revolving loan added hereunder pursuant to Section 2.22, 2.23 or 9.02(c)(ii).
“Additional Term Lender” means any Lender with an Additional Term Loan Commitment or an outstanding Additional Term Loan.
“Additional Term Loan Commitment” means any term commitment added pursuant to Section 2.22.
“Additional Term Loans” means any term loan added pursuant to Section 2.22.
“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.
“Administrative Questionnaire” means a customary administrative questionnaire in the form provided by the Administrative Agent.
“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Parent or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of Parent or any of its Restricted Subsidiaries, threatened in writing, against the Parent or any of its Restricted Subsidiaries or any property of Parent or any of its Restricted Subsidiaries.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. None of the Administrative Agent, the Arrangers, any Lender or any of their respective Affiliates shall be considered an Affiliate of Parent or any subsidiary thereof.

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, Term SOFR (which rate shall (i) be calculated based upon an Interest Period of one month and shall be determined on a daily basis and (ii) for purposes of this clause (b), not be less than 0.00%) plus 1.00% and (c) the Prime Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be.
“Applicable LC Sublimit” means (a) (i) with respect to GS in its capacity as an Issuing Bank under this Agreement, $18,000,000, (ii) with respect to Citibank, N.A. in its capacity as an Issuing Bank under this Agreement, $18,000,000, (iii) with respect to JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank under this Agreement, $18,000,000, (iv) with respect to Bank of America, N.A. in its capacity as an Issuing Bank under this Agreement, $18,000,000, (v) with respect to Wells Fargo Bank, National Association in its capacity as an Issuing Bank under this Agreement, $18,000,000 and (iv) with respect to BMO Bank, N.A. in its capacity as an Issuing Bank under this Agreement, $10,000,000 and (b) with respect to any other Person that becomes an Issuing Bank pursuant to the terms of this Agreement, such amount as agreed to in writing by the Borrower, the Administrative Agent and such Person at the time such Person becomes an Issuing Bank pursuant to the terms of the Agreement, as each of the foregoing amounts may be decreased or increased from time to time with the written consent of the Borrower, the Administrative Agent and the Issuing Banks (provided that any increase in the Applicable LC Sublimit with respect to any Issuing Bank shall only require the consent of the Borrower and such Issuing Bank)1.
“Applicable Percentage” means, (a) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class represented by such Lender’s Revolving Credit Commitment of such Class; provided that (x) for purposes of Section 2.21 and otherwise herein (except with respect to Section 2.11(a)(ii)), when there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded for any relevant calculation and (y) in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class, giving effect to any assignment thereof, and (b) with respect to any Term Lender of any Class, the percentage of the aggregate amount of the Term Loans of such Class represented by such Lender’s Term Loans of such Class.
“Applicable Rate” means, except as otherwise provided in any Incremental Facility Amendment, Refinancing Amendment or Extension Amendment with respect to the applicable Loans and Commitments thereunder, the following percentages per annum, determined by reference to (x) during any Non-Investment Grade Period, the Pricing Tier corresponding to the Total Net Leverage Ratio as of the last day of the most recently ended Test Period  and (y) during any Investment Grade Period, the Pricing Tier corresponding to the Applicable Ratings:
1 It is expected that each Lender to provide its ratable portion of the LC Sublimit.

(a)during any Non-Investment Grade Period:

Pricing Tier	Total Net Leverage Ratio	Term SOFR Loans	ABR Loans	Commitment Fee Rate
1	>3.00:1.00	1.75%	0.75%	0.25%
2	≤ 3.00:1.00 but > 2.50:1.00	1.50%	0.50%	0.25%
3	≤ 2.50:1.00	1.25%	0.25%	0.25%
(b)during any Investment Grade Period:

Pricing Tier	Applicable Ratings (Moody’s/S&P/Fitch)	Term SOFR Loans	ABR Loans	Commitment Fee Rate
1	Baa3 / BBB- / BBB- or lower	1.25%	0.25%	0.175%
2	Baa2 / BBB / BBB	1.125%	0.125%	0.125%
3	Baa1 / BBB+ / BBB+ or higher	1.00%	—%	0.10%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective during the period commencing on and including the first Business Day immediately following the date the consolidated financial statements are delivered and the related Compliance Certificate is delivered pursuant to Section 5.01(c) indicating such change and ending on the date immediately preceding the effective date of the next such change; provided, that, if such consolidated financial statements or the related Compliance Certificate are not delivered when due in accordance with such Section, then, in the case of clause (a) above, the Pricing Tier 1 shall apply as of the date on which such financial statements or Compliance Certificate were required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such consolidated financial statements and the related Compliance Certificate are delivered in accordance with Section 5.01(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Total Net Leverage Ratio contained in such Compliance Certificate. In the case of clause (a) above, the Applicable Rate in effect from the Closing Date until the first Business Day immediately following the date the consolidated financial statements and the related Compliance Certificate are delivered pursuant to Section 5.01(c) for the first full fiscal quarter of Parent ending after the Effective Date shall be determined based upon Pricing Tier 3.
In the case of clause (b) above, for purposes of determining the Applicable Margin and Commitment Fee Rate, (i) if the Applicable Ratings assigned by Moody’s, S&P and Fitch shall fall within different Pricing Tiers, then (a) if three Applicable Ratings are in effect, either (x) if two of the three Applicable Ratings are in the same Pricing Tier, such Pricing Tier shall be the applicable Pricing Tier based on the Applicable Ratings or (y) if all three of the Applicable

Ratings are in differing Pricing Tiers, the Pricing Tier corresponding to the middle Applicable Rating shall be the applicable Pricing Tier based on the Applicable Ratings and (b) if only two Applicable Ratings are in effect, the applicable Pricing Tier based on the Applicable Ratings shall be the Pricing Tier in which the higher of the Applicable Ratings shall fall unless the Applicable Ratings differ by two or more Pricing Tiers, in which case the applicable Pricing Tier based on the Applicable Ratings shall be the Pricing Tier one level below that corresponding to the higher Applicable Rating, (ii)  if  only one rating agency shall have an Applicable Rating in effect, the Pricing Tier shall be the applicable Pricing Tier in clause (a) above corresponding to the Total Net Leverage Ratio as of the last day of the most recently ended Test Period as set forth in the most recently delivered Compliance Certificate, (iii) subject to the next following sentence, if none of Moody’s, S&P or Fitch shall have an Applicable Rating in effect or if the Investment Grade Ratings Status is not maintained, the applicable Pricing Tier shall be based solely on the Total Net Leverage Ratio, and (iv) if any Applicable Rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective on the first Business Day following the date of the public announcement by the applicable rating agency making such change. If the rating system of any of Moody’s, S&P or Fitch shall change, or if such rating agency shall cease to be in the business of rating corporate debt obligations and corporate credit, the Borrower and the Required Lenders shall negotiate in good faith to amend the Applicable Rate to reflect such changed rating system or the unavailability of Applicable Ratings from such rating agency and, pending the effectiveness of any such amendment, the Pricing Tier based on the Applicable Ratings shall be determined based on the remaining Applicable Ratings (or, if there shall be no remaining Applicable Rating, the Applicable Rating shall be deemed to be that most recently in effect from such rating agency prior to such change or cessation).
Any change to the Applicable Rate as a result of the occurrence of an Investment Grade Trigger Event or Reinstatement Event, as applicable, shall be effective one (1) Business Day following the occurrence of such Investment Grade Trigger Event or Reinstatement Event.
 If, as a result of any restatement of or other adjustment to the financial statements of Parent or for any other reason, Parent or the Lenders determine that (i) the Total Net Leverage Ratio as calculated by Parent as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent, for the account of the applicable Lenders or the Issuing Banks, as the case may be, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.
“Applicable Revolving Credit Percentage” means, with respect to any Revolving Lender at any time, the percentage of the Total Revolving Credit Commitment at such time represented by such Revolving Lender’s Revolving Credit Commitments at such time; provided that for purposes of Section 2.21, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the relevant calculations. In the event that (a) the Revolving Credit Commitments of any Class have expired or been terminated in accordance with the terms hereof (other than pursuant to Article VII), the Applicable Revolving

Credit Percentage shall be recalculated without giving effect to the Revolving Credit Commitments of such Class or (b) the Revolving Credit Commitments of all Classes have terminated (or the Revolving Credit Commitments of any Class have terminated pursuant to Article VII), the Applicable Revolving Credit Percentage shall be determined based upon the Revolving Credit Commitments (or the Revolving Credit Commitments of such Class) most recently in effect, giving effect to any assignments thereof.
“Approved Counterparty” shall mean (a) any Person that was the Administrative Agent, a Lender, an Arranger or an Affiliate of the Administrative Agent, an Arranger or a Lender (even if such Person ceases to be the Administrative Agent, a Lender, an Arranger or an Affiliate thereof under this Agreement for any reason) (i) at the time it entered into the applicable Hedge Agreement or agreement in respect of Banking Services, as applicable, in its capacity as a party thereto or (ii) in the case of any Hedge Agreement or agreement in respect of Banking Services, as applicable, existing on the Closing Date, on the Closing Date, (b) any other Person whose long term senior unsecured debt rating is A/A2 by S&P, Fitch or Moody’s (or their equivalent) or higher, (c) any other Person that is party to a Hedge Agreement or any agreement in respect of Banking Services with Parent or any of its Restricted Subsidiaries on the Closing Date or (d) any other Person from time to time reasonably acceptable to the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned).
“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender and controls such Lenders.
“Arrangers” means GS, Citibank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners.
“Assignment Agreement” means, collectively, each Assignment and Assumption.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.
“Available Amount” means, at any time, an amount equal to, without duplication:
(a)the sum of:
(i)the greater of $260,000,000 and 40% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; plus
(ii)50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2026 to the end of the most recent fiscal quarter for which financial statements have been provided (which amount shall not be less than zero); plus
(iii)the amount of any capital contribution in respect of Qualified Capital Stock or the proceeds of any issuance of Qualified Capital Stock after the Closing Date (other than any amounts (A) constituting an Available Excluded Contribution Amount or a Contribution Indebtedness Amount, (B) received from any Restricted

Subsidiary of Parent or (C) consisting of the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)) received as Cash equity by Parent or any of its Restricted Subsidiaries, plus the fair market value, as reasonably determined by Parent, of Cash Equivalents, marketable securities or other property received by Parent or any Restricted Subsidiary as a capital contribution in respect of Qualified Capital Stock or in return for any issuance of Qualified Capital Stock (other than any amounts (x) constituting an Available Excluded Contribution Amount or a Contribution Indebtedness Amount or (y) received from any Restricted Subsidiary of Parent), in each case, during the period from and including the Closing Date through and including such time; plus
(iv)the aggregate principal amount of any Indebtedness (including any Disqualified Capital Stock) of Parent or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to Parent or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of Parent or any Restricted Subsidiary of Parent that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by Parent) of any assets received by Parent or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the Closing Date through and including such time; plus
(v)the net proceeds received by Parent or any Restricted Subsidiary during the period from and including the Closing Date through and including such time in connection with the Disposition to any Person (other than Parent or any Restricted Subsidiary) of any Investment made pursuant to Section 6.06(r)(i); plus
(vi)to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment (pursuant to the definition thereof), the proceeds received by Parent or any Restricted Subsidiary of Parent during the period from and including the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments and interest payments of loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i); plus
(vii)an amount equal to the sum of (A) the amount of any Investment made by Parent or any Restricted Subsidiary of Parent in any Unrestricted Subsidiary or any other Person (other than any Restricted Subsidiary of Parent) (in an amount not to exceed the original amount of such Investment) that has been re-designated as or has become, as applicable, a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, Parent or any Restricted Subsidiary and (B) an amount equal to the fair market value (as reasonably determined by Parent) of the assets of any Unrestricted Subsidiary or any other Person (other than any Restricted Subsidiary of Parent) that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary) to Parent or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; minus
(b)an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets (as reasonably determined by Parent, but excluding any Contribution Indebtedness Amount) received by Parent or any of its Restricted Subsidiaries after the Closing Date from:
(a)contributions in respect of Qualified Capital Stock of Parent (other than any amount received from any Restricted Subsidiary of Parent), and
(b)the sale of Qualified Capital Stock of Parent (other than (x) to any Restricted Subsidiary of Parent, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)), in each case, designated as an Available Excluded Contribution Amount pursuant to a certificate of a Responsible Officer on or promptly after the date on which the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the Available Amount.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.14.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, settlement services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, settlement, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, credit card payment processing and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.
“Banking Services Obligations” means any and all obligations of any Loan Party, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under any arrangement between Parent or any Restricted Subsidiary of Parent and any Approved Counterparty in connection with Banking Services and that have been designated to the Administrative Agent in writing by the Borrower as being Banking Services Obligations for the purposes of the Loan Documents; it being understood that each counterparty shall be deemed (A)

to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article VIII, Section 9.03 and Section 9.10 and any applicable Intercreditor Agreement as if it were a Lender.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as it has been, or may be, amended, from time to time.
“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)Daily Simple SOFR; or
(b)the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(a)for purposes of clause (a) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(i)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(ii)the spread adjustment (which may be a positive or negative value or zero) for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b)for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;
provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“BHC Act Affiliate” has the meaning assigned to such term in Section 9.24(b).
“Board of Directors” means the board of directors of Parent.
“Bona Fide Debt Fund” means, with respect to any Company Competitor or any Affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than any Disqualified Lending Institution) that is (i) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes and (ii) managed, sponsored or advised by any Person that is controlling, controlled by or under common control with the relevant Company Competitor or Affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Company Competitor or its Affiliates, or the management, control or operation thereof, (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (B) has access to any information (other than information that is publicly available) relating to Parent and/or any entity that forms part of its business (including any of its respective subsidiaries).
“Borrower” has the meaning assigned to such term in the recitals to this Agreement and shall, for the avoidance of doubt, include any Successor Borrower.
“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).
“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and the Borrower.
“Burdensome Agreement” has the meaning assigned to such term in Section 6.05.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Term SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.
“Business Optimization Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA.”
“Capital Lease Obligations” means an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842).”
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding, for the avoidance of doubt, any Indebtedness convertible into or exchangeable for any of the foregoing (including any Permitted Convertible Indebtedness).
“Capital Stock Equivalents” means all securities convertible into or exchangeable for Capital Stock and all warrants, options or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable or exercisable.
“Captive Insurance Subsidiary” means any Restricted Subsidiary of Parent that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash” means (i) money, (ii) currency or (iii) a credit balance in any Deposit Account, in each case determined in accordance with GAAP.
“Cash Equivalents” means, as at any date of determination:
(a)securities issued or fully guaranteed or insured by the federal government of the United States, the United Kingdom, any member state of the European Union or any agency or sponsored entity of the foregoing maturing within 3.1 years of the date of acquisition thereof;
(b)time deposit accounts, certificates of deposit, eurocurrency time deposits, money market deposits and bankers’ acceptances maturing within 3.1 years of the date of acquisition thereof and overnight bank deposits, in each case issued by a bank or trust company organized under the laws of the United States, any state thereof, the District of Columbia, any member state of the European Union, the United Kingdom, any non-U.S. bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, is rated at least “A-2” by S&P, “F-2” by Fitch or “P-2” by Moody’s (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)) or the “R-2” category by the Dominion Bond Rating Service Limited;
(c)shares of any money market fund that (i) has at least 95.0% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (d) through (g) of this definition, (ii) has net assets that exceed $500,000,000 and (iii) is rated at least “A-2” by S&P, “F-2” by Fitch or “P-2” by Moody’s;
(d)repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the United States government or any agency or instrumentality of the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100.0% of the amount of the repurchase obligations;
(e)commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of Parent) with a rating at the time as of which any Investment therein is made of “P-2” (or higher) or “Baa3” (or higher), as applicable, according to Moody’s, “F-2” (or higher) or “BBB-” (or higher), as applicable, according to Fitch or “A-2” (or higher) or “BBB-” (or higher), as applicable, according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)) or in the “R-2” category by the Dominion Bond Rating Service Limited;
(f)direct obligations (or certificates representing an ownership interest in such obligations) of the federal government of the United States, any state of the United States or the District of Columbia, any member state of the European Union or any political subdivision or instrumentality thereof (including any agency or instrumentality thereof) maturing within 3.1 years of the date of acquisition thereof, provided that at the time of acquisition the long-term debt of such state, province or political subdivision is rated, in the case of a state of the United States, one of the two highest ratings from Moody’s, Fitch or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), or the “R-2” category by the Dominion Bond Rating Service Limited;
(g)securities with maturities of 3.1 years or less from the date of acquisition which (or the issuer of which) are rated at least “P-2” (or higher) or “Baa3” (or higher), as applicable, according to Moody’s, “F-2” (or higher) or “BBB-” (or higher), as applicable, according to Fitch, or “A-2” (or higher) or “BBB-” (or higher), as applicable, according to S&P (or such similar equivalent rating);
(h)investments similar to those described in the foregoing clauses (a)  through (g) above that are permitted pursuant to Parent’s investment policy as approved by the board of directors (or committee thereof) of Parent from time to time; and
(i)with respect to any Foreign Subsidiary or investments made in a country outside of the United States: (i) investments of the type and maturity described above of foreign commercial banks, which investments or commercial banks (or the parents of such commercial banks) have comparable credit quality and are customarily used by companies in the jurisdictions of such Foreign Subsidiaries (or in the jurisdiction in which such investment is made) for cash management purposes and (ii) other short-term investments utilized in accordance with normal investment practices for cash management of comparable tenure and credit quality to those described above or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates (or in the country in which such investment is made) for short term cash management purposes.
“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any expropriation, condemnation or other taking (including by any governmental authority) of, any property of Parent or any Restricted Subsidiary. “Casualty Event” shall include but not be limited to any taking of all or any part of any real property of any person or any part thereof, in or by expropriation, condemnation or other eminent domain proceedings pursuant to any requirement of law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of any person or any part thereof by any governmental authority, civil or military, or any settlement in lieu thereof.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holdco” means (a) any direct or indirect Domestic Subsidiary that has no material assets other than the Capital Stock or Indebtedness of one or more CFCs and (b) any direct or indirect Domestic Subsidiary that has no material assets other than the Capital Stock or Indebtedness of one or more Persons of the type described in the immediately preceding clause (a).
“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following events:
(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (in each case other than a Permitted Holder), becomes (including as a result of a merger, consolidation or amalgamation) the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock (other than Disqualified Capital Stock) of Parent (for purposes of this clause (a), such person or group shall be deemed to beneficially own any voting stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate at least a majority of the total voting power of the voting stock of such parent corporation); provided, that any transaction in which Parent becomes a subsidiary of another person will not constitute a Change of Control unless more than 50% of the total voting power of the voting stock (other than Disqualified Capital Stock) of such person is beneficially owned, directly or indirectly, by another person or group; or
(b)the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly (other than by way of merger, consolidation or amalgamation) of all or substantially all the property of Parent and the Restricted Subsidiaries, considered as a whole to a Person (other than a disposition of such property as an entirety or virtually as an entirety to one or more Restricted Subsidiaries), shall have occurred.
Notwithstanding the foregoing: (i) the transfer of assets between or among Parent and its Subsidiaries shall not itself constitute a Change in Control and (ii) a Person or group shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) prior to the consummation of the transactions contemplated by such agreement.
“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.
“Charged Amounts” has the meaning assigned to such term in Section 9.19.
“Class,” when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Revolving Loans, Additional Revolving Loans, or Additional Term Loans of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 9.02(c)(ii), (b) any Commitment, refers to whether such Commitment is an Initial Revolving Credit Commitment, an Additional Revolving Credit Commitment or an Additional Term Loan Commitment of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 9.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class.
“Closing Date” means January 30, 2026, the date on which the conditions specified in Section 4.01 were satisfied (or waived in accordance with Section 9.02).
“Closing Date Transaction Costs” means fees, premiums, expenses and other transaction costs payable or otherwise borne by Parent and/or its subsidiaries in connection with the Closing Date Transactions.

“Closing Date Transactions” means (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the establishment of the Initial Revolving Facility on the Closing Date and (b) the payment of the Closing Date Transaction Costs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means any and all property of any Loan Party, subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.
“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and the terms of any applicable Intercreditor Agreement and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that:
(a)the Administrative Agent shall have received in the case of any Restricted Subsidiary that is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary):
(i)(A) a Joinder Agreement, (B) if the respective Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12 owns or exclusively licenses registrations of U.S. Copyrights that constitute Collateral, a Copyright Security Agreement in substantially the form attached as Exhibit C hereto, (C) a completed Perfection Certificate, (D) Uniform Commercial Code financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request and (E) an executed joinder to any applicable Intercreditor Agreement in substantially the form attached as an exhibit thereto; and
(ii)each item of Collateral that such Restricted Subsidiary is required to deliver under Section 4.02 of the Security Agreement (which, for the avoidance of doubt, shall be delivered within the applicable time period set forth in Section 5.12(a)); and
(b)[reserved].
“Collateral Documents” means, collectively, (i) the Security Agreement, (ii) each Copyright Security Agreement, (iii) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement,” (iv) the Perfection Certificate (including any Perfection Certificate delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”) and (v) each of the other instruments and documents pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations.
“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Parent or any of its subsidiaries in the ordinary course of business of such Person.
“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Revolving Credit Commitment and Additional Commitment, as applicable, in effect as of such time.
“Commitment Fee Rate” means, on any date (a) with respect to the Initial Revolving Credit Commitments, the applicable rate per annum set forth in the definition of “Applicable Rate” and (b) with respect to Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.
“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Company Competitor” means any competitor of Parent and/or any of its subsidiaries.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.
“Confidential Information” has the meaning assigned to such term in Section 9.13.
“Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated Adjusted EBITDA” means, with respect to any Person on a consolidated basis for any period, the sum of:
(a)Consolidated Net Income for such period; plus
(b)the following, without duplication, to the extent deducted in calculating Consolidated Net Income for such period (other than clause (b)(xiv) below):
(i)Consolidated Interest Expense for such period;
(ii)the amortization expense of Parent and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP;
(iii)the depreciation expense of Parent and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP;

(iv)the tax expense of Parent and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP;
(v)(A) non-recurring items, exceptional, extraordinary, unusual or infrequent charges, lost revenue or expenses, severance, relocation costs or expenses, other business optimization expenses (including costs and expenses relating to business optimization programs), new systems design and implementation costs, project start-up costs, restructuring charges or reserve and costs related to the closure and/or consolidation of facilities and (B) any expenses, losses or charges arising from or relating to any business interruption or other business downturn solely to the extent such interruption or downturn arises out of any disaster, epidemic or pandemic, any other similar business disruption that is outside the control of Parent or the Borrower, and/or any government, regulatory or industry response thereto;
(vi)to the extent covered by insurance and actually reimbursed or, so long as Parent has made a good faith determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to Casualty Events or business interruption;
(vii)the aggregate amount of all other non-cash Charges reducing Consolidated Net Income (excluding any non-cash Charge that results in an accrual of a reserve for cash charges in any future period) for such period, including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes and including non-cash Charges related to share-based compensation (provided that to the extent that any such non-cash Charge represents an accrual or reserve for any potential cash item in any future period, (A) such Person may elect not to add back such non-cash Charge in the current period and (B) to the extent such Person elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent);
(viii)the amount of net income (loss) attributable to non-controlling interests deducted (and not added back) in computing Consolidated Net Income;
(ix)all losses (and minus all gains) resulting from any change in fair value of Mortgage Servicing Rights due to (i) collection/realization of cash flows in respect of Mortgage Servicing Rights and (ii) changes in model inputs and assumptions;
(x)any earn-out and contingent consideration obligation (including to the extent accounted for as a bonus, compensation or otherwise) incurred in connection with any acquisition and/or other Investment permitted under Section 6.06 which is paid or accrued during such period and in connection with any similar acquisition or other Investment completed prior to the Closing Date and, in each case, adjustments thereof;
(xi)any Charge or deduction that is associated with any Restricted Subsidiary and attributable to any non-controlling interest and/or minority interest of any third party;
(xii)any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating improvements and/or expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any integration, operating improvement, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility opening and/or pre-opening, including the following: any inventory optimization program and/or any curtailment, any business optimization Charge, any Charge relating to the destruction of equipment, any restructuring and integration Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure, consolidation or relocation of any facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any Charge relating to entry into a new market, any Charge relating to any strategic initiative, any signing Charge, any Charge relating to any retention or completion bonus, any expansion and/or relocation Charge, any Charge associated with any modification to any pension and post-retirement employee benefit plan, any software or intellectual property development Charge, any Charge associated with new systems design, any implementation Charge, any project startup Charge, any Charge in connection with new operations, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge, or any corporate development Charge and/or any Charge incurred in connection with non-recurring product development;
(xiii)(A) any Charge incurred or accrued in connection with any single or one-time event, including, without limitation, (x) in connection with the opening, consolidation, closing or reconfiguration of any facility, (y) litigation or other legal matters (including actual or prospective legal settlements, fines, judgments or orders) and/or Charges arising from insurance claims and settlements and/or (z) any one-time consulting cost and (B) Charges related to any actual, proposed or contemplated issuance or registration (actual or proposed) of Capital Stock or any Investment, acquisition (including costs and expenses in connection with the de-listing of public targets), disposition, dividend, recapitalization, Restricted Payment or the incurrence, repayment or registration (actual or proposed) of the Obligations hereunder and any other Indebtedness (including any amendment, modification, restructuring or refinancing thereof) (in each case, whether or not consummated or successful); and
(xiv)the full pro forma “run rate” expected cost savings, operating expense reductions, operational improvements, business optimization, restructurings, and/or synergies (collectively, “Run-Rate Synergies”) (net of actual amounts realized) that are factually supportable (in the good faith (and sole) determination of Parent) related to any asset sale, merger, acquisition or other business combination, Investment, Disposition, operating improvement, expense reduction, restructuring, initiative, and/or any action similar to any of the foregoing (including the entry into or renegotiation of, or in respect of which binding commitments have been entered for, any contract and/or other arrangement) and/or specified transaction (each, a “Business Optimization Initiative”), in each case, consummated or implemented prior to, on or after the Closing Date; provided that, the relevant Business Optimization Initiative resulting in (or substantial steps toward the relevant Business Optimization Initiative that would result in) such Run-Rate Synergies (x) must either be taken or expected to be taken in the good faith (and sole) determination of Parent) within 24 months following the applicable date of determination and (y) the amounts added back in any four Fiscal Quarter period in reliance on this clause (xiv) shall not exceed 25% of Consolidated Adjusted EBITDA (calculated after giving effect to such addbacks); minus

(c)(i) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual or other recording of revenue or recording of receivables in the ordinary course of business) for such period, (ii) non-recurring, unusual or infrequent gains increasing Consolidated Net Income for such period, (iii) interest income and (iv) the fair value of Mortgage Servicing Rights capitalized by Parent and its Restricted Subsidiaries during such period;
provided that Consolidated Adjusted EBITDA shall exclude (A) earnings or losses resulting from any reappraisal, revaluation or write-up or write-down of assets and (B) any gain or loss relating to cancellation or extinguishment of Indebtedness.
Notwithstanding the foregoing clause (a) and (b), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Adjusted EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of the total consolidated interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:
(a)imputed interest on Capital Lease Obligations of Parent and its Restricted Subsidiaries for such period;
(b)commissions, discounts and other fees and charges owed by Parent or any of its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;
(c)amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Parent or any of its Restricted Subsidiaries during such period;
(d)all interest paid or payable with respect to discontinued operations of Parent or any of its Restricted Subsidiaries for such period;
(e)the interest portion of any deferred payment obligations of Parent or any of its Restricted Subsidiaries for such period; and
(f)any net losses or obligations arising from any Hedge Agreement and/or other derivative financial instrument issued by such Person for the benefit of such Person or its subsidiaries, in each case solely to the extent hedging interest rates in respect of Indebtedness for borrowed money.
“Consolidated Net Income” means, in respect of any period and as determined for any Person (the “Subject Person”) on a consolidated basis, an amount equal to the sum of net income

(loss), determined in accordance with GAAP of such Subject Person and its Restricted Subsidiaries, but excluding:
(a)any net income (loss) of any person (other than the Subject Person) if such person is not a Restricted Subsidiary of the Subject Person, except that,
(i)subject to the exclusion contained in clause (c) below, equity of Parent and its consolidated Restricted Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to Parent or a Restricted Subsidiary of Parent as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below), and
(ii)equity of Parent and its consolidated Restricted Subsidiaries in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income,
(b)any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to a prohibition, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to Parent, to the extent of such prohibition, except that:
(i)subject to the exclusion contained in clause (c) below, equity of Parent and its consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to Parent or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (b)), and
(ii)equity of Parent and its consolidated Restricted Subsidiaries in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,
(c)any gain or loss realized upon the sale or other disposition of any property of Parent or any of its Restricted Subsidiaries (including pursuant to any Sale and Lease-Back Transaction) that is not sold or otherwise disposed of in the ordinary course of business (provided that sales or other dispositions of assets in connection with any permitted receivables facility shall be deemed to be in the ordinary course),
(d)any extraordinary gain or loss, any non-recurring or unusual item, and any charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order,
(e)the cumulative effect of a change in accounting principles,
(f)any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of Parent or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holders only for Qualified Capital Stock of Parent,

(g)any unrealized gain or loss resulting in such period from (x) Hedging Obligations (other than any unrealized gains or losses resulting from foreign currency re-measurement hedging activities) to the extent hedging interest rates in respect of Indebtedness for borrowed money and (y) Hedging Obligations that are not subject to hedge accounting (as defined within Accounting Standards Codification Topic 815),
(h)premiums, fees, discounts, expenses and losses payable by Parent or any of its Restricted Subsidiaries in such period in connection with any redemption or tender offer of Indebtedness permitted hereunder, any acquisition, disposition, Investment, repayment of Indebtedness, issuance of Capital Stock or Capital Stock Equivalents, financing, recapitalization or the incurrence of Indebtedness permitted hereunder,
(i)the effects of adjustments in the property, plant and equipment, inventories, goodwill, intangible assets and debt line items in Parent’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any acquisition or the amortization or write-off of any amounts thereof, net of taxes, and
(j)any net gain or Charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of Parent, any gain or Charge relating to any asset, property or operation held for sale or pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of such Person, any gain or Charge relating to assets or properties held for sale or pending the divestiture or termination thereof) and/or (iii) any facility that has been closed during such period.
Notwithstanding the foregoing, for purposes of Section 6.04 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of property from Unrestricted Subsidiaries to Parent or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments or Restricted Debt Payments permitted under such section pursuant to the definition of “Available Amount.”
“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that (a) is secured by a Lien on the Collateral and (b) without duplication, consists of Capital Lease Obligations and/or purchase money Indebtedness, in each case, that is secured by a Lien on the Collateral.
“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.
“Consolidated Total Debt” means, as to any Person at any date of determination, in each case, to the extent constituting Indebtedness, the aggregate principal amount of (a) all Indebtedness for borrowed money (including LC Disbursements that have not been reimbursed within three Business Days and the outstanding principal balance of all Indebtedness for borrowed money of such Person represented by notes, bonds and similar instruments and excluding, for the avoidance of doubt, undrawn letters of credit), (b) Capital Lease Obligations and purchase money Indebtedness (but excluding, for the avoidance of doubt, lease payments under operating leases), as such amount may be adjusted to reflect the effect (as determined by Parent in good faith) of any Hedge Agreement entered into in respect of the currency exchange risk relating to such debt for borrowed money, calculated on a mark-to-market basis, (c) earn-out obligations, holdback payments and other deferred purchase price obligations and (d) any Excess Amount; provided that “Consolidated Total Debt” shall be calculated excluding (i) any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, (ii) any obligation, liability or indebtedness under any intercompany obligation, liability or indebtedness among any of Parent and/or the Restricted Subsidiaries, (iii) any Indebtedness in respect of any Banking Services, (iv) earn-outs, holdbacks and other deferred purchase price obligations (in each case only to the extent such amounts do not remain past due for more than five (5) business days following the due date thereof) (unless being properly contested in good faith, in which case such obligation shall not constitute Consolidated Total Debt for so long as such obligation continues to be properly contested), (v) working capital and similar purchase price adjustments in connection with acquisitions and other Investments, (vi) accruals for payroll and other non-interest bearing liabilities incurred in the ordinary course of business, (vii) royalty payments made in the ordinary course of business in respect of licenses, (viii) any Indebtedness the proceeds of which are held in Escrow, (ix) deferred revenue, deferred rent obligations and deferred tax liabilities and (x) any Warehouse/Securitization Indebtedness (other than Excess Amounts).
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Contribution Indebtedness Amount” has the meaning assigned to such term in Section 6.01(r).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright laws, whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.
“Copyright Security Agreement” means any agreement, or a supplement thereto, executed on or after the Closing Date confirming or effecting the grant of any Lien on registered U.S. Copyrights owned or exclusively licensed by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the Security Agreement, including a Copyright Security Agreement substantially in the form of Exhibit C hereto.
“Covered Entity” has the meaning assigned to such term in Section 9.24(b).
“Covered Party” has the meaning assigned to such term in Section 9.24(a).
“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by Parent, any of its Restricted Subsidiaries or any Warehouse/Securitization Entity for the purpose of providing credit support (that is Customary) with respect to any Warehouse/Securitization Indebtedness; provided that no Credit

Enhancement Agreement shall be in the form of a fully-recourse payment or performance guarantee of a Loan Party.
“Credit Extension” means each of (i) the making of a Revolving Loan (other than any Letter of Credit Reimbursement Loan) or (ii) the issuance, amendment, modification or extension of any Letter of Credit (other than any such amendment, modification or extension that does not increase the Stated Amount of the relevant Letter of Credit).
“Credit Facilities” means the Revolving Facility and any Term Facility.
“Cure Period” has the meaning set forth in Section 7.01.
“Customary” means that in the good faith judgment of Parent’s senior management, (a) the terms are customary in the market or (b) such terms are not customary but are not materially worse for the Lenders than customary terms.
“Customary Bridge Loans” means customary bridge loans (other than investment grade-style 364 day bridge loans) with a maturity date of not longer than one year which automatically (or subject to customary conditions) converts or exchanges for long term Indebtedness upon maturity; provided that (a) any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces such bridge loans shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of any then-existing Revolving Loans and (b) the final maturity date of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces such bridge loans is not earlier than the Latest Revolving Credit Maturity Date on the date of the issuance or incurrence thereof.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion after giving due consideration to any evolving or then-prevailing market convention for establishing such a convention.
“Debt FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of any Indebtedness of the type described in the definition of “Consolidated Total Debt.”
“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.
“Default Right” has the meaning assigned to such term in Section 9.24(a).
“Defaulting Lender” means any Person that has (a) defaulted in (or is otherwise unable to perform) its obligations under this Agreement, including its obligations (x) to make a Loan within two Business Days of the date required to be made by it hereunder or (y) to fund its participation in a Letter of Credit required to be funded by it hereunder within two Business Days of the date such obligation arose or such Loan or Letter of Credit was required to be made or funded, unless, in the case of subclause (x) above, such Person notifies the Administrative Agent in writing that such failure is the result of such Person’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Administrative Agent, any Issuing Bank or the Borrower in writing that it does not intend to satisfy or perform any such obligation or has made a public statement to the effect that it does not intend to comply with its funding or other obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within two Business Days after the request of the Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Person shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e) (i) become (or any parent company thereof has become) either the subject of (A) a bankruptcy or insolvency proceeding or (B) a Bail-In Action, (ii) has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or (iii) has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Person subject to this clause (e), the Borrower and the Administrative Agent have each determined that such Person intends, and has all approvals required to enable it (in form and substance satisfactory to the Borrower and the Administrative Agent), to continue to perform its obligations hereunder; provided that no Person shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided, further that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Person is a party.
“Delivery Period” has the meaning set forth in Section 5.11.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of Parent or its subsidiaries shall be a Derivative Transaction.
“Designated Non-Cash Consideration” means the fair market value (as determined by Parent in good faith) of non-Cash consideration received by Parent or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) and/or Section 6.08 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of Parent, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).
“Disposition” or “Dispose” means the sale, lease, sublease or other disposition of any property of any Person (excluding, for the avoidance of doubt, any issuance or sale of Capital Stock of Parent).
“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to the date that is 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to the date that is 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control, a public offering of Capital Stock, a liquidity event or any Disposition occurring prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if the documentation governing such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions unless (1) the relevant redemption is permitted by the terms of this Agreement or (2) the Termination Date has occurred.
Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of Parent or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of Parent (or any subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.
“Disqualified Institution” means:
(a)(i) any Person identified in writing to the Arrangers (if on or prior to the Closing Date) or to the Administrative Agent and consented to by the Administrative Agent (if after the Closing Date) (such consent not to be unreasonably withheld, conditioned or delayed), (ii) any Affiliate of any Person described in clause (i) above that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name and (iii) any other Affiliate of any Person described in clauses (i), and/or (ii) above that is identified in a written notice to the Arrangers (if prior to the Closing Date) or the Administrative Agent (if after the Closing Date) (each such person described in clauses (i) through (iii) above, a “Disqualified Lending Institution”); and
(b)(i) any Person that is or becomes a Company Competitor and/or any Affiliate of any Company Competitor (other than any Affiliate that is a Bona Fide Debt Fund) and is identified as such in writing to the Arrangers (if prior to the Closing Date) or the Administrative Agent (if after the Closing Date), (ii) any Affiliate of any Person described in clause (i) above (other than any Affiliate that is a Bona Fide Debt Fund) that is reasonably identifiable as an Affiliate of such person on the basis of such Affiliate’s name and (iii) any other Affiliate of any Person described in clauses (i) and/or (ii) above that is identified in a written notice to the Arrangers (if prior to the Closing Date) or to the Administrative Agent (if after the Closing Date) (it being understood and agreed that no Bona Fide Debt Fund may be designated as a Disqualified Institution pursuant to this clause (iii));
it being understood and agreed that no written notice delivered pursuant to clauses (a)(iii), (b)(i) and/or (b)(iii) above shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in any Loans.
“Disqualified Lending Institution” has the meaning assigned to such term in the definition of “Disqualified Institution.”
“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).
“Disregarded Domestic Person” means any direct or indirect Domestic Subsidiary that (a) is not a CFC Holdco, (b) is treated as a disregarded entity for U.S. federal income tax purposes and (c) holds (directly or through another Disregarded Domestic Person) equity in one or more Foreign Subsidiaries that are CFCs.
“Dollars” or “$” refers to lawful money of the U.S.
“Domestic Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any arrangement, commitment, structuring, underwriting, ticking, unused line and/or amendment fee (regardless of whether any such fee is paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by the Borrower generally to all relevant lenders ratably; provided, however, that (A) to the extent that Term SOFR (with an Interest Period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is less than any floor in respect of which the Effective Yield is being calculated on the date on which the Effective Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that Term SOFR (for a period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is greater than any applicable floor on the date on which the Effective Yield is determined, the floor will be disregarded in calculating the Effective Yield.
“Eligible Assignee” means (a) any Lender, (b) any commercial bank or financial institution, (c) any Affiliate of any Lender and (d) any Approved Fund of any Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, (iii) any Disqualified Institution or (iv) Parent or any of its Affiliates.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.
“Environmental Laws” means any and all current or future applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to Parent or any of its Restricted Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with Parent or any Restricted Subsidiary and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Parent or any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of Parent or any Restricted Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by Parent or any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on Parent or any Restricted Subsidiary or any ERISA Affiliate, notification of Parent or any Restricted Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA or is in “reorganization” within the meaning of Section 4241 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by Parent or any Restricted Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent or any Restricted Subsidiary or any ERISA Affiliate, with respect to the termination of any Pension Plan; or (g) the conditions for imposition of a Lien under Section 303(k) of ERISA have been met with respect to any Pension Plan.
“Erroneous Payment” has the meaning assigned to such term in Section 8.14.
“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 8.14.
“Escrow” has the meaning set forth in the definition of “Indebtedness”.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Amount” has the meaning set forth in the definition of “Warehouse/Securitization Indebtedness”.
“Excess Spread Sale” means any sale in the ordinary course of business and for fair market value of any excess servicing fee spread under any Mortgage Servicing Right.
“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.
“Excluded Assets” means each of the following:
(a)any lease, license, contract or agreement or any property or asset subject to an agreement binding on and relating to such property or asset on the Closing Date (or, if later, at the time of its acquisition and not entered into in contemplation of such acquisition (other than in the case of Capital Lease Obligations and purchase money financings)), to the extent the grant or perfection of a security interest in which would (i) violate or invalidate (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law) such lease, license, contract or agreement, or (ii) create a right of termination or acceleration in favor of any party to such lease, license, contract or agreement (other than Parent or an Affiliate thereof) or otherwise require consent (other than consent of Parent or any of its Restricted Subsidiaries; it being understood and agreed that no Loan Party shall have any obligation to obtain any such consent)) thereunder (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation, invalidation, consent requirement or termination or acceleration right,
(b)the Capital Stock of (i) any Captive Insurance Subsidiary, (ii) any Unrestricted Subsidiary, (iii) any not-for-profit subsidiary, (iv) any Immaterial Subsidiary (other than an Immaterial Subsidiary that is a Loan Party), (v) any special purpose entity used for any Warehouse/Securitization Indebtedness or receivables facility or financing (including any Warehouse/Securitization Entity) and/or (vi) ZGM Holdco II, LLC and/or any of its subsidiaries,
(c)any Trademark application filed on the basis of the applicant’s intent-to-use such Trademark unless and until evidence of use of the Trademark has been filed with, and accepted by, the United States Patent and Trademark Office, pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C.  §1051, et seq.), only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such Trademark application or the resulting Trademark registration under applicable federal law,
(d)any asset (including any Capital Stock), the grant or perfection of a security interest in which would (i) be prohibited or restricted under applicable Requirements of Law (including, without limitation, rules and regulations of any Governmental Authority) or (ii) require any governmental, regulatory or other third-party consent, approval, license or authorization (to the extent such consent, approval, license or authorization was not obtained; it being understood and agreed that no Loan Party shall have any obligation to obtain any such consent, approval, license or authorization), except to the extent such requirement or prohibition would be rendered ineffective under the UCC or other applicable Requirements of Law notwithstanding such requirement or prohibition; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clauses

(d)(i) or (d)(ii) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant requirement or prohibition or (iii) would be reasonably likely to result in adverse tax consequences to Parent or any of its subsidiaries, as reasonably determined by Parent in good faith,
(e)(i) any leasehold Real Estate Asset, (ii) except to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement, any other leasehold interest, and (iii) any owned Real Estate Asset,
(f)the Capital Stock of any Person that is not a Wholly-Owned Subsidiary of Parent,
(g)any Margin Stock,
(h)the Capital Stock of any Foreign Subsidiary, CFC Holdco and/or Disregarded Domestic Person, in each case (x) in excess of 65% of the issued and outstanding voting Capital Stock and 100% of the non-voting Capital Stock of any such Person or (y) to the extent such Person is not a first-tier subsidiary of any Loan Party,
(i)(i) the Capital Stock or Indebtedness of any Foreign Subsidiary of a Disregarded Domestic Person that is a CFC and (ii) any assets of any CFC or CFC Holdco,
(j)(i) motor vehicles, airplanes, vessels and other assets subject to certificates of title where perfection cannot be obtained by filing a UCC-1 financing statement; (ii) Letter-of-Credit Rights (other than to the extent consisting of a supporting obligation or that can be perfected by the filing of a UCC-1 financing statement) and (iii) Commercial Tort Claims with a value (as reasonably estimated by the Borrower) of less than $10,000,000,
(k)any governmental licenses or state or local franchises, charters and authorizations to the extent a security interest is prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the UCC or any other applicable Requrement of Law) (it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (k) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant violation or invalidation);
(l)any lease, license, contract, other agreement or document or any assets subject to any purchase money security interest, Capital Lease Obligation or similar arrangement, in each case, that is permitted or otherwise not prohibited by the terms of this Agreement and to the extent the grant of a security interest therein would violate or invalidate such lease, license, contract, other agreement or document or purchase money or similar arrangement or Capital Lease Obligation, require the consent of any third party (unless such consent has been received, it being understood and agreed that the Loan Parties shall have no obligation to obtain such consent) or create a right of termination in favor of any other party thereto (other than Parent or any Restricted Subsidiary of Parent) after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable Requirement of Law; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (l) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant violation or invalidation,

(m)deposit and securities accounts used solely as (i) segregated payroll, healthcare and other employee wage and benefit accounts, (ii) segregated tax accounts (including, without limitation, sales tax accounts) and (iii) an escrow, trust, defeasance, redemption, fiduciary, trust and/or cash collateral account, in each case with respect to this clause (iii), that is held for the benefit of a Person that is not Parent or an Affiliate thereof (excluding any employee thereof) (and, in each case with respect to clauses (i) through (iii), the funds or other property held therein or maintained for such purposes), and
(n)any asset with respect to which the Administrative Agent and the Borrower have reasonably determined in writing that the cost, burden, difficulty or consequence (including any effect on the ability of Parent and its subsidiaries to conduct their operations and business in the ordinary course of business and including the cost of title insurance, surveys or flood insurance (if necessary)) of obtaining or perfecting a security interest therein outweighs, or is excessive in light of, the practical benefit of a security interest to the relevant Secured Parties afforded thereby.
“Excluded Subsidiary” means:
(a)any Restricted Subsidiary that is not a Wholly-Owned Subsidiary,
(b)any Immaterial Subsidiary,
(c)any Restricted Subsidiary (i) that is prohibited or restricted from providing a Loan Guaranty by (A) any Requirement of Law or (B) any Contractual Obligation that exists on the Closing Date or at the time such Restricted Subsidiary becomes a subsidiary (which Contractual Obligation was not entered into in contemplation of such Restricted Subsidiary becoming a subsidiary (including pursuant to assumed Indebtedness)), (ii) that would require a governmental (including regulatory) or third party consent, approval, license or authorization (to the extent such consent, approval, license or authorization was not obtained; it being understood and agreed that no Loan Party shall have any obligation to obtain any such authorization) (including any regulatory consent, approval, license or authorization) to provide a Loan Guaranty (in each case, at the time such Restricted Subsidiary became a subsidiary) or (iii) with respect to which the provision of a Loan Guaranty would reasonably be expected to result in adverse tax consequences (that are not de minimis) to Parent or its subsidiaries as reasonably determined by Parent,
(d)any not-for-profit subsidiary,
(e)any Captive Insurance Subsidiary,
(f)(i) any special purpose entity used for any Warehouse/Securitization Indebtedness or receivables facility or financing (including any Warehouse/Securitization Entity) and (ii) ZGM Holdco II, LLC and each of its subsidiaries,
(g)any Foreign Subsidiary,
(h)(i) any CFC Holdco and/or (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary that is a CFC,
(i)any Unrestricted Subsidiary,
(j)any Restricted Subsidiary acquired by Parent or any Restricted Subsidiary that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such subsidiary from providing a Loan Guaranty (which prohibition was not implemented in contemplation of such Restricted Subsidiary becoming a subsidiary in order to avoid the requirement of providing a Loan Guaranty),
(k)any broker-dealer subsidiary of Parent or subsidiary of Parent that is an investment company under the Investment Company Act of 1940 (or would be such an investment company if it were to become a Guarantor),
(l)any subsidiary of Parent that is a regulated entity subject to net worth or capital or similar capital and surplus restrictions that would be subject to increased minimum capital requirements if it were to become a Guarantor, and/or
(m)any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing a Loan Guaranty outweighs, or would be excessive in light of, the practical benefits afforded thereby;
provided, that (i) in no event shall the Borrower, MFTB or any other Subsidiary of the Parent that directly or indirectly owns Capital Stock in the Borrower or MFTB constitute an Excluded Subsidiary and (ii) the subsidiaries of Parent as of the Closing Date that are not subsidiaries of ZGM Holdco II, LLC will not constitute an Excluded Subsidiary solely as a result of such subsidiary subsequently becoming a subsidiary of ZGM Holdco II, LLC unless such transfer is made for a bona fide business purpose (it being understood that becoming an Excluded Subsidiary shall not be a bona fide business purpose).
“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Loan Guaranty and any other “keepwell,” support or other agreement for the benefit of such Loan Guarantor) at the time the Loan Guaranty of such Loan Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation or (b) in the case of any Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee provided by (or grant of such security interest by, as applicable) such Loan Guarantor becomes or would become effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Taxes imposed on (or measured by) such recipient’s net or overall gross income, franchise or branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender (other than a Lender that became a Lender pursuant to an assignment under Section 2.19) with respect to an applicable interest in a Loan or Commitment pursuant to a Requirement of Law in effect on the date on which such Lender (i) acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires its interest in such Loan or (ii) designates a new lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Tax were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it designated a new lending office, (c) any Tax imposed as a result of a failure by the Administrative Agent, such Lender or any Issuing Bank to comply with Sections 2.17(f) or (j) and (d) any Tax under FATCA.
“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.01(b).
“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a).
“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a).
“Extension” has the meaning assigned to such term in Section 2.23(a).
“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (to the extent required by Section 2.23) and the Borrower executed by each of (a) the Borrower and the other Loan Parties, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.
“Extension Offer” has the meaning assigned to such term in Section 2.23(a).
“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles V and VI, hereof owned, leased, operated or used by Parent or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.
“Fannie Mae” means the Federal National Mortgage Association or any successor.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements implementing any of the foregoing and any treaty, law, regulation or other official guidance issued under or with respect to any of the foregoing.
“FCPA” has the meaning assigned to such term in Section 3.17(c).
“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that, if the Federal Funds Effective Rate is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of January 2, 2026, by and between Parent and GS, in its capacities as Administrative Agent and an Arranger.
“Financeable Assets” means (a) Receivables, (b) Residual Interests, (c) Servicing Advances, (d) Securitization Assets, (e) REO Assets, and (f) to the extent not otherwise included, any assets related thereto that are of the type transferred in connection with securitization or financing transactions involving assets such as, or similar to, such Receivables, Residual Interests, Servicing Advances, Securitization Assets, or REO Assets, as the case may be, including, but not limited to, related Securitization Securities, mortgage related securities and derivatives, other mortgage related receivables, accounts receivables, consumer receivables or other similar assets, interests in any of the foregoing and any collections or proceeds of any of the foregoing.
“Financial Covenant Standstill” has the meaning assigned to such term in Section 7.01(c).
“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit E hereto, with (i) any immaterial changes (as determined in the Administrative Agent’s sole discretion) thereto as the Borrower and the Administrative Agent may agree in their respective reasonable discretion and/or (ii) any material changes thereto as the Borrower and the Administrative Agent may agree in their respective reasonable discretion, which material changes are posted for review by the Lenders and deemed acceptable if the Required Lenders have not objected thereto within three Business Days following the date on which such changes are posted for review.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to any applicable Intercreditor Agreement, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Parent ending December 31 of each calendar year.
“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.
“Fixed Amount” has the meaning assigned to such term in Section 1.10(c).
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR.
“Foreign Lender” means any Lender or Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the U.S.
“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor.
“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, municipal, national, supra-national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the U.S., a foreign government or any political subdivision thereof.
“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Granting Lender” has the meaning assigned to such term in Section 9.05(e).
“GS” means Goldman Sachs Bank USA.
“GSE” means a government sponsored enterprise of the United States of America, including, but not limited to, Fannie Mae, Freddie Mac, Government National Mortgage Association, any Federal Home Loan Bank, and any public or privately owned successor entity to any of the foregoing.
“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated under any Environmental Law or by any Governmental Authority or which poses a hazard to the Environment or to human health and safety, including without limitation, petroleum and petroleum by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, medical waste and pharmaceutical waste.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.
“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.
“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.
“Immaterial Subsidiary” means, on any date of determination, any Restricted Subsidiary of Parent that (i) has total assets of less than 5.0% of the Consolidated Total Assets of Parent and its Restricted Subsidiaries calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period or (ii) generates less than 5.0% of consolidated revenues of Parent and its Restricted Subsidiaries calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period; provided that Immaterial Subsidiaries shall not, in the aggregate, (x) have total assets in excess of 10.0% of the Consolidated Total Assets of Parent and its Restricted Subsidiaries calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period or (y) generate more than 10.0% of consolidated revenue of Parent and its Restricted Subsidiaries calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period.
“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Incremental Cap” means (a) $250,000,000 minus (b) the aggregate outstanding principal amount of all Incremental Facilities and/or Incremental Equivalent Debt incurred or issued after the Closing Date.
“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loan.
“Incremental Equivalent Debt” means Indebtedness in the form of pari passu senior secured or unsecured notes or loans or junior secured or unsecured notes or loans and/or commitments in respect of any of the foregoing issued, incurred or implemented in lieu of loans under an Incremental Facility; provided, that:
(a)the aggregate outstanding principal amount thereof shall not exceed the Incremental Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination),

(b)no Event of Default (subject to Section 1.10(a) and (b)) shall exist immediately prior to or after giving effect to the incurrence or implementation thereof; provided that notwithstanding the foregoing, in the case of any such Indebtedness incurred or implemented in connection with any acquisition, Investment or irrevocable payment or redemption of Indebtedness, the condition set forth in this clause (b) shall require only that no Event of Default under Section 7.01(a), (f) or (g) exist immediately prior to giving effect to such Indebtedness,
(c)[reserved],
(d)the final maturity date with respect to such notes or loans (other than Customary Bridge Loans) is no earlier than the then-existing Latest Maturity Date,
(e)subject to clause (d), such Indebtedness may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Equivalent Debt; provided that any such Incremental Equivalent Debt shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of any then-existing Loans,
(f)the Effective Yield (and the components thereof) applicable to any such Indebtedness shall be determined by the Borrower and the lender or lenders providing such Indebtedness,
(g)[reserved],
(h)if such Indebtedness is (i) secured by the Collateral on a pari passu basis with the Secured Obligations that are secured on a first lien basis, (ii) secured by the Collateral on a junior basis as compared to the Secured Obligations that are secured on a first lien basis or (iii) unsecured and subordinated to the Obligations, then the holders of such Indebtedness shall be party to an Acceptable Intercreditor Agreement,
(i)no such Indebtedness may be (A) issued or guaranteed by any subsidiary of Parent which is not a Loan Party (it being understood and agreed that the obligations of any Person with respect to any Escrow arrangement into which the proceeds of such Indebtedness are deposited shall not constitute a guarantee by any subsidiary that is not a Loan Party) or (B) secured by any asset that does not constitute Collateral; it being understood that any such Indebtedness that is funded into Escrow pursuant to customary (in the good faith determination of the Borrower) escrow arrangements may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until the date on which such funds are released from Escrow, and
(j)except as otherwise required or permitted by this definition (including with respect to margin, pricing, maturity and fees), all other terms of such Indebtedness shall be as agreed by the Borrower and the lenders, holders or investors providing such Indebtedness; provided that, if the terms applicable to such Indebtedness are not consistent with the terms of the outstanding Initial Revolving Loans, such terms shall not be materially more restrictive to Parent and its Restricted Subsidiaries (as mutually determined by the Borrower), when taken as a whole, than the terms applicable to the Initial Revolving Loans (except to the extent such terms (x) are conformed (or added) in this Agreement for the benefit of the Lenders hereunder pursuant to an amendment hereto subject solely to the reasonable satisfaction of the Administrative Agent, (y) are applicable solely to periods after the then-existing Latest Maturity Date or (z) are current market terms for such type of indebtedness).
“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Borrower executed by each of (a) the Borrower, (b) if applicable, the Administrative Agent, (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22 and (d) solely in the case of any Incremental Commitment to add an Incremental Term Facility, any Lender party hereto immediately prior to such Incremental Facility Amendment whose consent is necessary pursuant to Section 9.02 to make any amendments or waivers to this Agreement necessary in connection with the incurrence of such Incremental Term Facility.
“Incremental Lender” has the meaning assigned to such term in Section 2.22(b).
“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).
“Incremental Revolving Credit Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Revolving Facility.
“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22(a).
“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.
“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a).
“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).
“Incremental Term Loans” has the meaning assigned to such term in Section 2.22(a).
“Incurrence-Based Amount” has the meaning assigned to such term in Section 1.10(c).
“Indebtedness” as applied to any Person means, without duplication:
(a)all indebtedness for borrowed money;
(b)that portion of Capital Lease Obligations to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(c)all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(d)any obligation owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within five (5) Business Days after becoming due and payable (unless being properly contested in good faith, in which case such obligation shall not constitute Indebtedness for so long as such obligation continues to be properly contested), (ii) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (iii) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;
(e)all Indebtedness of others secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby have been assumed by such Person or is non-recourse to the credit of such Person;
(f)the available balance of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;
(g)the Guarantee by such Person of the Indebtedness of another;
(h)all obligations of such Person in respect of any Disqualified Capital Stock; and
(i)all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;
provided that (i) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Total Net Leverage Ratio, the Secured Net Leverage Ratio or any other financial ratio under this Agreement, (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith and (iii) the term “Indebtedness” shall exclude (A) intercompany loans and/or advances arising from cash management, tax and accounting operations, (B) intercompany loans and/or advances made in the ordinary course of business that have a term that does not exceed 364 days, (C) accelerated share repurchase transactions otherwise permitted under Section 6.04 and Permitted Call Spread Transactions and (D) Excess Spread Sales and liabilities, loan loss reserves and/or deferred taxes arising from capitalized excess service fees.
For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, (A) except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards

No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement) and (ii) exclude (A) obligations incurred in connection with the consummation of any transaction solely to the extent the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available to such Person, (B) prepaid or deferred revenue and (C) obligations that constitute “Indebtedness” solely by virtue of a pledge of an Investment (without an accompanying guaranty) in any Unrestricted Subsidiary.
“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Initial Revolving Credit Commitment” means, with respect to any Person, the commitment of such Person to make Initial Revolving Loans (and acquire participations in Letters of Credit) hereunder as set forth on Schedule 1.01(a), or in the Assignment Agreement pursuant to which such Person assumed its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased pursuant to Section 2.22. The aggregate amount of the Initial Revolving Credit Commitments as of the Closing Date is $500,000,000.
“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, in each case, attributable to its Initial Revolving Credit Commitment.
“Initial Revolving Credit Maturity Date” means the date that is five years after the Closing Date.
“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.
“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.
“Initial Revolving Loan” means any revolving loan made by the Initial Revolving Lenders to the Borrower pursuant to Section 2.01(a).
“Intercompany Note” means the subordinated promissory note, dated as of the Closing Date, evidencing Indebtedness owed among the Loan Parties and their Restricted Subsidiaries.
“Intercreditor Agreement” means any Acceptable Intercreditor Agreement.

“Interest Election Request” means a request by the Borrower in the form of Exhibit H hereto or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December (commencing March 31, 2026) and the maturity date applicable to such ABR Loan and (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.
“Interest Period” means with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” means (a) any purchase or other acquisition for consideration by Parent or any of its Restricted Subsidiaries of any of the Capital Stock of any other Person (other than any Loan Party), (b) the acquisition for consideration by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of Parent or any Restricted Subsidiary of Parent for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Parent or any of its Restricted Subsidiaries to any other Person. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayment of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment). It is understood and agreed that the term “Investment” shall exclude (A) intercompany advances arising from cash management, tax and accounting operations, (B) intercompany loans, advances or Indebtedness made in the ordinary course of business that have a term that does not exceed 364 days and (C) accelerated share repurchase transactions otherwise permitted under Section 6.04 and Permitted Call Spread Transactions.
“Investment Grade Period” means any period that (a) commences upon the date on which an Investment Grade Trigger Event shall have occurred and the Borrower shall have provided written notice to the Administrative Agent that it elects to commence an “Investment Grade Period” (it being understood that absent any such written notice by the Borrower, no Investment

Grade Period shall commence) and (b) ends on any subsequent date on which a Reinstatement Event shall have occurred.
     “Investment Grade Trigger Event” means the event that shall be deemed to have occurred if all of the following are satisfied: (a) Parent obtaining an Investment Grade Ratings Status and (b) no Event of Default shall have occurred and be continuing prior to or after giving effect to the occurrence of the Investment Grade Trigger Event.
“Investment Grade Ratings Status” means a corporate family rating of any two of the following: (a) with respect to Moody’s, Baa3 (stable outlook) or higher, (b) with respect to S&P, BBB- (stable outlook) or higher and (c) with respect to Fitch, BBB- (stable outlook) or higher.
“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, but excluding any debt securities or instruments constituting loans or advances among Parent and its Subsidiaries, (c) investments in any fund that invests at least 90.0% of its assets in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution, and (d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“IP Rights” has the meaning assigned to such term in Section 3.05(b).
“IRS” means the U.S. Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuing Bank” means, as the context may require, (a)  GS, Citibank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, National Association and BMO Bank, N.A. and (b) any other Revolving Lender that is appointed as an Issuing Bank in accordance with Section 2.05(i) hereof. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any branch or Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate.
“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit K or such other form that is reasonably satisfactory to the Administrative Agent and the Borrower.
“Junior Indebtedness” means any Indebtedness of any Loan Party (other than Indebtedness among Parent and/or its subsidiaries) that is expressly subordinated in right of payment to the Obligations with an individual outstanding principal amount in excess of the Threshold Amount (it being understood, for the avoidance of doubt, that Warehouse/Securitization Indebtedness is not “Junior Indebtedness”).
“Junior Lien Indebtedness” means any Indebtedness of any Loan Party that is secured by a security interest in the Collateral (other than Indebtedness among Parent and/or its subsidiaries) that is expressly junior or subordinated to the Lien securing the Credit Facilities on the Closing

Date with an individual outstanding principal amount in excess of the Threshold Amount (it being understood, for the avoidance of doubt, that Warehouse/Securitization Indebtedness is not “Junior Lien Indebtedness”).
“Junior Lien Intercreditor Agreement” means any intercreditor agreement substantially in the form of Exhibit G hereto, with (i) any immaterial changes (as determined in the Administrative Agent’s sole discretion) thereto as the Borrower and the Administrative Agent may agree in their respective reasonable discretion and/or (ii) any material changes thereto as the Borrower and the Administrative Agent may agree in their respective reasonable discretion, which material changes are posted for review by the Lenders and deemed acceptable if the Required Lenders have not objected thereto within three Business Days following the date on which such changes are posted for review.
“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, Term Commitment, Revolving Loan or Revolving Credit Commitment.
“Latest Revolving Credit Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Revolving Loan or Revolving Credit Commitment hereunder at such time.
“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).
“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.
“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.
“Lenders” means the Term Lenders, Revolving Lenders and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.
“Letter of Credit” means (a) any Standby Letter of Credit or Commercial Letter of Credit issued pursuant to this Agreement and (b) the Existing Letters of Credit.
“Letter of Credit Reimbursement Loan” has the meaning assigned to such term in Section 2.05(e).
“Letter of Credit Request” means a request by the Borrower for a new Letter of Credit or an amendment to any existing Letter of Credit in accordance with Section 2.05 and substantially in the form of Exhibit N hereto or such other form that is reasonably satisfactory to the relevant Issuing Bank and the Borrower.
“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Letter of Credit Sublimit” means $100,000,000, subject to increase in accordance with Section 2.22 hereof.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease Obligations having substantially the same economic effect as any of the foregoing, but excluding licenses of IP Rights), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.
“Limited Condition Transaction” means (a) the entering into or consummation of any transaction permitted by this Agreement (including in connection with any acquisition, Investment or the assumption or incurrence of Indebtedness or the obtaining of a commitment in respect thereof) and/or (b) the making of any Restricted Payment.
“Loan Documents” means this Agreement, any Promissory Note, each Loan Guaranty, the Collateral Documents, any Intercreditor Agreement to which the Borrower is a party, each Refinancing Amendment, each Incremental Facility Amendment, each Extension Amendment and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document.” Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.
“Loan Guarantor” means subject to Section 1.13 hereof, (a) on the Closing Date, Parent and each Restricted Subsidiary of Parent that is not the Borrower (other than any such Restricted Subsidiary that is an Excluded Subsidiary on the Closing Date) and (b) thereafter, each Restricted Subsidiary of Parent that becomes a guarantor of the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant Restricted Subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.
“Loan Guaranty” means the Guaranty Agreement, substantially in the form of Exhibit I hereto, executed by each Loan Guarantor and the Administrative Agent for the benefit of the Secured Parties, as supplemented in accordance with the terms of Section 5.12 hereof.
“Loan Parties” means the Borrower and each Loan Guarantor.
“Loans” means any Additional Term Loan, any Revolving Loan or any Additional Revolving Loan.
“Margin Stock” has the meaning assigned to such term in Regulation U.
“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of Parent and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.
“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money owing from any Person other than any Loan Party which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement.

“Material Intellectual Property” means any IP Rights that are material to the business or operations of Parent and its Restricted Subsidiaries, taken as a whole.
“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (b) with respect to any Replacement Revolving Facility, the final maturity date for such Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (c) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Amendment, and (d) with respect to any Extended Revolving Credit Commitment, the final maturity date set forth in the applicable Extension Amendment.
“Maximum Rate” has the meaning assigned to such term in Section 9.19.
“MFTB” has the meaning assigned to such term in the recitals to this Agreement.
“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).
“Mortgage Servicing Right” or “MSR” means, with respect to any Person, the right of such Person to receive cash flows in its capacity as servicer of any receivable or pool of receivables, and any interests in such right including, but not limited to, participation certificates or excess fee strips, together with any assets related thereto that are of the type transferred in connection with securitization or financing transactions involving assets such as, or similar to, Mortgage Servicing Rights, and any collections or proceeds thereof, including all contracts and contract rights, security interests, financing statements or other documentation in respect of such Mortgage Servicing Rights, all general intangibles under or arising out of or relating to such Mortgage Servicing Rights, and any guarantees, indemnities, warranties or other obligations in respect of such Mortgage Servicing Rights. For purposes of determining the amount of a Mortgage Servicing Right at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which Parent or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.
“Non-Defaulting Revolving Lenders” has the meaning assigned to such term in Section 2.21(d)(i).
“Non-Investment Grade Period” means (a) the period commencing on the Closing Date and ending on the first date on which an Investment Grade Period commences and (b) each other period that is not an Investment Grade Period; provided that a Non-Investment Grade Period shall not be deemed to have occurred solely by reason of receipt of a negative outlook from any of Moody’s, S&P or Fitch.

“Non-Permitted Excess Amount” has the meaning set forth in Section 7.01.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses (including fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Other Connection Taxes” means, with respect to any Lender, any Issuing Bank or the Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 2.19(b)).
“Outstanding Amount” means (a) with respect to any Term Loan and/or Revolving Loan on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loan and/or Revolving Loan, as the case may be, occurring on such date, (b) with respect to any Letter of Credit, the aggregate amount available to be drawn under such Letter of Credit after giving effect to any changes in the aggregate amount available to be drawn under such Letter of Credit or the issuance or expiry of such Letter of Credit, including as a result of any LC Disbursement and (c) with respect to any LC Disbursement on any date, the amount of the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of such LC

Disbursement as of such date, including as a result of any reimbursements by the Borrower of such unreimbursed LC Disbursement.
“Parent” has the meaning assigned to such term in the recitals to this Agreement.
“Participant” has the meaning assigned to such term in Section 9.05(c)(i).
“Participant Register” has the meaning assigned to such term in Section 9.05(c).
“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, reexaminations, divisionals, continuations, renewals, extensions and continuations-in-part thereof; (d) all income, royalties, damages, claims and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.
“Payment Recipient” has the meaning assigned to such term in Section 8.14.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which Parent or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.
“Perfection Certificate” means a certificate substantially in the form of Exhibit J.
“Perfection Requirements” means the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of each relevant Loan Party and the filing of Copyright Security Agreements with the U.S. Copyright Office, as applicable, in each case in favor of the Administrative Agent for the benefit of the Secured Parties, and the delivery to the Administrative Agent of any stock certificate or promissory note, together with instruments of transfer executed in blank, in each case, to the extent required by the applicable Loan Documents.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Acquisition” means any acquisition made by Parent or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets, or any business line, unit or division or product line (including research and development and related assets in respect of any product) of, any Person or of a majority of the outstanding Capital Stock of any Person who is engaged in a Similar Business (and, in any event, including any Investment in (x) any Restricted Subsidiary the effect of which is to increase Parent’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing Parent’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture) if (1) such Person becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, Parent and/or any Restricted Subsidiary as a result of such Investment; provided that (a) no Event of Default shall have occurred and be continuing or would result from such Acquisition (except with respect to a Limited Condition Transaction, in which case (i) no Event of Default shall have occurred and be continuing on the date of execution of the definitive purchase agreement for such Limited Condition Transaction and (ii) no Event of Default under Section 7.01(a), (f) or (g) shall have occurred and be continuing on the date of consummation of such Limited Condition Transaction or would exist after giving effect to such Limited Condition Transaction); (b) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition; (c) the Loan Parties shall be in compliance with the financial covenant set forth in Section 6.15 (assuming that such financial covenant is then in effect) recomputed as of the last day of the most recently ended Test Period after giving effect to such acquisition on a Pro Forma Basis and (d) the Loan Parties shall comply with Section 5.12 within the time periods required thereby (to the extent applicable).
“Permitted Bond Hedge Transaction” means any bond hedge, capped call or similar option transaction on Parent’s common stock (or other securities or property following a merger event or other change of the common stock of Patent) entered into in connection with the issuance of Permitted Convertible Indebtedness; provided, that, in the case of any such transaction entered into after the Closing Date, such transaction is consummated substantially simultaneously with the issuance of such Permitted Convertible Indebtedness and paid for out of the proceeds thereof.
“Permitted Call Spread Transaction” means any Permitted Bond Hedge Transaction together with, if applicable, any Permitted Warrant Transaction.
“Permitted Convertible Indebtedness” means any notes, bonds, debentures or similar instruments issued by Parent (or any Subsidiary thereof) that are convertible into or exchangeable for (x) cash, (y) shares of Parent’s common stock (or other securities or property following a merger event or other change of the common stock of Parent) and/or (z) a combination thereof.
“Permitted Holder” means, individually and collectively, Rich Barton and Lloyd Frink (including, in each case (a) the spouse or widow or widower of each of the foregoing Persons, (b) a parent, sibling, or lineal descendant (or spouse of such descendant) of such Person, (c) the estate or personal representative of such Person, (d) any trust created for the benefit of such Person or anyone referenced in clauses (a) or (b) above, and (e) any entity (including any corporation, venture (general or limited), partnership (general or limited), limited liability company, association, joint stock company, trust or other business entity or organization) controlled by such Person or one or more of the persons or trust(s) referenced in clauses (a), (b) or (d)).
“Permitted Liens” means Liens permitted pursuant to Section 6.02.
“Permitted Warrant Transaction” means any warrant issued by Parent on Parent’s common stock (or other securities or property following a merger event or other change of the common stock of Parent) concurrently with the purchase, by Parent (or any Subsidiary thereof), of a Permitted Bond Hedge Transaction.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained by Parent and/or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq. as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform” has the meaning assigned to such term in Section 5.01.
“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.
“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee.”
“Prime Rate” means (a) the rate of interest publicly announced, from time to time, by the Administrative Agent at its principal office in New York City as its “prime rate,” with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Administrative Agent may designate or (b) if the Administrative Agent has no “prime rate,” the rate of interest last quoted by The Wall Street Journal (or another national publication reasonably selected by the Administrative Agent) as the “Prime Rate” in the U.S. or, if The Wall Street Journal (or such other publication) ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).
“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Net Leverage Ratio, the Secured Net Leverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets (including any component definition thereof), that:
(a)(i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or product line of Parent or any Restricted Subsidiary, (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (C) if applicable, any transaction described in clauses (g) and/or (h) of the definition of “Subject Transaction” and/or (D) the implementation of any Business Optimization Initiative, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of (A) Permitted Acquisition or other Investment, (B) designation of any Unrestricted Subsidiary as a Restricted Subsidiary and/or (C) if applicable, any transaction described in clauses (g) and/or (h) of the definition of “Subject Transaction,” income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; it being understood that any pro forma adjustment described in this Agreement may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of “Consolidated Adjusted EBITDA,”

(b)any retirement or repayment of Indebtedness that constitutes a Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,
(c)any Indebtedness incurred by Parent or any of its Restricted Subsidiaries in connection therewith that constitutes a Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of Parent to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower,
(d)the acquisition of any asset included in calculating Consolidated Total Assets and/or the amount of Cash or Cash Equivalents, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into Parent or any of its subsidiaries, or the Disposition of any asset included in calculating Consolidated Total Assets described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made, and
(e)each other Subject Transaction shall be deemed to have occurred as of the first day of the Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) applicable to any test or covenant for which such calculation is being made.
Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the Total Net Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate” and for purpose of Section 6.15 (other than for the purpose of determining pro forma compliance with Section 6.15 as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.
“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit L hereto, evidencing the aggregate outstanding principal amount of Loans of the Borrower to such Lender resulting from the Loans made by such Lender.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning assigned to such term in Section 9.01(d).
“QFC” has the meaning assigned to such term in Section 9.24(b).
“QFC Credit Support” has the meaning assigned to such term in Section 9.24.

“Qualified Acquisition” means an acquisition (or series of acquisitions consummated in any six (6) month period) that is designated by Borrower to the Administrative Agent as a “Qualified Acquisition” hereunder and for which either (i) the aggregate consideration is at least $250,000,000 and is paid in cash and/or funded with Indebtedness (including with proceeds thereof) or (ii) the resulting Total Net Leverage Ratio, calculated on a Pro Forma Basis, is at least 0.50 higher than the Total Net Leverage Ratio reflected in the Compliance Certificate most recently delivered by the Borrower hereunder.
“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.
“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).
“Receivables” means mortgage loans, mortgage related receivables and other receivables arising in the ordinary course of business, together with any assets related thereto that are of the type transferred in connection with financing or securitization transactions involving assets such as, or similar to, such Receivables, and any collections or proceeds of any of the foregoing, including all collateral securing such Receivables, all contracts and contract rights, security interests, financing statements or other documentation in respect of such Receivables, all general intangibles under or arising out of or relating to such Receivables and any guarantees, indemnities, warranties or other obligations in respect of such Receivables; provided however, that (i) for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date and (ii) “Receivables” shall exclude Residual Interests and Servicing Advance Receivables.
“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Borrower executed by (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Revolving Facility, as applicable, being incurred pursuant thereto and in accordance with Section 9.02(c).
“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).
“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).
“Register” has the meaning assigned to such term in Section 9.05(b)(iv).
“Regulation U” means Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any asset received by Parent and/or any Restricted Subsidiary in exchange for any asset transferred by Parent and/or any Restricted Subsidiary shall not be deemed to constitute a Related Business Asset if such asset consists of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Reinstatement Event” means, during any Investment Grade Period, the event that shall be deemed to have occurred if the Borrower shall no longer maintain an Investment Grade Ratings Status.
“REO Asset” of a person means a real estate asset owned by such person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a Receivable or Servicing Advance Receivable.
“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).
“Replacement Debt” means any Refinancing Indebtedness (whether borrowed in the form of secured or unsecured loans, issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 6.01(a) (and any subsequent refinancing of such Replacement Debt).
“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).
“Reportable Event” means, with respect to any Pension Plan or Multiemployer Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.
“Representatives” has the meaning assigned to such term in Section 9.13.
“Required Lenders” means, at any time, Lenders having Loans or unused Commitments representing more than 50% of the sum of the total Loans and such unused commitments at such time.
“Required Revolving Lenders” means, at any time, Lenders having Revolving Loans, Additional Revolving Loans, unused Revolving Credit Commitments or unused Additional Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Loans, Additional Revolving Loans and such unused commitments at such time.
“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and other requirements of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Realizable Value” of an asset means the value realizable upon the disposition of such asset as determined by Parent in its reasonable discretion (including, as applicable, valuation as “level 2” fair value assets, calculated by reference to quoted secondary market prices for comparable mortgages).
“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to Parent or any Restricted Subsidiary secured by Residual Interests. Notwithstanding anything to the contrary contained herein or in any other Loan Document, no Loan Party may be the primary obligor under the securities issued in, or the loans borrowed under, any Residual Funding Facility (but for the avoidance of doubt, any Loan Party may act as a guarantor of the securities issued in, or the loans borrowed under, such Residual Funding Facility as permitted herein).
“Residual Interest” means (i) any residual, subordinated, reserve accounts and ownership, participation or equity interest held by Parent or a Restricted Subsidiary in one or more Warehouse/Securitization Entities or their assets, regardless of whether required to appear on the face of the consolidated financial statements in accordance with GAAP or (ii) with respect to any Warehouse/Securitization Entity, the residual right (which may be represented by an equity interest or a subordinated debt obligation of such entity) owned or held by Parent or a Restricted Subsidiary (other than a Warehouse/Securitization Entity) to receive cash flows from the Financeable Assets sold to such Warehouse/Securitization Entity in excess of amounts needed to pay principal of, interest on and other amounts in respect of Warehouse/Securitization Indebtedness of such entity, servicing expenses of such entity, costs in respect of hedging obligations of such entity (if any) and other fees and obligations in respect of the third-party securities issued by such entity and secured by such Financeable Assets.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of any Person means (a) the chief executive officer, chief financial officer and/or chief accounting officer of such Person and (b) solely for purposes of executing and delivering notices required pursuant to Article II hereto, certificates required hereunder or under any other Loan Document or any Loan Document, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of Parent that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of Parent as at the dates indicated and its results of operations and cash flows for the periods indicated, subject to the absence of footnotes and changes resulting from audit and normal year-end adjustments.
“Restricted Debt” has the meaning set forth in Section 6.04(b).

“Restricted Debt Payments” has the meaning set forth in Section 6.04(b).
“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of Parent or any of its Restricted Subsidiaries, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of Parent or any of its Restricted Subsidiaries and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of Parent or any of its Restricted Subsidiaries now or hereafter outstanding; provided that any payment of or on (or to repurchase or convert) Permitted Convertible Indebtedness or any Permitted Bond Hedge Transaction, whether made with Qualified Capital Stock or cash, shall not constitute a Restricted Payment for so long as such payment is made in accordance with the terms of the Permitted Convertible Indebtedness or Permitted Bond Hedge Transaction, as applicable.
“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of Parent.
“Revolving Credit Commitment” means the Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.
“Revolving Facility” means the Initial Revolving Facility, any Incremental Revolving Facility, any facility governing Extended Revolving Credit Commitments or Extended Revolving Loans and any Replacement Revolving Facility.
“Revolving Facility Test Condition” means, as of any date of determination, without duplication, that the aggregate Outstanding Amount of all Revolving Loans and Letters of Credit (excluding (a) LC Disbursements to the extent reimbursed within three Business Days and (b) undrawn Letters of Credit (i) to the extent such Letters of Credit have been cash collateralized or (ii) other Letters of Credit, in the case of this sub-clause (ii), with an aggregate face value of less than $15,000,000) exceeds 30% of the Total Revolving Credit Commitment.
“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender.
“Revolving Loans” means any Initial Revolving Loans and any Additional Revolving Loans.
“S&P” means S&P Global Ratings, part of S&P Global Inc., or any successor to the rating agency business thereof.
“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08.
“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person owned 50% or more, or controlled, by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of Sanctions.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.
“Secured Excess Amount” has the meaning set forth in the definition of “Warehouse/Securitization Indebtedness”.
“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligation) under each Hedge Agreement between any Loan Party and an Approved Counterparty for which such Loan Party agrees to provide security and that has been designated to the Administrative Agent in writing by the Borrower and the applicable counterparty as being a Secured Hedging Obligation for purposes of the Loan Documents; it being understood that the applicable counterparty shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article VIII, Section 9.03 and Section 9.10 and any Intercreditor Agreement as if it were a Lender.
“Secured Net Leverage Ratio” means the ratio, as of any date of determination, of (a) (i) Consolidated Secured Debt outstanding as of the last day of the most recently ended Test Period, minus (ii) up to an aggregate amount of Cash and Cash Equivalents included on the consolidated balance sheet of Parent as of the last day of the most recently ended Test Period not to exceed 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, of Parent.
“Secured Obligations” means all Obligations, together with all Banking Services Obligations and all Secured Hedging Obligations.
“Secured Parties” means (i) the Lenders and the Issuing Banks, (ii) the Administrative Agent, (iii) each counterparty to a Hedge Agreement with Parent or any Restricted Subsidiary of Parent, the obligations under which constitute Secured Hedging Obligations, (iv) each provider of Banking Services to Parent or any Restricted Subsidiary of Parent, the obligations under which constitute Banking Services Obligations, (v) the Arrangers and (vi) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.
“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.
“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Securitization” means the public or private issuance of any notes or other securities (including "REMIC" interests) involving a transfer, pledge, re-pledge, sale or financing, on a fixed or revolving basis of (i) Servicing Advances, (ii) mortgage loans, (iii) installment contracts, (iv) excess servicing fee spread or deferred servicing fees, (v) warehouse loans secured by mortgage loans, (vi) mortgage backed and other asset backed securities, including interest-only securities, and Securitization Securities, (vii) dealer floorplan loans, (viii) other mortgage-related loans and related assets, (ix) accounts receivables, consumer receivables and other receivables of any nature (including, but not limited to, Receivables), and/or (x) Residual Interests, REO Assets, other Financeable Assets, collections or proceeds of any of the foregoing or similar assets (or any interests in any of the foregoing or in Warehouse/Securitization Entities owning any of the foregoing, including, but not limited to, Securitization Securities) (clauses (i)-(x) above, collectively, the “Securitization Assets”), including, but not limited to, any such transaction involving the sale, transfer, contribution, pledge or re-pledge of Securitization Assets to a Warehouse/Securitization Entity or the issuance by a Warehouse/Securitization Entity of Securitization Securities that are used to directly or indirectly finance Securitization Assets.
“Securitization Assets” has the meaning specified in the definition of “Securitization.”
“Securitization Indebtedness” means (i) Indebtedness (including Securitization Securities) of Parent or any of its Subsidiaries incurred pursuant to on-balance sheet Securitizations and (ii) any Indebtedness (including Securitization Securities) consisting of advances or other loans made to Parent or any of its Restricted Subsidiaries based upon securities (including Securitization Securities) issued by a Warehouse/Securitization Entity pursuant to a Securitization and acquired or retained by Parent or any of its Restricted Subsidiaries. Without limiting the foregoing, it is expressly understood and agreed that each of the following transactions are Securitization Indebtedness: (i) the sale of loans to Fannie Mae, Freddie Mac, or the Federal Home Loan Bank, (ii) the issuance of securities by Parent or a Restricted Subsidiary under one of Ginnie Mae’s mortgage backed securities programs, including a home equity conversion mortgage program, and (iii) liabilities associated with the Borrower or its Subsidiaries’ home equity conversion mortgage loan inventory where the securitization of such loan inventory does not meet the GAAP criteria for sale treatment; provided that the foregoing transactions shall be deemed to be Securitization Indebtedness only to the extent that such transactions continue to satisfy the terms described in the first sentence of this definition. Notwithstanding anything to the contrary contained herein or in any other Loan Document, no Loan Party may be the primary obligor under the securities issued in, or the loans borrowed under, any Securitization Indebtedness primarily secured or backed by mortgages (but for the avoidance of doubt, any Loan Party may act as a guarantor of the securities issued in, or the loans borrowed under, such Securitization Indebtedness as permitted herein).
“Securitization Securities” means (i) notes, bonds or other debt instruments (including "REMIC" interests) issued by a Warehouse/Securitization Entity, (ii) equity interests, beneficial interests, undivided ownership or participation interests in a Warehouse/Securitization Entity or in a pool or pools of Financeable Assets, or (iii) any interest in any of the foregoing or other securities issued, sold, pledged or re-pledged by a Warehouse/Securitization Entity.
“Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit M, among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.
“Servicing Advance Receivables” means rights to collections under mortgage related receivables of or other rights to reimbursement of Servicing Advances that Parent or a Restricted Subsidiary of Parent has made in the ordinary course of business and on customary industry terms.

“Servicing Advances” means advances made by Parent or any of its Restricted Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable; to enforce remedies, manage, protect and liquidate REO Assets; or that Parent or any of its Subsidiaries otherwise advances in its capacity as servicer.
“Similar Business” means any Person, the majority of the revenues of which are derived from a business that would be permitted by Section 6.10 if the references to “Restricted Subsidiaries” in Section 6.10 were read to refer to such Person.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day. If SOFR as so determined is less than zero, it shall be deemed to be zero for purposes of calculating the rate.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SPC” has the meaning assigned to such term in Section 9.05(e).
“Specified Representations” means the representations and warranties set forth in Section 3.01(a)(i) (as it relates to the Loan Parties), Section 3.02 (as it relates to the due authorization, execution, delivery and performance of the Loan Documents and the enforceability thereof), Section 3.03(b)(i), Section 3.08, Section 3.12, Section 3.14 (as it relates to the creation, validity and perfection of the security interests in the Collateral and subject to any exceptions to be agreed by the lenders providing the relevant Incremental Facility or other applicable Indebtedness), Section 3.16, Section 3.17(a)(ii), Section 3.17(b) (solely with respect to the use of proceeds of any Incremental Facility or other applicable Indebtedness) and Section 3.17(c)(ii).
“Standard Securitization Undertakings” means all representations, warranties, covenants and indemnities (including obligations to repurchase any Financeable Assets sold in connection with any Warehouse/Securitization Indebtedness and any margin calls under any Warehouse/Securitization Indebtedness) entered into by Parent or a Restricted Subsidiary (other than a Warehouse/Securitization Entity) in connection with Warehouse/Securitization Indebtedness.
“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.
“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.
“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income.”

“Subject Transaction” means, with respect to any Test Period, (a) [reserved], (b) any Permitted Acquisition or any other acquisition or similar Investment, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Restricted Subsidiary the effect of which is to increase Parent’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing Parent’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of any subsidiary (or any business unit, line of business or division of Parent and/or any Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10 hereof, (e) any incurrence, retirement, redemption or repayment of Indebtedness (other than any Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (f) any capital contribution in respect of Qualified Capital Stock or any issuance of Qualified Capital Stock, (g) the acquisition of any recurring revenue commission stream owed to any independent sales organization or other third party or any related transaction that results in the elimination of the contractual residual obligation owed by Parent and/or any Restricted Subsidiary to any third party, (h) any conversion of any software license that provides for recurring payments by Parent and/or any Restricted Subsidiary into a license that eliminates such recurring payments, (i) the implementation of any Business Optimization Initiative, and/or (j) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.
“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case to the extent the relevant entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of Parent.
“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).
“Supported QFC” has the meaning assigned to such term in Section 9.24.
“Swap Obligations” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means, if applicable, any Additional Term Loan Commitment.

“Term Facility” means any Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.
“Term Lender” means, if applicable, any Additional Term Lender.
“Term Loan” means, if applicable, any Additional Term Loan.
“Term SOFR” means:
(a)for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that (x) if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day and (y) solely with respect to the Initial Revolving Loans, in no event shall Term SOFR be less than 0.00% per annum, and
(b)for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Loan” means a Loan the rate of interest applicable to which is based upon Term SOFR.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” has the meaning assigned to such term in the lead-in to Article V.
“Test Period” means, as of any date, (a) for purposes of determining actual compliance with Section 6.15, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) and (b) for any other purpose, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements of the type described in Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) or, if earlier, are internally available; it being understood and agreed that prior to the first delivery (or required delivery) of financial statements of Section 5.01(a), “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which financial statements of Parent are available.
“Threshold Amount” means, at any time, an amount equal to the greater of $130,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.
“Total Net Leverage Ratio” means the ratio, as of any date of determination, of (a) (i) Consolidated Total Debt outstanding as of the last day of the most recently ended Test Period, minus (ii) up to an aggregate amount of Cash and Cash Equivalents included on the consolidated balance sheet of Parent as of the last day of the most recently ended Test Period not to exceed 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, of Parent.
“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.
“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all domestic rights corresponding to any of the foregoing.
“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).
“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.
“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state, the laws of which are required to be applied in connection with the creation or perfection of security interests.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Subsidiary” means any (a) subsidiary of the Borrower that is listed on Schedule 5.10 hereto or designated by the Borrower as an Unrestricted Subsidiary after the

Closing Date pursuant to Section 5.10 and (b) any subsidiary of any Person described in clause (a) above.
“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“U.S.” means the United States of America.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Lender” means any Lender or Issuing Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.24.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Warehouse Facility” means any financing arrangement of any kind, including financing arrangements in the form of purchase facilities, repurchase facilities, early purchase facilities, early buyout facilities, required modification buyout facilities, re-pledge facilities, loan agreements, note and/or other security issuance facilities and commercial paper facilities (and excluding, in all cases, Securitizations), with a financial institution or other lender (including, but not limited to, any GSE) or purchaser, in each case exclusively to finance or refinance (i) the purchase, origination, pooling, carrying or funding of Financeable Assets by Parent or any Restricted Subsidiary (ii) funded debt draws with respect to mortgages that have not yet cleared (drafts payable) that will be funded by such facility, or (iii) Financeable Assets in any other manner; provided that such purchase, origination, pooling, funding, refinancing, carrying and/or draw is in the ordinary course of business or otherwise commercially reasonable. Notwithstanding anything to the contrary contained herein or in any other Loan Document, no Loan Party may be the primary obligor under the securities issued in, or the loans borrowed under, any Warehouse Facility primarily secured or backed by mortgages (but for the avoidance of doubt, any Loan Party may act as a guarantor of the securities issued in, or the loans borrowed under, such Warehouse Facility as permitted herein).
“Warehouse Facility Entities” means any Person established for the purpose of making borrowings under any loans secured by Financeable Assets, entering into any purchase or repurchase facility with respect to Financeable Assets or holding, pledging or repledging

Financeable Assets, or interests therein or pledges thereof, or interests in other Warehouse Facility Entities.
“Warehouse/Securitization Entity” means (i) any Warehouse Facility Entity, (ii) any person established for the purpose of entering into a Securitization, (iii) any special purpose subsidiary established for the purpose of selling, depositing, or contributing Financeable Assets into a person described in clause (i) or (ii) or holding securities in any related Warehouse/Securitization Entity, regardless of whether such person is an issuer of securities; provided that such person is not an obligor with respect to any Indebtedness of the Borrower, and (iv) any special purpose subsidiary of Parent formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements and regardless of whether such subsidiary is an issuer of securities; provided that such person is not an obligor with respect to any Indebtedness of the Borrower other than under Credit Enhancement Agreements. Notwithstanding anything to the contrary contained herein or in any other Loan Document, ZGM Holdco II, LLC and its subsidiaries shall be deemed to be Warehouse/Securitization Entities.
“Warehouse/Securitization Indebtedness” means (i) any Warehouse Facility, (ii) Indebtedness in respect of any Residual Funding Facility, (iii) any Securitization Indebtedness, (iv) Indebtedness secured by Mortgage Servicing Rights, (v) any Indebtedness of the type set forth in clauses (i) through (iv) of this definition that is acquired by Parent or any of its Restricted Subsidiaries in connection with an acquisition permitted under this Agreement, (vi) Indebtedness under any Credit Enhancement Agreements, and (vii) any facility that combines any Indebtedness under clauses (i), (ii), (iii), (iv), (v) or (vi) of this definition; provided that the amount of the excess (determined as of the last date of the most recently ended Test Period), if any, of (x) the amount of any such Warehouse/Securitization Indebtedness for which the holder thereof has contractual recourse to Parent and/or its Restricted Subsidiaries (other than ZGM Holdco II, LLC or any of its Restricted Subsidiaries or any other Warehouse/Securitization Entity) to satisfy claims with respect to such Warehouse/Securitization Indebtedness (excluding (A) recourse for carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with such transaction, (B) any such claim to the extent arising as a result of customary interests retained by Parent or its Restricted Subsidiaries in the underlying assets or indebtedness relating to such Warehouse/Securitization Indebtedness, and/or (C) any such claim to the extent arising from a customary performance or payment guarantees, undertakings or support agreements with respect to obligations of ZGM Holdco II, LLC or any of its Restricted Subsidiaries or affiliates or any other Warehouse/Securitization Entity in the capacity as servicer, back-up servicer, custodian, originator or seller, as applicable) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Warehouse/Securitization Indebtedness as of the last day of the most recently ended Test Period (such excess amount, the “Excess Amount”; and any Excess Amount that is secured by liens on the property of Parent and/or its applicable Restricted Subsidiaries (other than assets or property of, or the Capital Stock of, ZGM Holdco II, LLC or any of its Restricted Subsidiaries or any other Warehouse/Securitization Entity), the “Secured Excess Amount”) shall be deemed to be an incurrence of Indebtedness that must be permitted pursuant to (and, to the extent applicable and without duplication, utilize capacity under) Section 6.01 (other than pursuant to Section 6.01(q)) (and, with respect to any Secured Excess Amount, must also be permitted pursuant to (and, without duplication, utilize capacity under) Section 6.02 (other than pursuant to Section 6.01(o)(ii)). Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) no Loan Party may be the primary obligor under the securities issued in, or the loans borrowed under, any Warehouse/Securitization Indebtedness primarily secured or backed by mortgages (but for the avoidance of doubt, any Loan Party may act as a guarantor of the securities issued in, or the loans borrowed under, such Warehouse/Securitization Indebtedness as permitted herein) and (ii) no Loan Party or any other Restricted Subsidiary of any Loan Party (other than any Warehouse/Securitization Entity) may provide a guaranty of any Warehouse/Securitization Indebtedness secured or backed principally by receivables that qualify as "Securitization Assets" solely pursuant to clause (ix) of the definition of "Securitization" (and, for the avoidance of doubt, do not qualify as “Securitization Assets” pursuant to any other clause of the definition of “Securitization”) unless such guaranty is Customary.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.
“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by Parent or any Restricted Subsidiary or any ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Loan Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Loan Borrowing”).
Section 1.03Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof,” “hereunder” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including” the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property,” when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and/or 6.09 in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of Sections 6.01 (other than Sections 6.01(a) and (z)), 6.02 (other than Section 6.02(a)), 6.04, 6.05, 6.06, 6.07 and/or 6.09, the Borrower, in its sole discretion, may divide and classify or reclassify such Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction (or a portion thereof) within such covenant in any manner that complies with the applicable terms of this Agreement, and may later divide and reclassify any such Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction so long as the Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction (as so redivided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such redivision or reclassification (it being understood that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction made pursuant to a Fixed Amount shall cease to be deemed made pursuant to such Fixed Amount but shall automatically be deemed made pursuant to an applicable Incurrence-Based Amount from and after the first date on which Parent or such Restricted Subsidiary, as the case may be, could have incurred such Indebtedness or Lien or made such Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction pursuant to such Incurrence-Based Amount, unless otherwise elected by the Borrower). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 or 6.09, respectively, and may instead be permitted in part under any combination thereof, but the Borrower will only be required to include the amount and type of such transaction (or portion thereof) in one such category (or combination thereof). For purposes of any amount expressed herein as the “greater of” a specified fixed amount and a percentage of “Consolidated Adjusted EBITDA,” “Consolidated Adjusted EBITDA” shall be deemed to refer to Consolidated Adjusted EBITDA of Parent and its Restricted Subsidiaries.
Section 1.04Accounting Terms; GAAP.
(a)All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting nature that are used in calculating the Total Net Leverage Ratio, the Secured Net Leverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof (including any conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice has been withdrawn or such provision amended in accordance herewith; provided, further that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent or any subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If the Borrower notifies the Administrative Agent that Parent is required to report under IFRS or has elected to do so by written notice to the Administrative Agent (the “IFRS Election”), “GAAP” shall mean international financial reporting standards pursuant to IFRS; provided, that (1) any such election, once made, shall be irrevocable and (2) from and after the date of the IFRS Election, (i) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS, (ii) all ratios, financial definitions, computations and other determinations based on GAAP contained in this Agreement shall be computed in conformity with IFRS, (iii) all references in this Agreement to GAAP shall be deemed to be references to IFRS, (iv) all references in this Agreement to the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or any successor thereto shall be deemed to be references to the International Accounting Standards Board or any successor thereto and (v) accounting terms not defined in this Agreement shall have the respective meanings given to them under IFRS; provided, further that any such term phrased in a manner customary under GAAP shall be interpreted to refer to the equivalent accounting or financial concept under IFRS and, if there is no such equivalent accounting or financial concept, shall be interpreted in a manner that best approximates the effect that such term would have if it were construed in accordance with GAAP as in effect on the date of the IFRS Election. In addition, in the case of any Permitted Convertible Indebtedness, so long as substantially concurrently with the offering of such Permitted Convertible Indebtedness, Parent enters into a Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness, notwithstanding any other provision contained herein, for so long as such Permitted Bond Hedge Transaction (or a portion thereof corresponding to the amount of outstanding Permitted Convertible Indebtedness) remains in effect, all computations of amounts and ratios referred to herein shall be made as if the amount of Indebtedness represented by such Permitted Convertible Indebtedness were equal to the face principal amount thereof without regard to any mark-to-market derivative accounting for such Indebtedness.
(b)Notwithstanding anything to the contrary herein, but subject to Section 1.10 hereof, all financial ratios and tests (including the Total Net Leverage Ratio, the Secured Net Leverage Ratio and the amount of Consolidated Total Assets and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Parent or any of its Restricted Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents), as of the last day of such Test Period) (it being understood, for the avoidance of doubt, that solely for purposes of calculating actual compliance with Section 6.15 and calculating the Total Net Leverage Ratio for purposes of the definition of “Applicable Rate” and “Commitment Fee Rate”, in each case, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account).
(c)Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease Obligations,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the Closing Date) that would constitute Capital Lease Obligations in conformity with GAAP on the Closing Date (or any such later date as determined by the Borrower from time to time; provided that the Borrower shall notify the Administrative Agent in writing of such change) shall be considered Capital Lease Obligations, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith; provided that all financial statements required to be provided hereunder may, at the option of Parent, be prepared in accordance with GAAP without giving effect to the foregoing treatment of Capital Lease Obligations.
Section 1.05Effectuation of Closing Date Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Closing Date Transactions, unless the context otherwise requires.
Section 1.06Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
Section 1.07Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08Currency Equivalents Generally.
(a)For purposes of any determination under Article V, Article VI (other than Section 6.15 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article VII with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the Dollar equivalent amount of a specified transaction in a currency other than Dollars shall be calculated based on the mid-market rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.15 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness; provided that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be determined in accordance with the definition of “Consolidated Total Debt.” Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Borrower would not be in compliance with Section 6.15 if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period, but would be in compliance with Section 6.15 if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness), then, solely for purposes of compliance with Section 6.15, the Secured Net Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates; provided that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be determined in accordance with the definition of “Consolidated Total Debt.”
(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.
Section 1.09Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Loans in connection with any Replacement Revolving Facility, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars,” “in immediately available funds,” “in Cash” or any other similar requirement.
Section 1.10Certain Calculations and Tests.
(a)When calculating the availability under any basket or ratio under this Agreement or compliance with any provision of this Agreement in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Capital Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and dispositions), in each case, at the option of the Borrower (the Borrower’s election to exercise such option, a “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Agreement shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a Restricted Payment or similar event), if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Capital Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and dispositions) and any related pro forma adjustments and, at the election of the Borrower, any other acquisition or similar Investment, Restricted Payment or disposition that has not been consummated but with respect to which the Borrower has elected to test any applicable condition prior to the date of consummation in accordance with this paragraph, as if they had occurred at the beginning of the most recently completed four fiscal quarter period, Parent or any of its Restricted Subsidiaries could have taken such actions or consummated such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Borrower may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any such actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Capital Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and dispositions).
(b)For the avoidance of doubt, if the Borrower has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated Adjusted EBITDA or total assets of Parent or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations (provided, for the avoidance of doubt, that Parent or any Restricted Subsidiary may rely upon any improvement in any such ratio, test or basket availability); (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of the determination of such compliance or satisfaction); (3) for purposes of determining whether the bring down of representations and warranties (or specified representations and warranties in connection with Incremental Loans or Incremental Equivalent Debt) in connection with any Limited Condition Transaction are true and correct, such condition shall be deemed satisfied so long as such representations and warranties, as applicable, are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on the LCT Test Date and (4) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction and other actions or transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof (but without netting the cash proceeds thereof)). Any determination of whether an action is taken “in the ordinary course of business” or “in a manner consistent with past practice” (or, in either case, any similar expression) shall be made by Parent in good faith. It is understood and agreed that for the avoidance of doubt that the carve-outs from the provisions of Article VI may include items or activities that are not restricted by the relevant provision and the inclusion of such items or activities shall not be construed to expand the scope of Article VI, as applicable.
(c)Notwithstanding anything to the contrary herein, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any Secured Net Leverage Ratio test and/or any Total Net Leverage Ratio test) (any such amount, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, Section 6.15 hereof, any Secured Net Leverage Ratio test and/or any Total Net Leverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that any Fixed Amount shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount, except that pro forma effect shall be given to any increase or decrease in Consolidated Adjusted EBITDA resulting from the entire transaction. The Borrower may elect that any amount incurred or transaction entered into (or consummated) in reliance on one or more of any Incurrence-Based Amount or any Fixed Amount in its sole discretion; provided that, unless the Borrower elects otherwise, each such amount or transaction shall be deemed incurred, entered into or consummated first under any Incurrence-Based Amount to the maximum extent permitted thereunder.
(d)The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.
(e)The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the creation, incurrence, assumption or the permission or sufferance to exist of a Lien for purposes of Section 6.02.
(f)With respect to any pro forma calculation that is required to be made in connection with any acquisition or similar Investment in respect of which financial statements for the applicable target are not available for the same Test Period for which financial statements of Parent are available, the Borrower shall make the relevant calculation on the basis of the relevant available financial statements (even if for differing periods) or such other commercially reasonable basis as the Borrower may elect.
(g)In connection with the implementation or assumption of any revolving commitment and/or any delayed draw commitment (in each case, other than any such commitment implemented pursuant to Section 2.22) in reliance on any Incurrence-Based Amount, the Borrower may, in its sole discretion elect to, by written notice to the Administrative Agent (a “Specified Commitment Notice”), either (a) treat all or any portion of such revolving commitment and/or delayed draw commitment as having been fully drawn on the date of implementation or assumption (such commitment (or portion thereof), a “Specified Commitment”), in which case (i) the Borrower shall not be required to comply with any financial ratio or test in connection with any drawing thereunder after the date of incurrence or assumption and (ii) other than for purposes of (A) the Applicable Rate, (B) the Commitment Fee Rate and/or (C) actual compliance with Section 6.15, the amount of such Specified Commitment shall be deemed to have been an actual incurrence of Indebtedness thereunder on the date of implementation or assumption for purposes of calculating any Incurrence-Based Amount or (b) test the permissibility of all or any portion of any drawing under such revolving commitment and/or delayed draw commitment on the date of such drawing (if any), in which case, such revolving commitment and/or delayed draw commitment (or portion thereof) shall only be treated as drawn for purposes of any Incurrence-Based Amount to the extent of any actual drawing thereunder that is outstanding at the applicable time of determination. It is understood and agreed that the Borrower may, at any time in its sole discretion, (x) deliver a Specified Commitment Notice with respect to any revolving commitment and/or delayed draw commitment and/or (y) withdraw any Specified Commitment Notice with respect to all or any portion of any revolving commitment and/or delayed draw commitment and instead elect to treat such revolving commitment and/or delayed draw commitment in accordance with clause (a) or (b) of the immediately preceding sentence. In connection with any amendment, modification, waiver or other action requiring the consent or approval of Required Lenders, any delayed draw commitments shall not be included in determining whether the threshold in the definition of “Required Lenders” has been satisfied unless such delayed draw commitments or revolving commitments would have been permitted to be drawn on the date of such determination (determined assuming that the sole condition to borrowings thereunder is sufficient capacity under the applicable Incurrence-Based Amount) or the Required Lenders (calculated without including such delayed draw commitments or revolving commitments) have otherwise agreed that such commitments shall be included in the calculation of Required Lenders).
(h)It is understood and agreed that Parent and/or any Restricted Subsidiary may incur Indebtedness permitted under any provision of Section 6.01 to refinance Indebtedness originally incurred under the same provision of Section 6.01 while the Indebtedness being refinanced remains outstanding so long as the proceeds of the applicable refinancing Indebtedness are promptly deposited with the trustee or other applicable representative of the holders of the Indebtedness being refinanced, which proceeds will be applied to satisfy and discharge the Indebtedness being refinanced in accordance with the documentation governing such Indebtedness.
Section 1.11Rates. The Administrative Agent does not warrant, nor accept responsibility for, nor shall the Administrative Agent have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, Term SOFR, the Term SOFR Reference Rate or Daily Simple SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, Term SOFR, the Term SOFR Reference Rate, Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, Term SOFR or the Term SOFR Reference Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, Term SOFR, the Term SOFR Reference Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.12Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.13Investment Grade Period.
(a)The parties hereto acknowledge that, as of the Closing Date, a Non-Investment Grade Period is in effect.
(b)Notwithstanding anything to the contrary contained herein or in any Loan Document, solely during any Investment Grade Period:
(i)any Loan Guarantor that is a subsidiary of the Borrower shall be automatically released from its obligations under any Guaranty so long as such Loan Guarantor does not guarantee any Indebtedness for borrowed money of Parent or any Subsidiary of Parent in excess of the Threshold Amount (excluding, for the avoidance of doubt, any Derivative Transaction),
(ii) (x) the security interests of the Administrative Agent in the Collateral shall be automatically and unconditionally released and all Collateral Documents shall be deemed to be automatically terminated, and the Administrative Agent shall (without notice to, or vote or consent of, any Lender, Issuing Bank or any party to any Secured Hedging Obligations or Banking Services Obligations) take such actions as the Borrower may reasonably request to effect or evidence such release and/or termination and (y) any provision of any Loan Document requiring execution and/or delivery of, or compliance with, any Collateral Document (or the execution and/or delivery of any documents, information, instruments or deliverables required pursuant thereto), compliance with any Perfection Requirement, the making of any representation or warranty relating to, or the taking of any action in respect of, any Collateral, shall no longer apply,
(iii) (x) Sections 6.04, 6.05, 6.06, 6.09, 6.11, 6.12 and 6.13 shall no longer apply and Parent and its Restricted Subsidiaries shall no longer be subject to any such covenants, (y) Sections 6.01 shall only restrict any Indebtedness created, incurred, assumed, or suffered to exist by any Subsidiary of the Borrower (and the Parent, MFTB, the Borrower and any other parent entity of the Borrower that provides a guarantee of the Obligations shall no longer be subject to any such covenant) and (z) Parent and its Restricted Subsidiaries shall not be required to comply with any other requirement contained in any Loan Document that only applies during any Non-Investment Grade Period, and
(iv)each “Unrestricted Subsidiary” of the Borrower shall be deemed to be automatically re-designated as a “Restricted Subsidiary” (notwithstanding any compliance or non-compliance with the provisions of Section 5.10 hereof) and the Borrower shall not be permitted to designate any Subsidiary as a Unrestricted Subsidiary during any Investment Grade Period.
(c)Upon a Reinstatement Event, (x) the provisions of Section 1.13(b) above shall no longer be in effect and (y) the Borrower shall within thirty (30) days (or such longer period of time as the Administrative Agent may agree in its reasonable discretion) take all actions, execute all documents, deliver any documents and make any filings, in each case as reasonably requested by the Administrative Agent, to cause (i) all prior Loan Guarantors released pursuant to this Section 1.13 to become Loan Guarantors (unless any such subsidiary then qualifies as an Excluded Subsidiary), (ii) all Persons who would have become Loan Guarantors pursuant to Section 5.12 if a Non-Investment Grade Period had then been in effect to become Guarantors, (iii) all prior Collateral released pursuant to this Section 1.13 to be repledged to the Administrative Agent (to the extent not then constituting an Excluded Asset or Disposed of in accordance with this Agreement) and (iv) all Collateral acquired during the applicable

Investment Grade Period to be pledged to the Administrative Agent, as and to the extent such Loan Guarantors and Collateral were, or were required to be, Loan Guarantors or pledged under the applicable Loan Documents as in effect immediately prior to such release. Any guaranty or repledge of Collateral contemplated by this Section 1.13 shall be at the sole cost and expense of the Borrower.
(d)Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no action taken or omitted to be taken during an Investment Grade Period shall require reversal or give rise to a Default or an Event of Default during a subsequent Non-Investment Grade Period so long as such action or omission was permitted during such Investment Grade Period (including, without limitation, the incurrence of any Indebtedness, Liens or Investments of any Unrestricted Subsidiary that is later re-designated a Restricted Subsidiary as a result of an Investment Grade Period).
ARTICLE II.

THE CREDITS
Section 2.01Commitments.
(a)Subject to the terms and conditions set forth herein, each Revolving Lender severally, and not jointly, agrees to make Revolving Loans to the Borrower in Dollars at any time and from time to time on and after the Closing Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial Revolving Credit Commitment of such Revolving Lender in accordance with the terms hereof; provided that, after giving effect to any Borrowing of Initial Revolving Loans, the Outstanding Amount of such Initial Revolving Lender’s Initial Revolving Credit Exposure shall not exceed such Initial Revolving Lender’s Initial Revolving Credit Commitment. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.
(b)Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.
Section 2.02Loans and Borrowings.
(a)Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.
(b)Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith. All ABR Loans and Term SOFR Loans shall be denominated in Dollars. Each Lender at its option may make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such Term SOFR Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such Term SOFR Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any U.S. federal withholding tax with respect to such Term SOFR Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).
(c)At the commencement of each Interest Period for any Term SOFR Borrowing, such Term SOFR Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000. Each ABR Borrowing when made shall be in a minimum principal amount of $500,000 and in an integral multiple of $100,000; provided that an ABR Revolving Loan Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 different Interest Periods in effect for Term SOFR Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).
(d)Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.
Section 2.03Requests for Borrowings. Each Revolving Loan Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon irrevocable notice by the Borrower to the Administrative Agent, which may be given by (A) telephone or (B) a Borrowing Request; provided that any telephonic notice must be promptly confirmed in writing by delivery to the Administrative Agent of a Borrowing Request (provided that notices in respect of any Revolving Loan Borrowing to be made in connection with any acquisition, investment or irrevocable repayment or redemption of Indebtedness may be conditioned on the closing of such Permitted Acquisition, permitted Investment or permitted irrevocable repayment or redemption of Indebtedness). Each such notice must be in the form of a Borrowing Request or Interest Election Request, as the case may be, appropriately completed and signed by a Responsible Officer of the Borrower or by telephone (and promptly confirmed by delivery of a written Borrowing Request or Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower) and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) 1:00 p.m. three U.S. Government Securities Business Days prior to the requested day of any Borrowing of, conversion to or continuation of Term SOFR Loans denominated in Dollars, and (ii) 12:00 p.m. on the requested date of any Borrowing of or conversion to ABR Loans (or, in each case, such later time as is reasonably acceptable to the Administrative Agent); provided, however, that if the Borrower wishes to request Term SOFR Loans having an Interest Period of other than one, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 1:00 p.m. four U.S. Government Securities Business Days prior to the requested date of the relevant Borrowing, conversion or continuation (or, in each case, such later time as is reasonably acceptable to the Administrative Agent), whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is available to them and (B) not later than 12:00 p.m. three U.S. Government Securities Business Days before the requested date of the relevant Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period is available to the appropriate Lenders.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each Lender of the details and amount of any Loan to be made as part of the relevant requested Borrowing (x) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section or (y) in the case of any Term SOFR Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section.
Section 2.04[Reserved].
Section 2.05Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon (among other things) the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Latest Revolving Credit Maturity Date, upon the request of the Borrower, to issue Letters of Credit payable “at sight” only for the account of Parent and/or any of its subsidiaries (provided that the Borrower will be the applicant) and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor drawings under the Letters of Credit, and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.05(d). As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.
(b)Notice of Issuance, Amendment, Extension; Certain Conditions. To request the initial issuance of any Letter of Credit, the Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days (or such shorter period as is acceptable to the applicable Issuing Bank), in advance of the requested date of issuance, a Letter of Credit Request (it being understood that, to the extent applicable, the issuance of any Letter of Credit expressly for the benefit of any Loan Party shall be contingent upon the Administrative Agent’s receipt of any documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act). To request an amendment or extension of an outstanding Letter of Credit (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)), the Borrower shall submit a Letter of Credit Request to the applicable Issuing Bank selected by the Borrower (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment or extension (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended or extended and specifying the proposed date of amendment or extension thereof (which shall be a Business Day) and other details of the amendment or extension. If requested by the applicable Issuing Bank in connection with any request for any Letter of Credit, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by the Borrower with any Issuing Bank relating to any Letter of Credit shall contain any representation or warranty, covenant or event of default not set forth in this Agreement (and to the extent any such representation or warranty, covenant or event of default is inconsistent herewith, the same shall be rendered null and void or reformed automatically without further action by any Person to conform to the terms of this Agreement), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent any such representation or warranty, covenant or event of default is inconsistent herewith, the same shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person). No Letter of Credit may be issued, amended or extended, unless (and, with respect to clauses (i)(A) and (ii) below, on the issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) (A) the aggregate LC Exposure does not exceed the Letter of Credit Sublimit, (B) the aggregate undrawn amount (plus unpaid LC Disbursements) of all outstanding Letters of Credit issued by any Issuing Bank does not exceed such Issuing Bank’s Applicable LC Sublimit and (C) if such Letter of Credit has a term that extends beyond the Maturity Date applicable to the Revolving Credit Commitments of any Class, the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date does not exceed the aggregate amount of the Revolving Credit Commitments then in effect that are scheduled to remain in effect after such Maturity Date and (ii) unless the relevant Issuing Bank is able to issue Commercial Letters of Credit, any such Letter of Credit is a Standby Letter of Credit (it being understood and agreed that no Issuing Bank shall be required to issue any Letters of Credit other than Standby Letters of Credit). No Issuing Bank will be required to issue any Letter of Credit if to do so would violate the policies of the Issuing Bank applicable to Letters of Credit in general.
(c)Expiration Date.
(i)No Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Letter of Credit and (B) the date that is five Business Days prior to the Latest Revolving Credit Maturity Date; provided that, any Letter of Credit may provide for the automatic extension thereof for any number of additional periods of up to one year in duration (which additional periods shall not extend beyond the date referred to in the preceding clause (B) unless 100% of the then-available balance thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank as of five Business Days prior to the Latest Revolving Credit Maturity Date).
(ii)[reserved].
(d)Participations. By the issuance of any Letter of Credit (or an amendment to any Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable

Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement.
(i)If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent (or, in the case of Commercial Letters of Credit, the applicable Issuing Bank) an amount equal to such LC Disbursement not later than 2:00 p.m. two Business Days after the date on which the Borrower receives notice of such LC Disbursement; provided that the Borrower may, without satisfying the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Loan Borrowing (any such Revolving Loan Borrowing, a “Letter of Credit Reimbursement Loan”) in an equivalent amount and, to the extent so financed, the obligation of the Borrower to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Credit Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.
(ii)If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amount owing under this clause (ii) shall be conclusive absent manifest error.

(f)Obligations Absolute. The obligation of the Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute and unconditional and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. The applicable Issuing Bank shall, within the period stipulated by terms and conditions of the applicable Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After examination, such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by electronic means upon any LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h)Interim Interest. If any Issuing Bank makes any LC Disbursement, unless the Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable to Initial Revolving Loans that are ABR Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the rate per annum then applicable to the Revolving Loans of such other Class); provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such

Revolving Lender to the extent of such payment and shall be payable on the date on which the Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).
(i)Replacement or Resignation of an Issuing Bank; Designation of New Issuing Banks.
(i)Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) and the Borrower at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, unless otherwise agreed by the replaced Issuing Bank, the Borrower shall pay all unpaid fees accrued prior to such date for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(ii)The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (ii) who agrees in writing to such designation shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender in respect of its Applicable LC Sublimit (the amount of which Applicable LC Sublimit shall be specified in the agreement pursuant to which such Revolving Lender becomes an Issuing Bank), and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Banks and such Revolving Lender; provided that, for the avoidance of doubt, it is understood and agreed that the Applicable LC Sublimit of the other Issuing Banks shall not be reduced or otherwise be affected by the appointment of any additional Revolving Lender as an Issuing Bank pursuant to this paragraph (ii); provided further that notwithstanding anything to the contrary contained herein, this Agreement may be amended to give effect to such appointment with the consent of the Borrower, the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Issuing Bank being appointed in accordance with this Section 2.05(h), which amendment may determine the face amount of Letters of Credit required to be issued by such Issuing Bank, and the consent of no other Lender shall be required therefor.
(iii) Notwithstanding anything to the contrary contained herein, each Issuing Bank may, upon 30 days’ prior written notice to the Borrower, each other Issuing Bank and the Lenders, resign as Issuing Bank, which resignation shall be effective as of the date referenced in such notice (but in no event less than 30 days (or such later date as the relevant Issuing Bank may agree) after the delivery of such written notice); provided that the effectiveness of such resignation shall be conditioned on and subject to the appointment of a replacement Issuing Bank reasonably satisfactory to the Borrower who agrees to assume the entire Applicable LC Sublimit of the resigning Issuing Bank, and no such resignation shall become effective unless and until such replacement Issuing Bank has accepted such appointment and agreed to provide such Applicable LC Sublimit on terms acceptable to the Borrower; provided, further, that it is understood and agreed that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amount have been drawn at such time). In the event of any such resignation of any Issuing Bank, the Borrower shall be entitled, but shall not be obligated, to appoint another Revolving Lender that is willing, in its sole discretion to accept such appointment in writing as successor Issuing Bank in respect of such resigning Issuing Bank; it being understood that the resignation of any such Issuing Bank shall not be effective in the event of a failure to appoint any such successor Issuing Bank and/or a failure of any Revolving Lender to accept such appointment as Issuing Bank. Upon the acceptance of any appointment as Issuing Bank hereunder, the successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder.
(j)Cash Collateralization.
(i)If any Event of Default exists and the Loans have been declared due and payable in accordance with Article VII hereof, then on the Business Day following the date on which the Borrower receives notice from the Administrative Agent at the direction of the Required Revolving Lenders demanding the deposit of Cash collateral pursuant to this clause (i), the Borrower shall deposit (or shall cause to be deposited), in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash equal to 100% of the LC Exposure as of such date (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(f) or (g).
(ii)Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and the Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

Section 2.06[Reserved].
Section 2.07Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder not later than (i) 1:00 p.m., in the case of Term SOFR Loans, and (ii) 2:00 p.m., in the case of ABR Loans, in each case on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received on the same Business Day, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed by the Borrower; provided that ABR Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)Unless the Administrative Agent has received notice from any Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing prior to the proposed date of such Borrowing (or, in the case of any Borrowing of ABR Loans, on the date of such Borrowing), the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, and the obligation of the Borrower to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.
Section 2.08Type; Interest Elections.
(a)Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)To make an election pursuant to this Section, the Borrower shall deliver an Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower, of the applicable election to the Administrative Agent.
(c)If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be, in the case of a Borrowing denominated in Dollars, converted to Term SOFR Borrowing with an Interest Period of one month’s duration. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.
Section 2.09Termination and Reduction of Commitments.
(a)Unless previously terminated, (i) the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date and (ii) the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, as applicable.
(b)Upon delivery of the notice required by Section 2.09(c), the Borrower may at any time terminate or from time to time reduce, the Revolving Credit Commitments of any Class; provided that (i) each reduction of the Revolving Credit Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to any concurrent prepayment of Revolving Loans, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount of the Revolving Credit Commitments of such Class; provided that after the establishment of any Additional Revolving Credit Commitment, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02, as applicable.
(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Revolving Credit Commitment under paragraph (b) of this Section in writing at least three Business Days prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of each applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that any such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Revolving Credit Commitment pursuant to this Section 2.09 shall be permanent. Upon any reduction of any Revolving Credit Commitment, the Revolving Credit Commitment of each Revolving Lender of the relevant Class shall be reduced by such Revolving Lender’s Applicable Percentage of the amount of such reduction.
Section 2.10Repayment of Loans; Evidence of Debt.
(a)[Reserved].
(b)(i)    The Borrower hereby unconditionally promises to pay (A) to the Administrative Agent for the account of each Initial Revolving Lender, the then-unpaid principal amount of the Initial Revolving Loans of such Lender on the Initial Revolving Credit Maturity Date and (B) to the Administrative Agent for the account of each Additional Revolving Lender, the then-unpaid principal amount of each Additional Revolving Loan of such Additional Revolving Lender on the Maturity Date applicable thereto.
(ii)On the Maturity Date applicable to the Revolving Credit Commitments of any Class, the Borrower shall (A) cancel and return outstanding Letters of Credit (or alternatively, with respect to each outstanding Letter of Credit, furnish to the Administrative Agent a Cash deposit (or if reasonably satisfactory to the relevant Issuing Bank, a “backstop” letter of credit) equal to 100% of the amount of the LC Exposure (minus any amount then on deposit in any Cash collateral account established for the benefit of the relevant Issuing Bank) as of such date, in each case to the extent necessary so that, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of any other Class shall not exceed the Revolving Credit Commitments of such other Class then in effect and (B) make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility of the applicable Class then due, together with accrued and unpaid interest (if any) thereon.
(c)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or the Issuing Banks and each Lender’s or Issuing Bank’s share thereof.
(e)The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(f)Any Lender may request that any Loan made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver a Promissory Note to such Lender payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower. The obligation of each Lender to execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower shall survive the Termination Date.
Section 2.11Prepayment of Loans.
(a)Optional Prepayments.
(i)[Reserved].
(ii)Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class, in whole or in part, without premium or penalty (but subject to Section 2.16); provided that after the establishment of any Class of Additional Revolving Loans, any such prepayment of any Borrowing of Revolving Loans of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02, as applicable. Each such prepayment shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the relevant Class.
(iii)The Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.11(a) (i) in the case of any prepayment of any Term SOFR Borrowing, not later than 1:00 p.m. three U.S. Government Securities Business Days before the date of prepayment or (ii) in the case of any prepayment of an ABR Borrowing, not later than 1:00 p.m. one Business Day before the date of prepayment (or, in each case, such later time as to which the Administrative Agent may reasonably agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion of each relevant Class to be prepaid; provided that any notice of prepayment delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c), or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid).
(b)Mandatory Prepayments.
(i)(A)    In the event that the Revolving Credit Exposure of any Class exceeds the amount of the Revolving Credit Commitment of such Class then in effect, the Borrower shall, within five Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Loans and/or reduce LC Exposure in an aggregate amount sufficient to reduce such Revolving Credit Exposure as of the date of such payment to an amount not to exceed the Revolving Credit Commitment of such Class then in effect by taking any of the following actions as it shall determine at its sole discretion: (x) prepaying Revolving Loans or (y) with respect to any excess LC Exposure, depositing Cash in a Cash collateral account established for the benefit of the relevant Issuing Bank or “backstopping” or replacing the relevant Letters of Credit, in each case, in an amount equal to 100% of such excess LC Exposure (minus any amount then on deposit in any Cash collateral account established for the benefit of the relevant Issuing Bank).
(B)Each prepayment of any Revolving Loan Borrowing under this Section 2.11(b)(i) shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the applicable Class.
(ii)Prepayments made under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13 and (B) subject to Section 2.16.
Section 2.12Fees.
(a)The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Revolving Credit Commitments of such Class on the average daily amount of the unused Revolving Credit Commitment of such Class of such Revolving Lender during the period from and including the Closing Date to the date on which such Lender’s Revolving Credit Commitment of such Class terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December (commencing March 31, 2026) for the quarterly period then ended (or, in the case of the payment made on March 31, 2026, for the period from the Closing Date to such date), and on the date on which the Revolving Credit Commitments of the applicable Class terminate. For purposes of calculating the commitment fee only, the Revolving Credit Commitment of any Class of any Revolving Lender shall be deemed to be used to the extent of Revolving Loans of such Class of such Revolving Lender and the LC Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class.
(b)The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender of any Class a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Revolving Loans of such Class that are Term SOFR Loans on the daily available balance of such Lender’s LC Exposure attributable to its Revolving Credit Commitment of such Class (excluding any portion thereof that is attributable to unreimbursed LC Disbursements), during the period from the date of issuance of such Letter of Credit to the earliest of (A) the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure attributable to its Revolving Credit Commitment of such Class and (B) the Termination Date, and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the earliest of (A) the expiration date of such Letter of Credit, (B) the date on which such Letter of Credit terminates or (C) the Termination Date, computed at a rate equal to 0.125% per annum or the rate agreed by such Issuing Bank and the Borrower of the daily available balance of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, payment, negotiation or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall accrue to but excluding the last Business Day of each March, June, September and December and be payable in arrears for the quarterly period then ended (or, in the case of the payment made on March 31, 2026, for the period from the Closing Date to such date) on the last Business Day of each March, June, September and December (commencing, if applicable, March 31, 2026); provided that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate, and any such fees accruing after the date on which the Revolving Credit Commitments of the applicable Class terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.
(c)[Reserved].
(d)[Reserved].
(e)All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to any Issuing Bank). Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter. Fees payable hereunder shall accrue through and including the applicable fee payment date.
(f)[Reserved].
(g)Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.13Interest.
(a)The Revolving Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)The Revolving Loans comprising each Term SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)[Reserved].
(d)Notwithstanding the foregoing but in all cases subject to Section 9.05(f), if any principal of or interest on any Revolving Loan, any LC Disbursement or any fee payable by the Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Revolving Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Revolving Loan or LC Disbursement as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall accrue pursuant to this Section 2.13(d) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.
(e)Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan and (i) on the Maturity Date applicable to such Loan and (ii) in the case of a Revolving Loan of any Class, upon termination of the Revolving Credit Commitments of such Class; provided that (A) interest accrued pursuant to paragraph (d)

of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Revolving Loan (other than an ABR Revolving Loan of any Class prior to the termination of the Revolving Credit Commitments of such Class), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Revolving Loan shall be payable on the effective date of such conversion.
(f)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.
Section 2.14Alternate Rate of Interest.
(a)If at least two Business Days prior to the commencement of any Interest Period for a Term SOFR Borrowing:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period; or
(ii)the Administrative Agent is advised by the Required Lenders that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter (but at least two Business Days prior to the first day of such Interest Period) and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Term SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right (in consultation with the Borrower) to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent (including, if applicable, in consultation with the Borrower) or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Section 2.15Increased Costs.
(a)If any Change in Law:
(i)imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;
(ii)subjects any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on or with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)imposes on any Lender or Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or Term SOFR Loans made by any Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any Term SOFR Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay (or cause to be paid) to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of requests for reimbursement under clause (iii) above resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.
(b)If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then within 30 days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay (or cause to be paid) to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.
Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.16Break Funding Payments. Subject to Section 9.05(f), in the event of (a) the conversion or prepayment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any Term SOFR Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the actual amount of any actual out-of-pocket loss, expense and/or liability (including any actual out-of-pocket loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain Term SOFR Loans, but excluding loss of anticipated profit) that such Lender has incurred or sustained as a result of such event. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Borrower that (A) sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (B) certifies that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
Section 2.17Taxes.
(a)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) each Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.
(b)In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.
(c)The Borrower shall indemnify the Administrative Agent and each Lender within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement) to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, whether or not correctly or legally imposed or asserted by the relevant Government Authority; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted by the relevant Government Authority, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which shall be repaid to the Borrower in accordance with Section 2.17(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional material out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Borrower setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability. Notwithstanding anything to the contrary contained in this Section 2.17, the Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17 for any amount to the extent the Administrative Agent or such Lender fails to notify the Borrower of such possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.
(d)[Reserved].
(e)As soon as practicable after any payment of any Taxes pursuant to this Section 2.17 by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued, if any, by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.
(f)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).
(ii)Without limiting the generality of the foregoing,
(A)each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;
(B)each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, two executed original copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing any available exemption from, or reduction of, U.S. federal withholding Tax;
(II)two executed original copies of IRS Form W-8ECI (or any successor forms);
(III)in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed original copies of a certificate substantially in the form of Exhibit O-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed original copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms); or
(IV)to the extent any Foreign Lender is not the beneficial owner, two executed original copies of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-2, Exhibit O-3 or Exhibit O-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-3 on behalf of each such direct or indirect partner(s);

(C)each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed original copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
For the avoidance of doubt, if a Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.
Each Lender agrees that if any documentation (including any specific documentation required above in this Section 2.17(f)) it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall deliver to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
Notwithstanding anything to the contrary in this Section 2.17(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.
(g)If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund (whether received in cash or applied as a credit against any cash taxes payable) of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant

Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (g) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.
(h)Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)Definition of “Lender.” For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section 2.17, include any Issuing Bank.
(j)Certain Documentation. On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower whichever of the following is applicable: (i) if the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two executed original copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding or (ii) if the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (A) with respect to payments received for its own account, two executed original copies of IRS Form W-8ECI and (B) with respect to payments received on account of any Lender, two executed original copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that the Administrative Agent is a U.S. branch and may be treated as a United States person for purposes of applicable U.S. federal withholding Tax. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding anything to the contrary in this Section 2.17(j), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.
Section 2.18Payments Generally; Allocation of Proceeds; Sharing of Payments.
(a)Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, reimbursements of LC Disbursements, or of amounts payable under Sections 2.12(b)(ii),  2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m. on the date when due, in immediately available funds or such other form of consideration not otherwise prohibited under this Agreement as the relevant recipient may agree, without set-off or counterclaim. Any amount received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment shall be made to the Administrative Agent to the applicable account designated by the Administrative

Agent to the Borrower, except that any payment made pursuant to Sections 2.15, 2.16, 2.17 or 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.19(b), 2.20, 2.21, 2.22, and/or 2.23, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest in respect of the Loans of a given Class and each conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. All payments hereunder shall be made in Dollars (or such other form of consideration not otherwise prohibited under this Agreement as the relevant recipient may agree). Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(b)Subject in all respects to the provisions of each applicable Intercreditor Agreement, all proceeds of Collateral received by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied, first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or any Issuing Bank from the Borrower constituting Secured Obligations, third, on a pro rata basis in accordance with the amounts of the Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Secured Obligations (including, with respect to LC Exposure, an amount to be paid to the Administrative Agent equal to 100% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) on such date, to be held in the LC Collateral Account as Cash collateral for such Obligations); provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b), beginning with clause first above, fourth, as provided in any applicable Intercreditor Agreement, and fifth, to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct.
(c)If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender with Loans of such Class and participations in LC Disbursements, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class and sub-participations in LC Disbursements of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23, 9.02(c) and/or Section 9.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after the date of such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For purposes of subclause (c) of the definition of “Excluded Taxes,” any Lender that acquires a participation pursuant to this Section 2.18(c) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.
(d)Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.19Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.15 or determines it can no longer make or maintain Term SOFR Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If (i) any Lender requests compensation under Section 2.15 or determines it can no longer make or maintain Term SOFR Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender,” “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender or Required Revolving Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date on a non-pro rata basis (provided that if, after giving effect to such termination and repayment, the aggregate amount of the Revolving Credit Exposure of any Class exceeds the aggregate amount of the Revolving Credit Commitments of such Class then in effect, then the Borrower shall, not later than the next Business Day, prepay one or more Revolving Loan Borrowings of the applicable Class (and, if no Revolving Loan Borrowings of such Class are outstanding, deposit Cash collateral in the LC Collateral Account) in an amount necessary to eliminate such excess) or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that assumes such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements, in each case, of such Class of Loans and/or Commitments, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of Loans and/or Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable Requirements of Law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments, in each case, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such sale and purchase and deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment Agreement (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment Agreement or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment Agreement or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).
Section 2.20Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans, the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (x) the Borrower shall, upon demand from the relevant Lender (with a copy to the Administrative Agent), prepay or convert all of such Lender’s Term SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment) and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall, during the period of such suspension, compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.
Section 2.21Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Person becomes a Defaulting Lender, then the following provisions shall apply for so long as such Person is a Defaulting Lender:
(a)Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provisions of this Agreement or other Loan Document.
(b)The Loans, the Commitments and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
(c)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article VII, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, as the Administrative Agent or the Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders or Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(d)If any LC Exposure exists at the time any Lender becomes a Defaulting Lender, then:
(i)the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders under the Revolving Facility (the “Non-Defaulting Revolving Lenders”) in accordance with their respective Applicable Revolving Credit Percentages but only to the extent that (A) the sum of the Revolving Credit Exposures of all non-Defaulting Lenders attributable to the Revolving Credit Commitments of any Class does not exceed the total of the Revolving Credit Commitments of all Non-Defaulting Revolving Lenders of such Class and (B) the Revolving Credit Exposure of any non-Defaulting Lender that is attributable to its Revolving Credit Commitment of such Class does not exceed such non-Defaulting Lender’s Revolving Credit Commitment of such Class; it being understood and agreed that, subject to Section 9.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against any Defaulting Lender arising from such Lender’s having become a Defaulting Lender, including any claim of any non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within two Business Days following notice by the Administrative Agent, Cash collateralize 100% of such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank with respect to such LC Exposure and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of LC Exposure among non-Defaulting Lenders described in clause (i) above);
(iii)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Revolving Lenders pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation; and
(iv)if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.
(e)So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided in accordance with Section 2.21(d), and participating interests in any such or newly issued, extended or created Letter of Credit shall be allocated among Non-Defaulting Revolving Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).
(f)In the event that the Administrative Agent and the Borrower agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Revolving Credit Percentage of LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and on such date, such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class of the other Revolving Lenders or participations in Revolving Loans of the applicable Class as the Administrative Agent determines is necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage of the applicable Class or its Applicable Revolving Credit Percentage, as applicable. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
Section 2.22Incremental Credit Extensions.
(a)The Borrower may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment (i) add one or more new Classes of term facilities and/or increase the principal amount of term loans of any existing Class by requesting new commitments to provide such term loans (any such new Class or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) increase the aggregate amount of the Revolving Credit Commitments of any existing Class (any such increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and any Incremental Revolving Loans, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided that:
(i)no Incremental Commitment in respect of any Incremental Term Facility may be in an amount that is less than $5,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree),
(ii)except as the Borrower and any Lender may separately agree, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide any Incremental Commitment shall be within the sole and absolute discretion of such Lender (it being agreed that the Borrower shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Facility),
(iii)no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan,
(iv)except as otherwise permitted herein (including with respect to margin, pricing (including any “MFN” or other pricing term), rate floors, premiums (including prepayment premiums), funding discounts, maturity, amortization and fees which shall be determined by the Borrower and the applicable Incremental Lenders):
(A)the terms of any Incremental Term Facility with respect to any new Class of Incremental Term Loans shall be on terms and conditions reasonably acceptable to the Administrative Agent and may include customary amortization and mandatory prepayments (it being agreed that any terms contained in such Incremental Facility that (w) are applicable only after the then-existing Latest Maturity Date, (x) are, taken as a whole, in the good faith determination of the Borrower, not more favorable to the lenders or the agent of such Incremental Term Facility than those contained in the Loan Documents, (y) are more favorable to the lenders or the agent of such Incremental Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Lenders or, as applicable, the Administrative Agent, as applicable, pursuant to the applicable Incremental Facility Amendment; provided that if the Incremental Term Loan Facility includes any financial covenant that is more favorable to the Lenders, then this Agreement shall be conformed to provide for the inclusion of such financial covenants for the benefit of the existing Lenders and/or (z) taken as a whole, reflect then current market terms and conditions for such type of Incremental Facility at the time of the incurrence or issuance of such Incremental Facility (as determined by the Borrower in good faith) shall, in each case, be deemed satisfactory to the Administrative Agent), and
(B)the terms of any Incremental Revolving Facility (for the avoidance of doubt, other than any arrangement, commitment, structuring, underwriting, ticking and/or amendment fee paid or to be paid in connection with the implementation of such Incremental Revolving Facility) shall be consistent with the terms of a then-existing Revolving Facility (if any),
(v)the Effective Yield (and the components thereof) applicable to any Incremental Facility shall be determined by the Borrower and the lender or lenders providing such Incremental Facility,
(vi)other than with respect to any Incremental Term Facility consisting of Indebtedness in the form of Customary Bridge Loans, the final maturity date with respect to any Class of Incremental Term Loan shall be no earlier than the then-existing Latest Maturity Date, it being understood and agreed for the avoidance of doubt that any undrawn commitment in respect of any Incremental Term Facility may terminate at such time as the Borrower and the lenders providing the relevant Incremental Term Facility may agree,
(vii)other than with respect to (x) any Incremental Term Facility consisting of Indebtedness in the form of Customary Bridge Loans and (y) customary amortization, no Incremental Term Facility shall have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of any then-existing Term Loans,
(viii)subject to clauses (vi) and (vii) above, any Incremental Term Facility may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Term Facility,
(ix)subject to clause (v) above, to the extent applicable, any fees payable in connection with any Incremental Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Facility,
(x)(A) any Incremental Term Facility or Incremental Revolving Facility may rank pari passu with or junior to any then-existing tranche of term loans or Revolving Loans, as applicable, in right of payment and/or security or may be unsecured (and to the extent the relevant Incremental Facility is secured, it shall be subject to an Acceptable Intercreditor Agreement) and (B) no Incremental Facility may be (x) guaranteed by any Person which is not a Loan Party (it being understood and agreed that the obligations of any subsidiary of Parent with respect to any escrow arrangement into which the proceeds of such Incremental Term Facility are deposited shall not constitute a guarantee by any subsidiary that is not a Loan Party) or (y) secured by any assets other than the Collateral (it being understood that any Incremental Facility that is funded into Escrow pursuant to customary (in the good faith determination of the Borrower) escrow arrangements may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until the date on which such funds are released from Escrow),

(xi)the Borrower may not request to increase the aggregate amount of the Revolving Credit Commitments of any existing Class more than five (5) times,
(xii)(A) no Default or Event of Default shall exist immediately prior to or after giving effect to the incurrence or implementation of such Incremental Facility; provided that notwithstanding the foregoing, in the case of any Incremental Facility incurred or implemented in connection with any acquisition, Investment or irrevocable payment or redemption of Indebtedness, the condition set forth in this clause (A) shall require only that no Event of Default under Section 7.01(a), (f) or (g) exist immediately prior to giving effect to such Incremental Facility and (B) the condition set forth in Section 4.02(b) hereof shall be satisfied after giving effect to the incurrence or implementation of the relevant Incremental Facility; provided that notwithstanding the foregoing, in the case of any Incremental Facility incurred or implemented in connection with any acquisition or similar Investment, the condition set forth in this clause (B) shall require only the making and accuracy of the Specified Representations before giving effect to such acquisition or Investment; provided further that this clause (xii) shall be subject to Section 1.10(a) and (b) in all respects, and
(xiii)the proceeds of any Incremental Facility may be used for working capital and/or purchase price adjustments and other general corporate purposes (including, without limitation, capital expenditures, acquisitions, Investments, Restricted Payments and related fees and expenses) and any other use not prohibited by this Agreement.
(b)Incremental Commitments may be provided by any existing Lender, or by any other Eligible Assignee (any such other lender being called an “Incremental Lender”); provided that the Administrative Agent (and, in the case of any Incremental Revolving Facility, any Issuing Bank) shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Incremental Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Incremental Lender.
(c)Each Lender or Incremental Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Incremental Lender shall become a Lender for all purposes in connection with this Agreement.
(d)As conditions precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall be entitled to receive customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall be entitled to receive, from each Incremental Lender, an Administrative Questionnaire and such other documents as it shall reasonably require from such Incremental Lender, (iii) subject to Section 2.22(h), the Administrative Agent shall have received a Borrowing Request as if the relevant Incremental Loans were subject to Section 2.03 or another written request, the form of which is reasonably acceptable to the Administrative Agent (it being understood and agreed that the requirement to deliver a Borrowing Request shall not result in the imposition of any additional condition precedent to the availability of the relevant Incremental Loans (including with respect to the absence of a Default or Event of Default and/or the accuracy of any representation and/or warranty)) and (iv) the Administrative Agent shall be entitled to receive a certificate of the Borrower signed by a Responsible Officer (or secretary or assistant secretary) thereof:
(A)certifying and attaching a copy of the resolutions adopted by the governing body of the Borrower approving or consenting to such Incremental Facility or Incremental Loans, and
(B)to the extent applicable, certifying that the conditions set forth in clause (a)(xii) above have been satisfied.
(e)Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.22, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender) participations hereunder in Letters of Credit shall be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to Section 2.22) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (e); and
(f)On the date of effectiveness of any Incremental Revolving Facility, the Letter of Credit Sublimit shall increase by an amount, if any, agreed upon by the Borrower, the Administrative Agent and the relevant Issuing Banks, as applicable; it being understood and agreed that the Borrower and any Lender providing any Incremental Revolving Facility may agree that such Lender will provide a portion of the Letter of Credit Sublimit in excess of its Applicable Percentage thereof.
(g)The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document as may be necessary, appropriate or advisable in order to establish any Incremental Facility (including any new Class or sub-Class in respect of Loans or commitments pursuant to this Section 2.22) including (i) technical amendments as may be necessary, appropriate or advisable in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.22, (ii) any other amendment contemplated by Section 9.02(d)(ii) and (iii) solely with respect to any Incremental Term Facility, the ability to include provisions applicable solely to such Incremental Term Facility; provided that the Administrative Agent shall not be required to execute any Incremental Facility Amendment unless such Incremental Facility Amendment would affect the Loan Documents in a manner that would require the consent of the Administrative Agent pursuant to Section 2.21(a)(xii) or 9.02(b)(C). The Administrative Agent agrees that its consent, if required, to any amendment to this Agreement or any other Loan

Document as contemplated above, or to the form and substance of any Incremental Facility Amendment, will not be unreasonably withheld, delayed or conditioned. In addition, the Incremental Facility Amendment with respect to any Incremental Term Facility may, without the consent of any Lender (other than any Lender providing such Incremental Term Loans) or the Administrative Agent, include such amendments to this Agreement as may be necessary, appropriate or advisable as reasonably determined by the Administrative Agent and the Borrower to make the applicable Incremental Term Loans “fungible” with the relevant existing Class of Incremental Term Loans (including by modifying the amortization schedule and/or extending the time period during which any prepayment premium applies).
(h)Notwithstanding anything to the contrary in this Section 2.22 or in any other provision of any Loan Document, but subject to Section 2.22(a)(xii), the conditions to the availability or funding of any Incremental Facility shall be determined by the relevant Incremental Lenders providing such Incremental Facility and the Borrower (including, if the proceeds of any Incremental Facility are intended to be applied to finance an acquisition or other Investment and the lenders providing such Incremental Facility so agree, the availability thereof being subject to customary “SunGard” or “certain funds” conditionality (including the making and accuracy of the Specified Representations before giving effect to such acquisition or Investment)).
(i)This Section 2.22 shall supersede any provision in Sections 2.18 or 9.02 to the contrary.
Section 2.23Extensions of Loans and Revolving Credit Commitments.
(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans of any Class or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”); it being understood that any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted, so long as the following terms are satisfied:
(i)except as to (A) pricing (including any “MFN” or other pricing terms), margins, rate floors, fees, premiums (including prepayment premiums), funding discounts, maturity and amortization (which shall be subject to the immediately succeeding clause (iii) and, to the extent applicable, be determined by the Borrower and any Lender who agrees to an Extension of its Revolving Credit Commitments and set forth in the relevant Extension Offer) and (B) any covenant or other provision applicable only to any period after the Latest Revolving Credit Maturity Date, the Revolving Credit Commitment of any Lender who agrees to an extension with respect to such Commitment (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall constitute a revolving commitment (or related outstandings, as the case may be); the terms applicable to such Extended Revolving Credit Commitments and Extended Revolving Loans shall be as agreed between the Borrower and the Lenders providing such Extended Revolving Credit Commitments and Extended Revolving Loans; provided that to the extent more than one Revolving Facility exists after giving effect to any such Extension, (x) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (2) repayments required upon the Maturity Date of any Revolving Facility and (3) repayments made in connection with a permanent repayment and termination of Revolving Credit Commitments under any Revolving Facility (subject to clause (z) below)) of Revolving Loans with respect to any Revolving Facility after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Facilities, (y) all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders, except to the extent the requested Letter of Credit is beyond the maturity of any Revolving Facility (in which case, the Borrower shall Cash collateralize 100% of the LC Exposure of each Revolving Lender under such maturing Revolving Facility) and (z) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Extended Revolving Credit Commitments shall be made with respect to such Extended Revolving Loans on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that the Borrower shall be permitted to permanently repay Revolving Loans and terminate Revolving Credit Commitments of any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility and (II) to the extent refinanced or replaced with a Replacement Revolving Facility or Replacement Debt;
(ii)the Borrower may not make more than two Extension Offers with respect to the Revolving Credit Commitments hereunder during the term of this Agreement;
(iii)no Extended Revolving Credit Commitments or Extended Revolving Loans may have a final maturity date earlier than (or require commitment reductions prior to) the Latest Revolving Credit Maturity Date; provided that after giving effect to any Extension of any Revolving Credit Commitments, the final maturity date shall be no longer than five years,
(iv)if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;
(v)unless the Administrative Agent otherwise agrees, any Extension must be in a minimum amount of $5,000,000;
(vi)any applicable Minimum Extension Condition must be satisfied or waived by the Borrower;
(vii)any documentation in respect of any Extension shall be consistent with the foregoing; and
(viii)no Extension of any Revolving Facility shall be effective as to the obligations of any Issuing Bank with respect to Letters of Credit without the consent of such Issuing Bank (such consents not to be unreasonably withheld or delayed) (and, in the absence of such consent, all references herein to Latest Revolving Credit Maturity Date shall be determined, when used in reference to such Issuing Bank, without giving effect to such Extension).
(b)(i) No Extension consummated in reliance on this Section 2.23 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (insofar as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to any Extension of any Class of Loans and/or Commitments and (iii) except as set forth in clause (a)(v) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to the consummation of any Extension that a minimum amount (to be specified in the relevant Extension Offer in the Borrower’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable tranches be tendered; it being understood that the Borrower may, in its sole discretion, waive any such Minimum Extension Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 and/or 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.
(c)Subject to any consent required under Section 2.23(a)(viii), no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). All Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and any amendments to any of the other Loan Documents with the Loan Parties as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case, on terms consistent with this Section 2.23.
(d)In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
On the dates and to the extent required pursuant to Sections 4.01 or 4.02 hereof, as applicable, Parent, MFTB and the Borrower hereby represent and warrant to the Lenders that (in each case, except as disclosed in any quarterly or annual report of Parent filed on Form 10-Q with respect to the fiscal quarters ending March 31, 2025, June 31, 2025 or September 30, 2025 or Form 10-K with respect to the fiscal year ending December 31, 2024 (in each case, excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking or safe harbor statements)):
Section 3.01Organization; Powers. Parent and each of its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, (b) has all requisite corporate or other organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 3.01 (other than the foregoing clause (a)(i) and clause (b), in each case, with respect to the Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.02Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.
Section 3.03Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirement of Law applicable to such Loan Party which violation, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any material Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (c), could reasonably be expected to result in a Material Adverse Effect.
Section 3.04Financial Condition; No Material Adverse Effect.
(a)The financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial position and results of operations and cash flows of Parent on a consolidated basis as of such dates and for such periods in accordance with GAAP, (x) except as otherwise expressly noted therein, (y) subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end adjustments and (z) if applicable, except as may be necessary to reflect any differing entity and/or organizational structure prior to the Closing Date.
(b)Since December 31, 2024, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that is continuing.

Section 3.05Properties.
(a)Parent and each of its Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes, (ii) for any Permitted Lien or (iii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.
(b)Parent and its Restricted Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all Copyrights embodied in software) and all other intellectual property rights (“IP Rights”) used to conduct their respective businesses as presently conducted without, to the knowledge of Parent, any infringement or misappropriation of the IP Rights of third parties, except to the extent the failure to own or license or have rights to use would not, or where such infringement or misappropriation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.06Litigation and Environmental Matters.
(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent, threatened in writing against Parent or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither Parent nor any of its Restricted Subsidiaries is subject to or has received notice of any Environmental Claim or Environmental Liability or knows of any basis for any Environmental Liability or Environmental Claim of Parent or any of its Restricted Subsidiaries and (ii) neither Parent nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Authorization, permit, license or other approval required under any Environmental Law.
(c)Neither Parent nor any of its Restricted Subsidiaries has treated, stored, transported or released any Hazardous Materials on, at, under or from any currently or formerly owned, leased or operated real estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.
Section 3.07Compliance with Laws. Each of Parent and each of its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to the Requirements of Law covered by Section 3.17 below.
Section 3.08Investment Company Status. No Loan Party is an “investment company,” as defined in, or is required to be registered under, the Investment Company Act of 1940.
Section 3.09Taxes. Each of Parent and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which Parent or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 3.10ERISA.
(a)Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.
(b)In the five-year period prior to the date on which this representation is made or deemed made, no ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
Section 3.11[Reserved].
Section 3.12Solvency. As of the Closing Date and after giving effect to the Closing Date Transactions and the incurrence of the Indebtedness and obligations being incurred in connection with this Agreement, (i) the sum of the debt (including contingent liabilities) of Parent and its subsidiaries, taken as a whole, does not exceed the fair value of the assets of Parent and its subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets (on a going concern basis) of Parent and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of Parent and its subsidiaries, taken as a whole, on their debts as they become absolute and matured in accordance with their terms; (iii) the capital of Parent and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Parent and its subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iv) Parent and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For purposes of this Section 3.12, (A) it is assumed that the Indebtedness and other obligations under the Credit Facilities will come due at their respective maturities and (B) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, is reasonably expected to represent an actual or matured liability.
Section 3.13Subsidiaries. Schedule 3.13 sets forth, in each case, as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of Parent and the ownership interest therein held by Parent or its applicable subsidiary, and (b) the type of entity of Parent and each of its subsidiaries.
Section 3.14Security Interest in Collateral. Subject to the Legal Reservations, the Perfection Requirements and the provisions, limitations and/or exceptions set forth in this Agreement and/or any other Loan Document, and solely during any Non-Investment Grade Period, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents, unless otherwise permitted hereunder or under any Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Foreign Subsidiary, or the rights and remedies of the Administrative Agent or any Lender with respect thereto, under any Requirement of Law of any foreign jurisdiction, (B) the enforcement of any security interest, or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization, approval or license under, any Requirement of Law or (c) on the Closing Date and until required pursuant to Section 5.12 or Section 5.15, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Closing Date.
Section 3.15Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against Parent or any of its Restricted Subsidiaries pending or, to the knowledge of Parent or any of its Restricted Subsidiaries, threatened and (b) the hours worked by and payments made to employees of Parent and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters.
Section 3.16Federal Reserve Regulations. No part of the proceeds of any Loan or the issuance of, or drawings under, any Letter of Credit have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U.
Section 3.17OFAC; PATRIOT ACT and FCPA.
(a)(i) None of Parent nor any of its Restricted Subsidiaries nor, to the knowledge of Parent, any director, officer or employee of any of the foregoing is (i) a Sanctioned Person; (ii) Parent and its Restricted Subsidiaries are in compliance with Sanctions; and (iii) the Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or Letters of Credit or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Sanctioned Person or in any Sanctioned Country, except to the extent licensed or otherwise approved by OFAC or in compliance with applicable exemptions, licenses or other approvals. Each Loan Party has implemented and will maintain, or is subject to and will remain subject to, policies and procedures reasonably designed to promote and achieve compliance with Sanctions.
(b)To the extent applicable, each Loan Party is in compliance and will remain in compliance, in all material respects, with all applicable anti-money laundering or counter-terrorist financing laws, including the USA PATRIOT Act.
(c)Except to the extent that the relevant violation could not reasonably be expected to have a Material Adverse Effect, (i) neither Parent nor any of its Restricted Subsidiaries nor, to the knowledge of Parent, any director, officer, agent (solely to the extent acting in its capacity as an agent for Parent or any of its subsidiaries) or employee of Parent or any Restricted Subsidiary, has taken any action, directly or indirectly, that would result in a material violation by any such Person of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including, without limitation, making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case, in contravention of the FCPA and any applicable anti-corruption Requirement of Law of any Governmental Authority; and (ii) the Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or Letters of Credit or otherwise made available such proceeds to any governmental official or employee, political party, official of a political party, candidate for public office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA.
The representations and warranties set forth above in this Section 3.17 made by or on behalf of any Foreign Subsidiary are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary; it being understood and agreed that to the extent that any Foreign Subsidiary is unable to make any representation or warranty set forth in this Section 3.17 as a result of the application of this sentence, such Foreign Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent Requirement of Law relating to anti-terrorism, anti-corruption or anti-money laundering that is applicable to such Foreign Subsidiary in its relevant local jurisdiction of organization.
Section 3.18Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.
ARTICLE IV.

CONDITIONS
Section 4.01Closing Date. The obligations of (i) each Lender to make Loans and (ii) any Issuing Bank to issue Letters of Credit, in each case, on the Closing Date, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02), in each case, subject to Section 5.15:
(a)Loan Documents and Promissory Note. The Administrative Agent (or its counsel) shall have received from the Borrower and each Loan Party, to the extent party thereto, a counterpart signed by the Borrower or such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) each Loan Document to be executed and delivered on the Closing Date and (B) each Promissory Note requested by a Lender at least three Business Days prior to the Closing Date.
(b)Legal Opinions. The Administrative Agent (or its counsel) shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, (i) a customary written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in its capacity as special New York and Delaware counsel for the Loan Parties, and (ii) a customary written opinion of Perkins Coie LLP, in its capacity as special Washington counsel for the Loan Parties, each dated the Closing Date and addressed to the Administrative Agent, the Lenders and each Issuing Bank.
(c)Secretary’s Certificate and Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or Responsible Officer thereof, which shall (A) certify that (w) attached thereto is a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party, certified by the relevant authority of its jurisdiction of organization or incorporation, (x) the certificate or articles of incorporation, formation or organization of such Loan Party attached thereto has not been amended (except as attached thereto) since the date reflected thereon, (y) attached thereto is a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Closing Date and such by-laws or operating, management, partnership or similar agreement are in full force and effect and (z) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of such Loan Party’s board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or other authorized signatories of such Loan Party who are authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate for each Loan Party from the relevant authority of its jurisdiction of organization or incorporation, dated as of a recent date.
(d)Representations and Warranties. The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent that any representation and warranty specifically refers to an earlier given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, however, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such periods.
(e)Default. On the Closing Date, no Event of Default or Default has occurred and is continuing.
(f)Solvency. The Administrative Agent (or its counsel) shall have received a certificate in substantially the form of Exhibit P from the chief financial officer (or other officer with reasonably equivalent responsibilities) of Parent dated as of the Closing Date and certifying as to the matters set forth therein.
(g)Officer’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of Parent certifying satisfaction of the conditions precedent set forth in Sections 4.01(d) and (e).
(h)Perfection Certificate. The Administrative Agent (or its counsel) shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby.
(i)Lien Searches. The Administrative Agent shall have received the results of recent lien searches in each of the jurisdictions where any of the Loan Parties is formed or organized, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02, or Liens to be discharged substantially contemporaneously with the Closing Date pursuant to the documentation reasonably satisfactory to the Administrative Agent.
(j)Fees. The Administrative Agent shall have received (i) all fees required to be paid by Parent on the Closing Date pursuant to the Fee Letter and (ii) all expenses required to be paid by the Borrower for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which the Borrower may agree (including the reasonable and documented out-of-pocket fees and expenses of legal counsel required to be paid by the Borrower hereunder), in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Loans (if any) to be made on the Closing Date.
For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, each of the Administrative Agent, Issuing Bank and Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, such Lender or such Issuing Bank, as the case may be.
Section 4.02Each Credit Extension. After the Closing Date, the obligation of each Revolving Lender and Issuing Bank to make any Credit Extension is subject to the satisfaction of the following conditions:
(a)(i) In the case of any Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or (ii) in the case of the issuance of any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Letter of Credit Request.
(b)The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to an earlier given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, however, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such periods.
(c)At the time of and immediately after giving effect to the applicable Credit Extension, no Event of Default or Default has occurred and is continuing or would result from such Credit Extension.
Each Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section; provided, however, that the conditions set forth in this Section 4.02 shall not apply to (A) any Incremental Loan made in connection with any acquisition, other Investment or irrevocable repayment or redemption of Indebtedness and/or (B) any Credit Extension under any Refinancing Amendment and/or Extension Amendment unless, in each case, the lenders in respect thereof have required satisfaction of the same in the applicable Incremental Facility Amendment, Refinancing Amendment or Extension Amendment, as applicable.

ARTICLE V.

AFFIRMATIVE COVENANTS
From the Closing Date until the date on which all Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been (x) collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank or (y) deemed reissued under another agreement in a manner reasonably acceptable to the applicable Issuing Bank and the Administrative Agent) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), each of Parent, MFTB and the Borrower hereby covenants and agrees with the Lenders that:

Section 5.01Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(f), to each Lender:
(a)Quarterly Financial Statements. Whether or not required by the SEC, on the date on which the Quarterly Report on Form 10-Q of Parent for each Fiscal Quarter would be required to be filed under the rules and regulations of the SEC (as in effect on the Closing Date), the consolidated balance sheet of Parent as at the end of such Fiscal Quarter and the related consolidated statements of income or operations and cash flows of Parent for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (or in the case of the balance sheet, as of the end of the previous fiscal year), all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto, which shall be accompanied by a customary management’s discussion and analysis of financial condition and results of operation;
(b)Annual Financial Statements. Whether or not required by the SEC, on the date on which the Annual Report on Form 10-K of Parent for each Fiscal Year would be required to be filed under the rules and regulations of the SEC (as in effect on the Closing Date), (i) the consolidated balance sheet of Parent as at the end of such Fiscal Year and the related consolidated statements of income or operations, stockholders’ equity and cash flows of Parent for such Fiscal Year and setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year, and (ii) with respect to such consolidated financial statements, a report thereon of Deloitte & Touche LLP or other independent certified public accountant of recognized national standing (which report shall not be subject to (x) a “going concern” qualification (except as resulting from (A) the impending maturity of any Indebtedness, (B) the breach or anticipated breach of any financial covenant and/or (C) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) but may include a “going concern” explanatory paragraph or like statement, or (y) a qualification as to the scope of such audit), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP;
(c)Compliance Certificate. Within five (5) Business Days of delivery of the financial statements of Parent pursuant to Sections 5.01(a) and (b) (commencing with the Compliance Certificate to be delivered with respect to the Fiscal Quarter ending March 31, 2026), (i) a duly executed and completed Compliance Certificate (which shall include the calculation of the Excess Amount (if any)) and (ii) (A) a summary of the pro forma adjustments (if any) necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of Parent as a Restricted Subsidiary or an Unrestricted Subsidiary as of the last day of the Fiscal Quarter covered by such Compliance Certificate or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list delivered pursuant to clause (ii)(B) above;
(d)Notice of Changes to Ratings. The Borrower shall promptly notify the Administrative Agent on behalf of each Lender of any announcement by Moody’s, S&P or Fitch of any change or possible change in any debt rating.
(e)Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default (it being understood that any delivery of a notice of Default shall automatically cure any Default or Event of Default then existing with respect to any failure to deliver such notice (but not the underlying Default or Event of Default)

in each case, unless a Responsible Officer of the Borrower had knowledge that such Default or Event of Default had occurred and was continuing) or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a reasonably-detailed notice specifying the nature and period of existence of such condition, event or change and what action the Borrower has taken, is taking and proposes to take with respect thereto;
(f)Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect, written notice thereof from the Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;
(g)ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;
(h)[Reserved];
(i)Information Regarding Collateral. Prompt (and, in any event, within 90 days of the relevant change) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, or (iii) in any Loan Party’s jurisdiction of organization, in each case, to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change;
(j)[Reserved];
(k)Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange; and
(l)Other Information. Such other reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of Parent and its Restricted Subsidiaries; provided, however, that none of Parent nor any Restricted Subsidiary shall be required to disclose or provide any information (a) that constitutes non-financial trade secrets or non-financial proprietary information of Parent or any of its subsidiaries or any of their respective customers and/or suppliers, (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law, (c) that is subject to attorney-client or similar privilege or constitutes attorney work product or (d) in respect of which Parent or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(l)).
Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent (or a representative thereof) (x) posts such documents or (y) provides a link thereto on Parent’s website (or such other web address as may be designated by Parent from time to time upon notice to the Administrative Agent), (ii) on which such documents are delivered by the Borrower or Parent to the Administrative Agent for posting on behalf of the Borrower on IntraLinks, SyndTrak or another relevant website (the “Platform”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent), (iv) in respect of the items required to be delivered pursuant to Section 5.01(k) above, on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange or (v) in respect of the items required to be delivered pursuant to Section 5.01(a) or (b) above, on which Parent files Parent’s Form 10-K or 10-Q, as applicable, with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs.
No financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall be required to include acquisition accounting adjustments relating to any Permitted Acquisition or other Investment to the extent it is not practicable to include any such adjustments in such financial statement.
Section 5.02Existence. Except as otherwise permitted under Section 6.07, Parent will, and Parent will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither Parent nor any of Parent’s Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders (taken as a whole).
Section 5.03Payment of Taxes. Parent will, and Parent will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises, except (a) Taxes that are being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor or (b) to the extent that the failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 5.04Maintenance of Properties. Parent will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of Parent and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof, in each case except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.
Section 5.05Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, Parent will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liability, loss or damage in respect of the assets, properties and businesses of Parent and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. During any Non-Investment Grade Period, such policy of insurance shall, subject to Section 5.15, (i) name the Administrative Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) (A) to the extent available from the relevant insurance carrier in the case of each casualty insurance policy (excluding any business interruption insurance policy), naming the Administrative Agent on behalf of the Secured Parties as the loss payee thereunder and (B) to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premium thereunder).
Section 5.06Inspections. Parent will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of Parent and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided that Parent (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion) at the expense of the Borrower, all upon reasonable notice and at reasonable times during normal business hours; provided that (a) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06 and (b) except as expressly set forth in the proviso below during the continuance of an Event of Default, the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided, further, that notwithstanding anything to the contrary herein, neither Parent nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (A) that constitutes non-financial trade secrets or non-financial proprietary information of Parent and its subsidiaries and/or any of its customers and/or suppliers, (B) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (C) that is subject to attorney-client or similar privilege or constitutes attorney work product or (D) in respect of which Parent or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06).
Section 5.07Maintenance of Books and Records. Parent will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of Parent and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.
Section 5.08Compliance with Laws. Parent will comply, and will cause each of its Restricted Subsidiaries to comply, with the requirements of all applicable Requirements of Law (including applicable ERISA and all Environmental Laws, the USA PATRIOT Act and the FCPA), except to the extent the failure of Parent or the relevant Restricted Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect; provided that the requirements set forth in this Section 5.08, do not apply to Sanctions, which are covered below in Section 5.16.
Section 5.09Environmental.
(a)Environmental Disclosure. Parent will deliver to the Administrative Agent as soon as practicable following the sending or receipt thereof by Parent or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claim that, individually or in the aggregate, would reasonably be expected to give rise to a Material Adverse Effect, (B) any Release required to be reported by Parent or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency or other Governmental Authority that could reasonably be expected to have a Material Adverse Effect, (C) any request made to Parent or any of its Restricted Subsidiaries for information from any governmental agency that suggests such agency is investigating whether Parent or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect and (D) subject to the limitations set forth in the proviso to Section 5.01(l), such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a);
(b)Hazardous Materials Activities, Etc. Parent shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Parent or its Restricted Subsidiaries, and address with appropriate corrective or remedial action any Release or threatened Release of Hazardous Materials at or from any Facility, in each case, that could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Parent or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.10Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate (or re-designate) any subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately after giving effect to such designation (or re-designation), no Default or Event of Default exists (including after giving effect to the reclassification of any Investment in, Indebtedness of and/or Lien on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (b) immediately after giving effect to such designation (or re-designation), the Borrower is in compliance with Section 6.15 on a Pro Forma Basis as of the last day of the most recently ended Test Period (assuming for this purpose that such covenant is then in effect), (c) no Restricted Subsidiary may be designated (or re-designated) as an Unrestricted Subsidiary if, as of the date of the designation, thereof such Restricted Subsidiary owns or is the exclusive licensee of or, immediately after giving effect to such designation (or re-designation), will own or be the exclusive licensee of, any Material Intellectual Property and (d) from and after the date of designation, no Unrestricted Subsidiary shall own any Capital Stock in any Loan Party (unless such Loan Party is also designated as an Unrestricted Subsidiary) or hold any Indebtedness of, or any Lien on any property of, any Loan Party. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as estimated by the Borrower in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such subsidiary, as applicable; provided that, upon any re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower (or its applicable Restricted Subsidiary) shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to the Borrower’s (or its applicable Restricted Subsidiary’s) “Investment” in such Restricted Subsidiary at the time of such re-designation.
Section 5.11Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans to finance working capital needs and other general corporate purposes of Parent and its subsidiaries (including, without limitation, for capital expenditures, acquisitions, Investments, working capital and/or purchase price adjustments, Restricted Payments and related fees and expenses) and any other purpose not prohibited by the terms of the Loan Documents. Letters of Credit may be issued (i) on the Closing Date to replace or provide credit support for any letter of credit (including to roll any Existing Letter of Credit as a Letter of Credit deemed to be issued under this Agreement), bank guarantee and/or surety, customs, performance or similar bond of Parent and its subsidiaries or any of their respective Affiliates and/or to replace cash collateral posted by any of the foregoing Persons and (ii) after the Closing Date, for general corporate purposes of Parent and its subsidiaries and any other purpose not prohibited by the terms of the Loan Documents. Notwithstanding anything to the contrary contained herein, Revolving Loans that are incurred for the purpose of making payments under any Warehouse /Securitization Indebtedness during the period commencing immediately after the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending March 31, 2026) through and including the date of delivery of the applicable Compliance Certificate for such Fiscal Quarter (such period, the “Delivery Period”) shall be capped at 10% of the aggregate Commitments hereunder at such time (whether drawn or undrawn); provided that such 10% cap shall only be applicable solely to the extent that any Excess Amount or Secured Excess Amount exists on the date of such Borrowing (determined for this purpose based on the most recently available internal financial statements of Parent) and such Excess Amount is not permitted pursuant to Section 6.01 hereof (excluding Section 6.01(q)) (or, in the case of any Secured Excess Amount, is not permitted pursuant to Section 6.02 hereof (excluding Section 6.02(o)(ii)) (calculated, with respect to any basket based on EBITDA or Total Net Leverage Ratio, on a Pro Forma Basis as of the last day of the then most recently ended Test Period).
Section 5.12Covenant to Guarantee Obligations and Provide Security.
(a)During any Non-Investment Grade Period, upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary, (ii) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary, (iii) any Restricted Subsidiary that is a Domestic Subsidiary ceasing to be an Immaterial Subsidiary or (iv) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the cases of the foregoing clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Borrower shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause the relevant Restricted Subsidiary (other than any Excluded Subsidiary) to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent, the Issuing Banks and the Lenders.
(b)[Reserved].
(c)[Reserved].
(d)[Reserved].
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:
(i)the Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which apply retroactively) for the creation and perfection of security interests in, or obtaining of legal opinions or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary (in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any such extension of time;
(ii)any Lien required to be granted from time to time on the Closing Date or pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth herein and in the Collateral Documents;
(iii)(A) the Loan Parties shall not be required, nor shall the Administrative Agent be authorized, to perfect security interests in the Collateral other than by the Perfection Requirements (it being understood that perfection by control shall not otherwise be required with respect to assets requiring perfection through control agreements or other control arrangements) and (B) in no event shall notices be required to be sent to account debtors or other contractual third-parties prior to the acceleration of the Obligations pursuant to Article VII following the occurrence and during the continuance of an Event of Default;
(iv)no Loan Party shall be required to (A) execute and deliver any mortgage or deed of trust or seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement and/or (B) make any filings in the United States Patent and Trademark Office (or any similar office) (and the Loan Parties shall not be required to prepare any schedules listing intellectual property of any kind, other than with respect to registered U.S. Copyrights) so long as no filings are made in the United States Patent and Trademark Office (or any similar office) with respect to the patents or trademarks of the Loan Parties securing any other Indebtedness of a Loan Party for borrowed money;
(v)no Loan Party will be required to (A) take any action (x) outside of the U.S. in order to create, perfect or maintain any security interest in any asset located outside of the U.S., (y) in any non-U.S. jurisdiction in order to create, perfect or maintain any security interest or otherwise or (z) required by the laws of any non-U.S. jurisdiction in order to create, perfect or maintain any security interest or otherwise, (B) execute any foreign law security agreement, pledge agreement, mortgage, deed or charge or (C) make any foreign intellectual property filing, conduct any foreign intellectual property search or prepare any foreign intellectual property schedule;

(vi)in no event will (A) the Collateral include any Excluded Asset or (B) any Excluded Subsidiary be required to become a Loan Guarantor;
(vii)no action shall be required to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title, (B) letters of credit and/or Letter-of-Credit Rights, (C) the Capital Stock of any Immaterial Subsidiary, (D) the Capital Stock of any Person that is not a subsidiary, which Person, if a subsidiary, would constitute an Immaterial Subsidiary, (E) chattel paper and/or (F) any aircraft, in each case except to the extent that a security interest therein can be perfected by filing a Form UCC-1 (or similar) financing statement under the UCC (without the requirement to list a “VIN” or similar number);
(viii)no action shall be required to perfect a Lien in any asset in respect of which the perfection of a security interest therein would (A) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings) (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirements of Law), (B) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirement of Law or (C) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings) pursuant to any “change of control” or similar provision, it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (viii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right;
(ix)no Loan Party shall be required to perfect a security interest in any asset to the extent the perfection of a security interest in such asset would (A) require any governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC or other applicable Requirement of Law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law notwithstanding such consent or restriction, (B) be prohibited under any applicable Requirement of Law, after giving effect to the applicable anti-assignment provision of the UCC or other applicable Requirement of Law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law and/or (C) result in material adverse tax consequences to any Loan Party as reasonably determined by the Borrower and specified in a written notice to the Administrative Agent;
(x)any joinder or supplement to any Loan Guaranty, any Collateral Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) above (including any Joinder Agreement) may, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document;
(xi)the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined in writing by the Borrower and the Administrative Agent; and
(xii)the Loan Guaranty provided by any Disregarded Domestic Person will, in each case, be recourse to all of the assets of such entity other than any asset that constitutes an Excluded Asset.
Section 5.13[Reserved].
Section 5.14Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12:
(a)The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements and/or amendments thereto and other documents), that may be required under any applicable Requirements of Law and which the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.
(b)The Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents.
Section 5.15Post-Closing Requirements. The Borrower will take all necessary actions to satisfy the items described in Schedule 5.15 within the applicable period of time specified on such Schedule (or such longer period as the Administrative Agent may agree in its reasonable discretion).
Section 5.16Sanctions.
(a)Parent and each Subsidiary will remain in compliance with Sanctions and each Loan Party will maintain in effect policies and procedures reasonably designed to promote and achieve compliance by each Loan Party with applicable Sanctions.
(b)No Loan, nor the proceeds from any Loan, will be used, directly or, knowingly, indirectly, or lent, contributed, provided or otherwise made available (a) to any Sanctioned Person or in any Sanctioned Country, in each case except to the extent permissible for a Person required to comply with Sanctions, or (b) in any other manner that will result in any violation by any Person (including the Lender) of Sanctions.
ARTICLE VI.

NEGATIVE COVENANTS
From the Closing Date and until the Termination Date, each of Parent, MFTB and the Borrower covenant and agree with the Lenders that:
Section 6.01Indebtedness. Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness (provided that during any Investment Grade Period, this Section 6.01 shall only restrict any Indebtedness created, incurred, assumed or suffered to exist by any subsidiary of the Borrower), except:
(a)the Secured Obligations (including any Additional Term Loans and any Additional Revolving Loans);
(b)Indebtedness of Parent to any Restricted Subsidiary and/or of any Restricted Subsidiary to Parent and/or any other Restricted Subsidiary; provided that in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to any Restricted Subsidiary that is a Loan Party, such Indebtedness shall be permitted as an Investment under Section 6.06; provided, further, that any Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party must be unsecured and expressly subordinated to the Obligations of such Loan Party on terms that are reasonably acceptable to the Administrative Agent (it being understood that the subordination terms set forth in the Intercompany Note are acceptable to the Administrative Agent);
(c)during any Non-Investment Grade Period, (i) Indebtedness of Parent and its Domestic Subsidiaries (including, without limitation, Permitted Convertible Indebtedness); provided, that, (A) subject to Section 1.10 hereof, at the time of incurrence of such Indebtedness, no Event of Default has occurred and is continuing, (B) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 6.15 (assuming for this purpose that such financial covenant is then in effect), (C) such Indebtedness shall not include any financial covenants that are more restrictive in any respect on the Loan Parties than the financial covenant contained in Section 6.15 of this Agreement (unless corresponding amendments are made to this Agreement), (D) such Indebtedness is not subject to any amortization payments; provided that in the case of any term loan secured on a pari passu basis with the Initial Revolving Facility (a “Pari Passu Term Loan”), amortization payments not in excess of 5.0% per annum (or increases thereto to account for fungibility matters) shall be permitted, (E) other than with respect to any Warehouse/Securitization Indebtedness, such Indebtedness shall not require any mandatory prepayments or sinking fund payments (other than in connection with (x) change of control, fundamental change, make-whole fundamental change and/or other similar event risk provisions, and (y) annual excess cash flow payments, asset sales and/or events of loss and/or customary acceleration rights after an event of default) or, in the case of any such Indebtedness in the form of a revolving credit facility, mandatory commitment reductions, in each case prior to the date that is 91 days after (or, in the case of a Pari Passu Term Loan that is a customary “Term A” loan or any other Indebtedness in the form of a revolving credit facility that is secured on a pari passu basis with the Initial Revolving Facility, simultaneously with) the then Latest Revolving Credit Maturity Date, and (F) other than with respect to any Warehouse/Securitization Indebtedness, such Indebtedness shall not mature at any time on or prior to the date that is 91 days after (or, in the case of a Pari Passu Term Loan that is a customary “Term A” loan or any other Indebtedness in the form of a revolving credit facility that is secured on a pari passu basis with the Initial Revolving Facility, simultaneously with) the then Latest Revolving Credit Maturity Date; provided that (x) the aggregate principal amount of Indebtedness under this clause (c) that may be incurred by any Restricted Subsidiary that is not a Loan Party shall not exceed the greater of $325,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined at the time of incurrence) and (y) if secured, such Indebtedness shall be secured only by the Collateral and subject to an Intercreditor Agreement providing that such liens are pari passu or junior to the Liens securing the Obligations;
(d)Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations and purchase price holdbacks) incurred in connection with any Disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock (including, without limitation, any Servicing Advances, Mortgage Servicing Rights, Receivables, mortgage related securities or derivatives, consumer receivables, REO Assets, Residual Interests, other Financeable Assets and other similar assets (or any interests in any of the foregoing) purchased or originated by Parent or any of its Restricted Subsidiaries arising in the ordinary course of business), and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of Parent or any such Restricted Subsidiary pursuant to any such agreement;
(e)Indebtedness of Parent and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;
(f)Indebtedness of Parent and/or any Restricted Subsidiary in respect of Banking Services and incentive, supplier finance or similar programs;
(g)(i) guaranties by Parent and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of Parent and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;
(h)Guarantees by Parent and/or any Restricted Subsidiary of Indebtedness or other obligations of Parent, any Restricted Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any Guarantee by (x) any Loan Party of the obligations of any non-Loan Party or (y) any non-Loan Party Restricted Subsidiary of the obligations of any Person that is not a Loan Party or a Restricted Subsidiary, the related Investment is permitted under Section 6.06;
(i)Indebtedness of Parent and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date and, to the extent the outstanding principal amount thereof exceeds $5,000,000 on the Closing Date, described on Schedule 6.01;

(j)during any Non-Investment Grade Period, Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $325,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined at the time of incurrence);
(k)Indebtedness of Parent and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;
(l)Indebtedness of Parent and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;
(m)Indebtedness of Parent and/or any Restricted Subsidiary with respect to Capital Lease Obligations and purchase money Indebtedness (including, without limitation, in respect of Financeable Assets, mortgage related securities or derivatives, consumer receivables and other similar assets (or any interests in any of the foregoing)) in an aggregate outstanding principal amount not to exceed the greater of $195,000,000 and 30% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined at the time of incurrence);
(n)Indebtedness of any Person that becomes a Restricted Subsidiary of Parent or Indebtedness assumed in connection with any acquisition or similar Investment permitted hereunder after the Closing Date; provided that:
(i)such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof; and
(ii)such Indebtedness is in an aggregate principal amount outstanding not to exceed the greater of $325,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined at the time of incurrence);
(o)Indebtedness consisting of promissory notes issued by Parent or any Restricted Subsidiary to any stockholder of Parent or any current or former director, officer, employee, member of management, manager or consultant of Parent, the Borrower or any subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of Parent permitted by Section 6.04(a);
(p)Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (c), (i), (j), (m), (n), (q), (r), (u), (y), (z), and (ii) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that:
(i)the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement and the related refinancing transaction, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (I) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this definition (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (II) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02),
(ii)other than in the case of Refinancing Indebtedness with respect to clauses (i), (j), (m), (n), (q), (u), (y) and/or (ii) (other than Customary Bridge Loans), such Indebtedness has (A) a final maturity equal to or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the earlier of (x) the Latest Maturity Date and (y) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) such Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced (without giving effect to any prepayments thereof),
(iii)the terms of any Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount (other than any Indebtedness of the type described in Section 6.01(m)) (excluding, to the extent applicable, pricing (including any “MFN” provision), fees, premiums, rate floors, optional prepayment, funding discounts, amortization schedule, redemption terms or subordination terms and security), are not, taken as a whole (as reasonably determined by the Borrower), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than (A) any covenant or other provisions applicable only to any period after the applicable maturity date of the debt then-being refinanced as of such date, (B) any covenant or provision which are then-current market terms for the applicable type of Indebtedness (as determined by the Borrower in good faith) or (C) any covenant or other provision which is conformed (or added) to the Loan Documents for the benefit of the Lenders or, as applicable, the Administrative Agent pursuant to an amendment to this Agreement effectuated in reliance on Section 9.02(d)(ii)),
(iv)in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (a) (solely as it relates to any Incremental Facility outstanding in reliance on the Fixed Incremental Amount), (j), (m), (n), (r), (u), (y), (z) (solely as it relates to the Fixed Incremental Amount), and (ii) of this Section 6.01, the incurrence thereof shall be without duplication of any amount outstanding in reliance on the relevant clause such that the amount available under the relevant clause shall be reduced by the amount of the applicable Refinancing Indebtedness,
(v)except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, (A)(1) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), and (2) either (x) if the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Initial Revolving Facility, the Liens securing such Indebtedness are subordinated to the Liens on the Collateral securing the Initial Revolving Facility on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those (I) applicable to the Liens securing the Indebtedness being refinanced, refunded or replaced, taken as a whole, or (II) set forth in any relevant Intercreditor

Agreement or (y) the purchase, defeasance, redemption, repurchase, repayment, refinancing or other acquisition or retirement of such Indebtedness is permitted under Section 6.04(b) (other than Section 6.04(b)(i)); it being understood that the proceeds of any such Refinancing Indebtedness may be funded into Escrow pursuant to customary (in the good faith determination of the Borrower) escrow arrangements, (B) such Indebtedness is incurred only by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01 (it being understood that (1) any entity that was a guarantor in respect of the relevant refinanced Indebtedness may be the primary obligor in respect of the refinancing Indebtedness, and any entity that was the primary obligor in respect of the relevant refinanced Indebtedness may be a guarantor in respect of the refinancing Indebtedness and (2) the obligation of any Person with respect to any Escrow arrangement into which the proceeds of such Refinancing Indebtedness are deposited shall not constitute a Guarantee), (C) if the Indebtedness being refinanced, refunded or replaced was expressly contractually subordinated to the Obligations in right of payment, (x) such Indebtedness is contractually subordinated to the Obligations in right of payment, or (y) if not contractually subordinated to the Obligations in right of payment, the purchase, defeasance, redemption, repurchase, repayment, refinancing or other acquisition or retirement of such Indebtedness is permitted under Section 6.04(b) (other than Section 6.04(b)(i)), and (D) as of the date of the incurrence of such Indebtedness and after giving effect thereto, no Event of Default exists, and
(vi)in the case of Replacement Debt, (A) such Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder, or is unsecured; provided that any such Indebtedness that is pari passu and/or junior with respect to the Collateral shall be subject to an Acceptable Intercreditor Agreement, (B) if the Indebtedness being refinanced, refunded or replaced is secured, it is not secured by any assets other than the Collateral (it being understood that the proceeds of any such Replacement Debt may be funded into Escrow pursuant to customary (in the good faith determination of the Borrower) escrow arrangements), (C) if the Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Person other than one or more Loan Parties (it being understood that the obligation of any Person with respect to any Escrow arrangement into which the proceeds of such Replacement Debt are deposited shall not constitute a Guarantee) and (D) such Indebtedness is incurred under (and pursuant to) documentation other than this Agreement;
(q)Warehouse/Securitization Indebtedness;
(r)Indebtedness of Parent and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of net cash proceeds received by Parent after the Closing Date from (i) the issuance or sale of Qualified Capital Stock or (ii) any cash contribution to its common equity with the net cash proceeds from the issuance and sale by Parent of its Qualified Capital Stock or a contribution to the common equity of Parent, in each case, (A) other than any net cash proceeds received from the sale of Capital Stock to, or contributions from, any Restricted Subsidiary of Parent, (B) to the extent the relevant net cash proceeds have not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder and (C) other than any Available Excluded Contribution Amount (the amount of any net cash proceeds or contribution utilized to incur Indebtedness in reliance on this clause (r), a “Contribution Indebtedness Amount”);
(s)Indebtedness of Parent and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t)Indebtedness of Parent and/or any Restricted Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers, and consultants of Parent and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with any Permitted Acquisition or any other Investment permitted hereby;
(u)during any Non-Investment Grade Period, Indebtedness of Parent and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $325,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined at the time of incurrence);
(v)to the extent constituting Indebtedness, advances in respect of transfer pricing or shared services agreements;
(w)during any Investment Grade Period, all or any portion of any Excess Amounts that is recourse solely to Borrower or any parent entity thereof (excluding (A) amounts that are recourse for carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with such transaction, (B) any such claim to the extent arising as a result of customary interests retained by any such entity in the underlying assets or Indebtedness relating to such Warehouse/Securitization Indebtedness, and/or (C) any such claim to the extent arising from a customary performance or payment guarantees, undertakings or support agreements with respect to obligations of ZGM Holdco II, LLC or any of its Restricted Subsidiaries or affiliates or any other Warehouse/Securitization Entity in the capacity as servicer, back-up servicer, custodian, originator or seller, as applicable);
(x)Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of Parent and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Parent and its Restricted Subsidiaries;
(y)Indebtedness of Parent and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.08;
(z)Incremental Equivalent Debt;
(aa)Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by Parent and/or any Restricted Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;
(bb)    Indebtedness in an aggregate outstanding amount up to the amount of Restricted Payments that are permitted at the time of incurrence to be made in reliance on Sections 6.04(a)(iii), (a)(x) and/or (a)(xi);
(cc)    Indebtedness of Parent and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued hereunder;
(dd)    Indebtedness of Parent or any Restricted Subsidiary supported by any Letter of Credit;

(ee)    unfunded pension fund and other employee benefit plan obligations and liabilities incurred by Parent and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);
(ff)    customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;
(gg)    without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of Parent and/or any Restricted Subsidiary hereunder;
(hh)    (i) to the extent otherwise constituting Indebtedness, Indebtedness deemed to exist as a result of Standard Securitization Undertakings or Credit Enhancement Agreements and (ii) Indebtedness arising out of or to fund purchases of all remaining outstanding asset-backed securities or other indebtedness or obligations of any Warehouse/Securitization Entity in the ordinary course of business or for the purpose of relieving Parent or a Restricted Subsidiary of the administrative expense of servicing such Warehouse/Securitization Entity; and
(ii) during any Investment Grade Period, other Indebtedness (including, without limitation, Permitted Convertible Indebtedness) in an aggregate outstanding principal amount, plus (without duplication) the aggregate outstanding principal amount of Indebtedness secured by Liens permitted pursuant to Section 6.02(ii) and the aggregate amount of Sale and Lease-back Transactions entered into pursuant to clause (B)(3)(y) of the proviso in Section 6.08, in the aggregate, not to exceed 15% of Consolidated Net Tangible Assets as of the last day of the most recently ended Test Period (determined at the time such of incurrence).
Parent or any Restricted Subsidiary may incur Indebtedness permitted by this Section 6.01 (including, to the extent permitted by this Section 6.01, through the use of the same basket or other exception used to originally incur the debt securities being satisfied and discharged), to satisfy and discharge any debt securities permitted to be incurred by this Section 6.01, at the same time as such debt securities are outstanding, so long as the net proceeds of such Indebtedness are promptly deposited with the trustee to satisfy and discharge the applicable indenture in accordance with such debt securities.
Section 6.02Liens. Each of Parent, MFTB and the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:
(a)Liens securing the Secured Obligations;
(b)Liens for Taxes which (i) are not then due, (ii) if due, are not at such time required to be paid pursuant to Section 5.03 or (iii) are being contested in accordance with Section 5.03;
(c)statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 60 days, (ii) for amounts that are overdue by more than 60 days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;
(d)Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to Parent and its subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;
(e)Liens consisting of easements, rights-of-way, restrictions, encroachments, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of Parent and/or its Restricted Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;
(f)Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);
(g)Liens (i) solely on any Cash earnest money deposits and/or arising in connection with any escrow arrangement made by Parent and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder, (ii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 6.07 and/or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition permitted under Section 6.07 and (iii) Liens that are the subject of an Excess Spread Sale securing obligations under such Excess Spread Sale;
(h)(i) purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable Requirements of Law relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business, (ii) Liens arising from precautionary UCC financing statements or similar filings and (iii) any Lien relating to the sale of accounts receivable for which a UCC financing statement or similar financing statement is filed;
(i)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(j)Liens in connection with any zoning, building, environmental or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k)Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted refinancing of (x) Indebtedness permitted pursuant to Sections 6.01(a), (c), (i), (j), (m), (n), (q), (u), (y), (z), and (ii) and (y) Indebtedness that is secured in reliance on Section 6.02(u) (provided that the granting of the relevant Lien shall be without duplication of any Lien outstanding under Section 6.02(u) such that the amount available under Section 6.02(u) shall be reduced by the amount of the applicable Lien granted in reliance on this clause (y))); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates), (ii) if the Lien securing the Indebtedness being refinanced was subject to intercreditor arrangements, then (A) the Lien securing any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements that are not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is refinanced or (B) the intercreditor arrangements governing the Lien securing the relevant refinancing Indebtedness shall be set forth in an Acceptable Intercreditor Agreement and (iii) no such Lien shall be senior in priority as compared to the Lien securing the Indebtedness being refinanced;
(l)Liens existing on the Closing Date (which, if the outstanding principal amount of the Indebtedness or other obligations secured thereby exceeds $5,000,000 on the Closing Date, are described on Schedule 6.02) and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien (or financed by Indebtedness permitted under Section 6.01 that is otherwise permitted to be secured by a Lien pursuant to this Section 6.02) and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;
(m)Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.08;
(n)Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);
(o)(i) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Restricted Subsidiary; provided that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon; it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock, and (ii) Liens securing Indebtedness incurred pursuant to, and subject to the provisions set forth in, Section 6.01(q);
(p)(i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of

Indebtedness, (B) pooled deposit or sweep accounts of Parent or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of Parent or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens of a collection bank arising under Section 4-210 of the UCC on items in the ordinary course of business, (v) Liens in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction and/or (vii) any general banking Lien over any bank account arising in the ordinary course of business;
(q)Liens on assets and Capital Stock of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness or other obligations of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;
(r)Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Parent and/or its Restricted Subsidiaries;
(s)Liens securing Indebtedness incurred in reliance on, and subject to the provisions set forth in, Section 6.01(z); provided, that any Lien on the Collateral that is pari passu with or junior to the Lien on the Collateral securing the Secured Obligations that is granted in reliance on this clause (s) shall be subject to an Acceptable Intercreditor Agreement;
(t)(i) Liens on Financeable Assets or any part thereof or interests therein, assets of any Warehouse/Securitization Entity originated, acquired or funded with the proceeds of the Indebtedness secured by such assets, any intangible contract rights and other accounts, documents, records and other property or rights directly related to the foregoing assets and any proceeds thereof and rights under related hedging obligations (and, in the case of any Warehouse/Securitization Indebtedness, cash, restricted accounts or securities held in any account with the counterparty to the applicable facility pledged to secure such facility) and Standard Securitization Undertakings, securing or granted in connection with any Warehouse/Securitization Indebtedness (and obligations in respect thereof), (ii) Liens that are the subject of an Excess Spread Sale securing obligations under such Excess Spread Sale, (iii) Liens arising from the recourse that a GSE may have with respect to an alleged breach of any representation or warranty given to such GSE in respect of, and upon the sale of a Receivable and (iv) Liens on spread accounts and Liens on interests in Warehouse/Securitization Entities, in each case incurred in connection with Credit Enhancement Agreements;
(u)during any Non-Investment Grade Period, Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $325,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined at the time of incurrence);
(v)(i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;
(w)leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not secure any Indebtedness;
(x)Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;
(y)Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (aa) and (cc);
(z)Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar Requirement of Law under any jurisdiction);
(aa)Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of clauses (i) and (ii), securing intercompany Indebtedness permitted (or not restricted) under Section 6.01 or Section 6.09;
(bb)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(cc)    Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of commercial letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
(dd)    Liens securing (i) obligations of the type described in Section 6.01(f) and/or (ii) obligations of the type described in Section 6.01(s); provided that, in the case of clauses (i) and (ii), such Liens may not extend to property or assets other than deposits of Cash and Cash Equivalents customary for financings of these types;
(ee)    (i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;
(ff)    Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;
(gg)    Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(hh)    during any Non-Investment Grade Period, Liens securing Indebtedness permitted under Section 6.01(c) so long as the Secured Net Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Liens) is less than (x) with respect to any such Indebtedness to be secured on a pari passu basis with the Initial Revolving Facility, 3.00:1.00 and (y) with respect to any Indebtedness to be secured on a junior lien basis with the Initial Revolving Facility, 3.50:1.00; provided, that, at the time of creation, assumption or incurrence of the Indebtedness or other obligations secured by any such Lien and after giving effect thereto and the application of the proceeds thereof, no Event of Default would exist (subject to the limitations set forth in Section 1.10 hereof);
(ii)    during any Investment Grade Period, other Liens securing obligations in an aggregate outstanding principal amount, plus (without duplication) the aggregate outstanding principal amount of Indebtedness incurred pursuant to Section 6.01(ii) and the aggregate amount of Sale and Lease-back Transactions entered into pursuant to clause (B)(3)(y) of the proviso in Section 6.08, in the aggregate, not to exceed 15% of Consolidated Net Tangible Assets as of the last day of the then most recently ended Test Period (determined at the time of incurrence);
(jj)    during any Investment Grade Period, Liens securing Derivative Transactions; and
(kk)    to the extent constituting a Lien, the existence of an “equal and ratable” clause in any debt securities that are permitted to be issued under Section 6.01 (but, in each case, not any security interests granted pursuant thereto).
Notwithstanding anything to the contrary in this Section 6.02, if the proceeds of any Indebtedness the Liens securing which are required or permitted to be subject to an Intercreditor Agreement are funded into Escrow, at the election of the Borrower, either (x) the relevant Intercreditor Agreement shall not be required to be entered into or become effective until the release and/or termination of the relevant Escrow arrangement, so long as, prior to such release and/or termination, the relevant Indebtedness is secured only by a Lien on such proceeds so funded into Escrow or (y) the property subject to the applicable Escrow arrangement is not required to be subject to the relevant Intercreditor Agreement.
Section 6.03[Reserved].
Section 6.04Restricted Payments; Restricted Debt Payments.
(a)During any Non-Investment Grade Period, Parent, MFTB and the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, pay or make, directly or indirectly, any Restricted Payment, except that:
(i)(x) Parent may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock and (y) each Restricted Subsidiary of Parent may declare and make Restricted Payments to persons that own Capital Stock in such Restricted Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made;
(ii)Parent or any Restricted Subsidiary may repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of Parent, the Borrower and/or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of Parent, the Borrower or any subsidiary (including, to the extent constituting a Restricted Payment, any amount paid in respect of any promissory note issued to evidence any obligation to take any action described in this clause (ii)):
(A)with Cash and Cash Equivalents in an amount not to exceed the greater of $65,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any Fiscal Year (determined at the time of such Restricted Payment), which, if not used in such Fiscal Year, shall be carried forward to succeeding Fiscal Years;
(B)with the proceeds of any sale or issuance of, or any capital contribution in respect of, the Capital Stock of Parent (to the extent such proceeds are contributed in respect of Qualified Capital Stock to Parent or any Restricted Subsidiary) in each case, (I) other than any net cash proceeds received from the sale of Capital Stock to, or contributions from, Parent or any of its Restricted Subsidiaries, (II) to the extent the relevant net cash proceeds have not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder and (III) other than any Available Excluded Contribution Amount; or
(C)with the net proceeds of any key-man life insurance policy;
(iii)Parent or any Restricted Subsidiary may make Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (iii)(A); provided that, with respect to any use of clause (a)(ii) of the definition of “Available Amount”, no Event of Default under Section 7.01(a), (f) or (g) shall have occurred and be continuing and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (iii)(B);
(iv)Parent or any Restricted Subsidiary may make Restricted Payments (i) to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Parent or any Restricted Subsidiary and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable upon or in connection with the exercise or vesting of Equity Interests or any other equity award with respect to any future, present or former officers, directors, employees, members of management, managers or consultants of Parent or any Restricted Subsidiary or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in subclause (A) above, including demand repurchases in connection with the exercise of stock options;
(v)Parent or any Restricted Subsidiary may repurchase Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock;
(vi)declare and pay dividends or distributions to holders of any class or series of Disqualified Capital Stock of Parent or any Restricted Subsidiary or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 6.01;
(vii)[reserved];
(viii)Parent or any Restricted Subsidiary may make Restricted Payments to (A) redeem, repurchase, retire or otherwise acquire any Capital Stock (“Treasury Capital Stock”) of Parent and/or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to Parent and/or any Restricted Subsidiary) of, Qualified Capital Stock of Parent to the extent any such proceeds are contributed to the capital of Parent and/or any Restricted Subsidiary in respect of

Qualified Capital Stock (“Refunding Capital Stock”) and (B) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to Parent or a Restricted Subsidiary) of any Refunding Capital Stock;
(ix)to the extent constituting a Restricted Payment, Parent or any Restricted Subsidiary may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Sections 6.09(d), (j) and (p));
(x)so long as no Event of Default has occurred and is continuing, Parent or any Restricted Subsidiary may make Restricted Payments in an aggregate amount not to exceed (A) the greater of $195,000,000 and 30% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined at the time of such Restricted Payment) minus (B) the aggregate amount of Restricted Debt Payments made in reliance on Section 6.04(b)(iv)(B) (the “General Restricted Payments Basket”);
(xi)Parent or any Restricted Subsidiary may make Restricted Payments so long as (i) no Event of Default exists at the time of the declaration of such Restricted Payment and (ii) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 3.50:1.00 (determined at the time such Restricted Payment is made);
(xii)Parent or any Restricted Subsidiary may (i) enter into any Permitted Call Spread Transaction, (ii) agree to amend or terminate any Permitted Call Spread Transaction to the extent that any net payment in cash by Parent in consideration therefor is permitted under another clause of this Section 6.04(a) and (ii) settle any Permitted Call Spread in accordance with the terms thereof;
(xiii)Parent or any Restricted Subsidiary may pay dividends or other distributions on its Capital Stock or consummate any irrevocable redemption within 60 days of the declaration of such dividend or distribution or the giving of the redemption notice, as the case may be, if, on the date of such declaration or notice, such dividends or other distributions or redemption payment could have been paid in compliance with this Agreement;
(xiv)Parent or any Restricted Subsidiary may make payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with Section 6.06 or a consolidation, merger or transfer of assets that is not prohibited by this Agreement;
(xv)Parent or any Restricted Subsidiary may make payments arising under Indebtedness or other contractual requirements of a Warehouse/Securitization Entity in connection with Warehouse/Securitization Indebtedness; provided that such restrictions apply only to such Warehouse/Securitization Entity;
(xvi)Parent or any Restricted Subsidiary may make payments or distributions as required by any Permitted Convertible Indebtedness in accordance with the terms thereof; and
(xvii)to the extent constituting Restricted Payments, (x) customary consolidated group tax distributions and payments made pursuant to, and in accordance with, Parent’s Organizational Documents and (y) Restricted Payments in connection with transfer pricing or shared services agreements.

(b)During any Non-Investment Grade Period, Parent shall not, nor shall it permit any applicable Restricted Subsidiary to, make any prepayment in Cash in respect of principal of or interest on (x) any Junior Lien Indebtedness or (y) any Junior Indebtedness, in each case of the foregoing clauses (x) and (y) to the extent the outstanding amount thereof is equal to or greater than the Threshold Amount (the Indebtedness described in clauses (x) and (y), the “Restricted Debt”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt, in each case, more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:
(i)with respect to any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement thereof made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01;
(ii)as part of an applicable high yield discount obligation catch-up payment;
(iii)payments of regularly scheduled interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof);
(iv)so long as no Event of Default has occurred and is continuing, Restricted Debt Payments in an aggregate amount not to exceed (A) the greater of $195,000,000 and 30% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined at the time such Restricted Debt Payment is made) plus (B) the amount of any unused portion of the General Restricted Payments Basket (which, for the avoidance of doubt, shall reduce capacity thereunder);
(v)(A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of Parent and/or any capital contribution in respect of Qualified Capital Stock of Parent, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of Parent and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;
(vi)Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (vi)(A); provided that, with respect to any use of clause (a)(ii) of the definition of “Available Amount”, no Event of Default under Section 7.01(a), (f) or (g) shall have occurred and be continuing and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (vi)(B); and
(vii)Restricted Debt Payments in an unlimited amount; provided that (A) no Event of Default exists at the time of delivery of irrevocable notice of such Restricted Debt Payment and (B) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 3.75:1.00.
Section 6.05Burdensome Agreements. During any Non-Investment Grade Period, except as provided herein or in any other Loan Document, any document with respect to any Incremental Equivalent Debt and/or in any agreement with respect to any refinancing, renewal or replacement of such Indebtedness that is permitted by Section 6.01, Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement (any such agreement, a “Burdensome Agreement”) restricting the ability of (x) any Restricted Subsidiary of the Borrower that is not a Loan Party to pay dividends or other distributions to the Borrower or any Loan Party, (y) any Restricted Subsidiary that is not a Loan Party to make cash loans or advances to the Borrower or any Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations, except restrictions:
(a)set forth in any agreement evidencing (i) Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (c), (j), (m), (p) (as it relates to Indebtedness in respect of clauses (a), (c), (m), (q), (r), (u), (y), (z), and/or (ii) of Section 6.01), (q), (r), (u), (y), and/or (ii) of Section 6.01;
(b)arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the ordinary course of business;
(c)that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;
(d)that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;
(e)set forth in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;
(f)set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;
(g)imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;
(h)on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;
(i)set forth in documents which exist on the Closing Date and were not created in contemplation thereof;
(j)arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower);

(k)arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;
(l)arising in any Hedge Agreement and/or any agreement relating to Banking Services (and/or any other obligation of the type described in Section 6.01(f));
(m)relating to any asset (or all of the assets) of and/or the Capital Stock of Parent and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;
(n)set forth in any agreement relating to any Permitted Lien that limit the right of Parent or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto;
(o)customary subordination and/or subrogation provisions set forth in guaranty or similar documentation (not relating to Indebtedness for borrowed money) that are entered into in the ordinary course of business;
(p)any restriction created in connection with any factoring program implemented in the ordinary course of business;
(q)[reserved]; and/or
(r)imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (p) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Section 6.06Investments. During any Non-Investment Grade Period, Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:
(a)Cash or Investments that, at the time made, were (i) Cash Equivalents, (ii) Investment Grade Securities or (iii) other Investments which, in the case of this clause (iii) are made in the ordinary course of business and in accordance with Parent’s investment policy as in effect on the Closing Date and as may be changed from time to time by Parent;
(b)Investments:
(i)existing on the Closing Date in Parent or in any subsidiary of Parent,
(ii)made after the Closing Date among Parent and/or one or more Restricted Subsidiaries of Parent that are Loan Parties,
(iii)made after the Closing Date by any Loan Party in any Restricted Subsidiary of Parent that is not a Loan Party in an aggregate amount not to exceed the greater of $325,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined at the time of such Investment), and/or

(iv)made by any Restricted Subsidiary of Parent that is not a Loan Party in any Loan Party and/or any other Restricted Subsidiary of Parent that is not a Loan Party;
(c)Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to Parent or any Restricted Subsidiary;
(d)Investments in any Unrestricted Subsidiary and/or any Similar Business (including any joint venture) in an aggregate outstanding amount not to exceed the greater of $195,000,000 and 30% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined at the time of such Investment); provided that, notwithstanding anything herein to the contrary, no Investments shall be made in any Unrestricted Subsidiary other than pursuant to this clause (d);
(e)(i) Permitted Acquisitions and (ii) any Investment in any Restricted Subsidiary that is not a Loan Party in an amount required to permit such Restricted Subsidiary to consummate a Permitted Acquisition, which amount is actually applied by such Restricted Subsidiary, directly or indirectly through one or more other Restricted Subsidiaries, to consummate such Permitted Acquisition;
(f)Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date and, if the outstanding amount thereof exceeds $5,000,000 on the Closing Date, described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06;
(g)Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;
(h)loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of Parent, the Borrower, any other subsidiary of Parent and/or any joint venture to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of Parent, either (i) in an aggregate principal amount not to exceed the greater of $32,500,000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period at any one time outstanding or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to Parent for the purchase of such Capital Stock;
(i)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;
(j)Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on subclause (ii)(B) of the proviso thereto), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k)Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;
(l)Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;
(m)loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of Parent (to the extent such payments or other compensation relate to services provided to Parent and its Restricted Subsidiaries in the ordinary course of business;
(n)Investments to the extent that payment therefor is made solely with Capital Stock of Parent to the extent not resulting in a Change of Control;
(o)(i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, Parent or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the original amount of such Investment except as otherwise permitted by this Section 6.06;
(p)Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;
(q)Investments made after the Closing Date by Parent and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:
(i)the greater of $325,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined at the time such Investment is made), plus
(ii)in the event that (A) Parent or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100% of the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary;
(r)Investments made after the Closing Date by Parent and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (r)(i) and/or (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (r)(ii);
(s)(i) Guarantees of leases (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers,

customers, franchisees and licensees of Parent and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;
(t)to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements and associated “true-up” payments, in each case, that are in the ordinary course of business;
(u)Investments by Parent or any Restricted Subsidiary in any Permitted Bond Hedge Transaction;
(v)(i) Investments in subsidiaries in connection with internal reorganizations and/or restructurings and activities related to tax planning; provided that, after giving effect to any such reorganization, restructuring or activity, neither the Loan Guaranty, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired (as determined by the Borrower in good faith) and (ii) Dispositions in connection with transfer pricing or shared services agreements;
(w)Investments under any Derivative Transaction of the type permitted under Section 6.01(s);
(x)Investments consisting of loans to third party sales agents, vendors or similar Persons in the ordinary course of business in an aggregate outstanding amount not to exceed at any time the greater of $32,500,000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined at the time such Investment is made);
(y)Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business;
(z)Investments made in connection with any nonqualified deferred compensation plan or arrangement for any present or former employee, director, member of management, officer, manager or consultant or independent contractor (or any Immediate Family Member thereof) of Parent, the Borrower, any other subsidiary of Parent and/or any joint venture;
(aa)Investments in Parent, any Restricted Subsidiary and/or joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;
(bb)    any Investment so long as, after giving effect thereto on a Pro Forma Basis, the Loan Parties would be in compliance with Section 6.15 as of the last day of the most recently ended Test Period (assuming for this purpose that such Financial Covenant is then in effect),
(cc)    any Investment made or committed to be made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made or committed to be made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;
(dd)    Investments (A) consisting of the licensing, sub-licensing or contribution of IP Rights pursuant to joint marketing, collaboration or joint development arrangements with other Persons and/or (B) any loan or advance to any distributor in the ordinary course of business in a manner consistent with past practice;

(ee)    (i) Investments in Residual Interests in connection with any Warehouse/Securitization Indebtedness permitted by this Agreement and any increases in the aggregate amount thereof permitted by this Agreement resulting from (A) subsequent sales or contributions to such Warehouse/Securitization Entity of Financeable Assets required by the terms of Warehouse/Securitization Indebtedness permitted by this Agreement or (B) Standard Securitization Undertakings, but excluding any other capital contribution, loan or advance to, or any other Investment in, any Warehouse/Securitization Entity, (ii) Investments deemed to exist pursuant to Standard Securitization Undertakings and (iii) Investments by a Warehouse/Securitization Entity or any other Person in connection with Warehouse/Securitization Indebtedness permitted by this Agreement, including investments of funds held in accounts required by the arrangements governing such Warehouse/Securitization Indebtedness;
(ff)    (i) any Investment in Receivables, REO Assets or other Financeable Assets (including, but not limited to, in the form of repurchase arrangements of any of the foregoing) and any Investment represented by Servicing Advances (other than Equity Interests of any Person) and (ii) Investments in Warehouse/Securitization Entities, mortgage related securities or charge-off receivables in the ordinary course of business;
(gg)    Investments in and making or origination of Financeable Assets,
(hh)    (i) Investments in Mortgage Servicing Rights (including in the form of repurchases of Mortgage Servicing Rights) in the ordinary course of business and (ii) purchases of mortgage backed securities or similar debt instruments;
(ii)    Investments in receivables owing to Parent or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as Parent or such Restricted Subsidiary deems reasonable under the circumstances; and
(jj)    to the extent constituting an Investment, the receipt and/or vesting of warrants to purchase Equity Interests in third-party partners (which warrants are received and/or vest in connection with the entering into partnership arrangements and/or the achievement of certain performance metrics contained in agreements with such partners, in each case, in the ordinary course of business and consistent with past practice of Parent and its Restricted Subsidiaries) and the exercise by Parent or any of its Restricted Subsidiaries of any such warrant.
Section 6.07Fundamental Changes; Disposition of Assets. Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or, during any Non-Investment Grade Period, make any Disposition of any assets having a fair market value in excess of $10,000,000 in a single transaction or a series of related transactions, except:
(a)any Restricted Subsidiary may be merged, consolidated or amalgamated with or into Parent or any other Restricted Subsidiary; provided that (i) in the case of any such merger, consolidation or amalgamation with or into the Borrower, (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the Borrower (any such Person, the “Successor Borrower”), (x) the Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (y) the Successor Borrower shall expressly assume the Obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents, it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents, and (ii) in the case of any such merger, consolidation or amalgamation with or into any Loan Guarantor, either (A) the Borrower or a Loan Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of such Loan Guarantor in a manner reasonably satisfactory to the Administrative Agent or (B) the relevant transaction shall be treated as an Investment and shall comply with Section 6.06;
(b)Dispositions (including of Capital Stock) among Parent and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise);
(c)(i) the liquidation or dissolution of any Restricted Subsidiary if Parent determines in good faith that such liquidation or dissolution is in the best interests of Parent and the Borrower, is not materially disadvantageous to the Lenders and Parent or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; provided that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof), (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06 and (iii) the conversion of Parent or any Restricted Subsidiary into another form of entity, so long as such conversion does not adversely affect the value of the Loan Guaranty or the Collateral;
(d)(i) Dispositions of inventory (including, without limitation, mortgage loans and mortgage servicing rights) or equipment or immaterial assets in the ordinary course of business (including on an intercompany basis) and (ii) the leasing or subleasing of real property in the ordinary course of business;
(e)Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Parent, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of Parent) or (B) otherwise economically impracticable to maintain;
(f)Dispositions of Cash, Cash Equivalents and/or Investment Grade Securities and/or other assets that were Cash Equivalents or Investment Grade Securities when the relevant original Investment was made;
(g)Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (w) Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), (x) Permitted Liens, (y) Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix)) and (z) Sale and Lease-Back Transactions permitted by Section 6.08;
(h)Dispositions for fair market value; provided that with respect to any such Disposition with a purchase price in excess of the greater of $65,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined at the time of such Disposition), at least 75% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (i) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to Parent or any Restricted Subsidiary) of Parent or any Restricted Subsidiary (as shown on such

Person’s most recent balance sheet or statement of financial position (or in the notes thereto) that are assumed by the transferee of any such assets and for which Parent and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (ii) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (iii) any Security received by Parent or any Restricted Subsidiary from such transferee that is converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (iv) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iv) and clause (B)(1) of the proviso in Section 6.08 that is at that time outstanding, not in excess of the greater of $130,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined as of the time such Disposition is made), in each case, shall be deemed to be Cash); provided, further, that (x) immediately prior to and after giving effect to such Disposition, as determined on the date on which the agreement governing such Disposition is executed, no Event of Default exists and (y) the aggregate net book value of all assets so Disposed pursuant to this clause (h) shall not exceed the greater of $195,000,000 and 30% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined at the time of such Disposition);
(i)to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;
(j)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;
(k)Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof;
(l)Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of Parent and its Restricted Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product line;
(m)(i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;
(n)Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);
(o)Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;
(p)[reserved];
(q)Dispositions of non-core assets acquired in connection with any acquisition permitted hereunder and sales of Real Estate Assets acquired in any acquisition permitted hereunder which, within 90 days of the date of such acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of Parent or any of its Restricted Subsidiaries or any of their respective businesses; provided that no Event of Default exists on the date on which the definitive agreement governing the relevant Disposition is executed;
(r)exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Borrower) for like assets (including Related Business Assets);
(s)[reserved];
(t)(i) licensing and cross-licensing arrangements involving any technology, intellectual property or IP Rights of Parent or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of Parent or its Restricted Subsidiaries, or are no longer economical to maintain in light of its use;
(u)terminations or unwinds of Derivative Transactions and any related Disposition;
(v)Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries;
(w)Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of Parent, the Borrower and/or any other Restricted Subsidiary of Parent;
(x)Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law;
(y)any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;
(z)any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;
(aa)Dispositions involving assets having a fair market value (as reasonably determined by the Borrower at the time of the relevant Disposition) of not more than the greater of $65,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any Fiscal Year, which, if not used in such Fiscal Year, shall be carried forward to the next succeeding Fiscal Year; and
(bb) any Disposition of Financeable Assets (including in connection with Warehouse/Securitization Indebtedness).
Notwithstanding anything to the contrary in this Agreement or any other Loan Document (pursuant to any transaction permitted by Section 6.06, this Section 6.07 or otherwise), Parent shall not, and shall not permit any of its Restricted Subsidiaries to, transfer (including, without limitation, by way of Disposition, Investment or otherwise (excluding, for clarity, non-exclusive licenses)) or exclusively license any Material Intellectual Property to any Unrestricted Subsidiary. For the avoidance of doubt, at no time may any Unrestricted Subsidiary own, exclusively license or hold exclusive rights to any Material Intellectual Property.
To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall be Disposed of free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions reasonably requested by the Borrower in order to effect the foregoing in accordance with Article VIII hereof.
Section 6.08Sale and Lease-Back Transactions. Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), now owned, which Parent or the relevant Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than Parent or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by Parent or such Restricted Subsidiary to any Person (other than Parent or any of its Restricted Subsidiaries) in connection with such lease (such a transaction, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease Back Transaction shall be permitted so long as either (A) the resulting lease is permitted or not restricted by Section 6.01 or (B) (1) the relevant Sale and Lease-Back Transaction is consummated in exchange for cash consideration (provided that for purposes of the foregoing cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to Parent or any Restricted Subsidiary) of Parent or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto) that are assumed by the transferee of any such assets and for which Parent and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement asset acquired in connection with such Disposition, (y) any Securities received by Parent or any Restricted Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of the relevant Sale and Lease-Back Transaction having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) and Section 6.07(h)(iv) that is at that time outstanding, not in excess of the greater of $130,000,000 and 20% of Consolidated Adjusted EBITDA (determined at the time of such transaction) as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash), (2) Parent or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (B) shall not exceed (x) during any Non-Investment Grade Period, the greater of $130,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined at the time of the relevant transaction) and (y) during any Investment Grade Period (when taken together with any Indebtedness incurred pursuant to Section 6.01(ii) and the aggregate outstanding principal amount of Indebtedness secured by Liens permitted pursuant to Section 6.02(ii)), an aggregate amount not to exceed 15% of Consolidated Net Tangible Assets as of the last day of the most recently ended Test Period (determined at the time of the relevant transaction).

Section 6.09Transactions with Affiliates. During any Non-Investment Grade Period, Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of the greater of $65,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (determined at the time the relevant transaction is entered into) with any of their respective Affiliates on terms that are less favorable to Parent or such Restricted Subsidiary, as the case may be (as reasonably determined by the Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided, further, that the foregoing restriction shall not apply to:
(a)any transaction between or among Parent and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;
(b)any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of Parent or of the Borrower or any other Restricted Subsidiary;
(c)(i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by Parent or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;
(d)(i) transactions permitted by Sections 6.01(d), (o), (v) and (ee), 6.04 and 6.06 and (ii) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Agreement;
(e)transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders in any material respect than the relevant transaction in existence on the Closing Date;
(f)the sale, conveyance or other disposition of mortgages or other loans, customer receivables, mortgage related securities or derivatives or other assets (or any interests in any of the foregoing) to Affiliates in the ordinary course of business and consistent with past practice and otherwise not prohibited by this Agreement which are fair to Parent and its Restricted Subsidiaries (as determined by Parent in good faith), or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by Parent in good faith);
(g)mortgage loans provided to officers, directors or employees;
(h)customary compensation to, and reimbursement of expenses of, Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of Parent in good faith;
(i)Guarantees permitted by Section 6.01 or Section 6.06;
(j)transactions that are otherwise permitted (or not restricted) under this Article VI;
(k)the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of Parent and/or any of its Restricted Subsidiaries in the ordinary course of business;
(l)transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business;
(m)the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;
(n)any purchase of the Capital Stock of (or contribution to the equity capital of) Parent;
(o)any transaction (or series of related transactions) in respect of which Parent delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction or transactions, as applicable, is or are on terms that are no less favorable to Parent and/or, if applicable, one or more of its Restricted Subsidiaries, individually or taken as a whole, as the context may require, than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;
(p)any payment pursuant to any tax sharing agreement or arrangement (whether written or as a matter of practice), that would otherwise be permitted as a distribution pursuant to Section 6.04(a);
(q)the licensing of any IP Rights in the ordinary course of business to permit the commercial use of IP Rights between or among Affiliates and/or subsidiaries of Parent; and
(r)any transactions between or among any of Parent, any Restricted Subsidiary and any Warehouse/Securitization Entity in connection with Warehouse/Securitization Indebtedness, in each case provided that such transactions are not otherwise prohibited by terms of this Agreement.
Section 6.10Conduct of Business. From and after the Closing Date, Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by Parent or any Restricted Subsidiary on the Closing Date and similar, incidental, complementary, ancillary or related businesses and (b) such other lines of business to which the Administrative Agent may consent.
Section 6.11Amendments or Waivers of Certain Documents. During any Non-Investment Grade Period, Parent shall not, nor shall it permit the Borrower or any other Loan

Guarantor to, amend or modify their respective Organizational Documents, in each case in a manner that is materially adverse to the Lenders (in their capacities as such), taken as a whole, without obtaining the prior written consent of the Administrative Agent; provided that, for purposes of clarity, it is understood and agreed that Parent, the Borrower and/or any other Loan Guarantor may effect a change to its organizational form and/or consummate any other transaction that is permitted under Section 6.07.
Section 6.12Amendments of or Waivers with Respect to Restricted Debt. During any Non-Investment Grade Period, Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing any Restricted Debt) (a) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Lenders (in their capacities as such) or (b) in violation of any Acceptable Intercreditor Agreement or the subordination terms set forth in the definitive documentation governing any Restricted Debt; provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof.
Section 6.13Fiscal Year. During any Non-Investment Grade Period, Parent and the Borrower shall not change its Fiscal Year-end to a date other than December 31; provided that Parent and the Borrower may, upon written notice to the Administrative Agent, change the Fiscal Year-end of Parent or the Borrower to another date, in which case the Borrower and the Administrative Agent will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.
Section 6.14[Reserved].
Section 6.15Financial Covenant. On the last day of any Test Period (x) during any Investment Grade Period or (y) on which the Revolving Facility Test Condition is then satisfied (it being understood and agreed that this Section 6.15 shall not apply earlier than the last day of the first Fiscal Quarter ending after the Closing Date (and on such date, only to the extent the Revolving Facility Test Condition is then satisfied or an Investment Grade Period is then in effect)), the Loan Parties shall not permit the Total Net Leverage Ratio to be greater than 3.75 to 1.00; provided, that, upon the consummation of a Qualified Acquisition, for each of the four Fiscal Quarters of Parent immediately following the consummation of such Qualified Acquisition (including the Fiscal Quarter of Parent in which such Qualified Acquisition was consummated) (such period of increase, a “Leverage Increase Period”), the ratio set forth above shall be increased by 0.75:1.0; provided, further, that (i) for at least two Fiscal Quarters of Parent immediately following each Leverage Increase Period, the Total Net Leverage Ratio as of the end of such Fiscal Quarters shall not be greater than 3.75:1.0 prior to giving effect to another

Leverage Increase Period, and (ii) there shall only be two (2) Leverage Increase Periods during the term of this Agreement.
ARTICLE VII.

EVENTS OF DEFAULT
Section 7.01Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(a)Failure To Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Loan when due or any LC Disbursement that has not been reimbursed (including any reimbursement made with the proceeds of any Letter of Credit Reimbursement Loan) when required pursuant to Section 2.05(e)(i), in each case whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or
(b)Default in Other Agreements. (i) Failure by Parent or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by Parent or any of its Restricted Subsidiaries with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case beyond the grace period, if any, provided therefor; provided that (1) clause (ii) of this paragraph (b) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder, (2) clause (ii) of this paragraph (b) shall not apply to any Warehouse/Securitization Indebtedness unless the effect of such breach or default shall be that such Warehouse/Securitization Indebtedness (to the extent the aggregate principal amount thereof exceeds the Threshold Amount) becomes or is declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of the underlying obligation thereof (other than if such breach or default is a result of any non-payment of principal, interest, fees or other amounts owed in respect of such Indebtedness when due) and (3) any failure described under clauses (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Article VII; or
(c)Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i) (provided that any Event of Default arising from a failure to deliver any notice of Default or Event of Default shall automatically be deemed to have been cured (and no longer continuing) immediately upon the earlier to occur of (x) the delivery of notice of the relevant Default or Event of Default and (y) the cessation of the existence of the underlying Default or Event of Default), in either case unless a Responsible Officer of the Borrower (1) had knowledge of the underlying Default or Event of Default and (2) was aware that delivery of such notice was required), Section 5.02 (as it applies to the preservation of the existence of the Borrower), Section 5.16(b) or Article VI; provided that, notwithstanding this clause (c), no breach or default by any Loan Party under Section 6.15 will constitute an Event of Default with respect to any Term Loan unless and until the Required Revolving Lenders have accelerated the Revolving Loans, terminated the commitments under the Revolving Facility and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facility and have not rescinded such demand or acceleration (the “Financial Covenant Standstill”); or
(d)Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate) being untrue in any material respect as of the date made or deemed made; it being understood and agreed that any breach of any representation, warranty or certification resulting from the failure of the Administrative Agent to file any Uniform Commercial Code financing statement, amendment and/or continuation statement shall not result in an Event of Default under this Section 7.01(d) or any other provision of any Loan Document; or
(e)Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term that is contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article VII, which default has not been remedied or waived within 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or
(f)Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or local Requirements of Law, which relief is not stayed; or (ii) the commencement of an involuntary case against Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other officer having similar powers over Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a material part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for all or a material part of its property, which remains, in any case under this clause (f), undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days; or
(g)Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of an order for relief, the commencement by Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, receiver and manager, insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other like official for or in respect of itself or for all or a material part of its property; (ii) the making by Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or (iii) the admission by Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in writing of their inability to pay their respective debts as such debts become due; or

(h)Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against Parent or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by indemnity from a third party, by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days; or
(i)Employee Benefit Plans. The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of Parent or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or
(j)Change of Control. The occurrence of a Change of Control; or
(k)Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared, by a court of competent jurisdiction, to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (in each case, other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof and other than as a result of any act or omission by the Administrative Agent or any Lender), (ii) this Agreement or any Collateral Document ceases to be in full force and effect or shall be declared, by a court of competent jurisdiction, to be null and void or any Lien on Collateral created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than solely by reason of (w) such perfection not being required pursuant to the Collateral and Guarantee Requirement, the Collateral Documents, this Agreement or otherwise, (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file Uniform Commercial Code continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof), or (iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, any Loan Party shall contest in writing, the validity or enforceability of any provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or any Loan Guaranty) or deny in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or any other termination of any other Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to file any Uniform Commercial Code continuation statement and/or maintain possession of any physical Collateral shall not result in an Event of Default under this Section 7.01(k) or any other provision of any Loan Document; or
(l)Subordination. The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Junior Lien Indebtedness in excess of the Threshold Amount or any such subordination provision being invalidated by a court of competent jurisdiction in a final non-appealable order, or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto, then, and in every such event (other than (x) an event with respect to the Borrower described in clause (f) or (g) of this Article VII or (y) an Event of Default arising under Section 6.15), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments, and thereupon such Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require that the Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account); provided that (A) upon the occurrence of an event with respect to the Borrower described in clauses (f) or (g) of this Article VII, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender and (B) during the continuance of any Event of Default arising under Section 6.15, (X) solely upon the request of the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Administrative Agent shall, by notice to the Borrower, (1) terminate the Revolving Credit Commitments, and thereupon such Revolving Credit Commitments shall terminate immediately, (2) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (3) require that the Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account) and (Y) subject to the Financial Covenant Standstill, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, if, as of end of any Delivery Period, an Excess Amount or Secured Excess Amount exists solely due to market events with respect to the mortgage loan market that do not affect Parent or any of its Restricted Subsidiaries in a disproportionate and adverse manner relative to other similarly situated participants in the industry (and not as a result of any breach or default by Parent or any of its Restricted Subsidiaries under the applicable Warehouse/Securitization Indebtedness documentation) and such Excess Amount is not permitted by Section 6.01 (excluding Section

6.01(a)) or such Secured Excess Amount is not permitted by Section 6.02 (excluding Section 6.02(o)(ii)) and/or such Excess Amount creates a breach of Section 7.01(c) (a “Non-Permitted Excess Amount”), then Parent shall have 15 calendar days after the end of the applicable Delivery Period (such 15-day period, the “Cure Period”) to cure such Non-Permitted Excess Amount so long as (i) no Revolving Loans are outstanding on the first day of such Cure Period and (ii) no Revolving Loans are drawn during such Cure Period. No Default or Event of Default shall be deemed to have occurred as a result of any Non-Permitted Excess Amount unless at the end of a Cure Period, any Non-Permitted Excess Amount still remains.
ARTICLE VIII.

THE ADMINISTRATIVE AGENT
Section 8.01Appointment and Authorization of Administrative Agent. Each of the Lenders and the Issuing Banks, each, on behalf of itself and its applicable Affiliates and in their respective capacities as such and as counterparties with respect to Banking Services Obligations and/or Secured Hedging Obligations, as applicable, and any Approved Counterparty, in its capacity as such, hereby irrevocably appoints GS (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
Section 8.02Rights as a Lender. Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.
Section 8.03Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing:
(a)the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties,
(b)the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law,
(c)except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein and
(d)the Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender (and such written notice is clearly identified as a “notice of default,” and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.
Section 8.04Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, the Administrative Agent and each Secured Party agree that:
(a)(i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty; it being understood that any right to realize upon the Collateral or enforce any Loan Guaranty against any Loan Party pursuant hereto or pursuant to any other Loan Document may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof or thereof, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition;
(b)no holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement and
(c)each Secured Party agrees that the Administrative Agent may in its sole discretion, but is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral.
Section 8.05Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.06Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
Section 8.07Successor Administrative Agent. The Administrative Agent may resign at any time by giving ten days’ written notice to the Lenders, the Issuing Banks and the Borrower; provided that if no successor agent is appointed in accordance with the terms set forth below within such ten-day period, the Administrative Agent’s resignation shall not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is 20 days after the last day of such ten-day period. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon ten days’ notice, remove the Administrative Agent; provided that if no successor agent is appointed in accordance with the terms set forth below within such ten-day period, the Administrative Agent’s removal shall, at the option of the Borrower, not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is 20 days after the last day of such ten-day period. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank, trust company or other Person acceptable to the Borrower with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000; provided that during the existence of an Event of Default under

Section 7.01(a) or, with respect to the Borrower, Sections 7.01(f) or (g), no consent of the Borrower shall be required. If no successor has been appointed as provided above and accepted such appointment within ten days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with the provisos to the first two sentences in this paragraph and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided above in this Article VIII. Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof). The fees payable by the Borrower to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.
Section 8.08Non-Reliance on Administrative Agent. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any

Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.
Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities as the Administrative Agent, an Issuing Bank or a Lender hereunder, as applicable.
Section 8.09Collateral and Guaranty Matters. Each Lender, Issuing Bank and each other Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:
(a)release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or otherwise Disposed of (or to be sold or otherwise Disposed of) as part of or in connection with any Disposition permitted under (or not restricted by) the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral and/or otherwise becomes an Excluded Asset, (iv) if the property subject to such Lien is owned by a Loan Guarantor, upon the release of such Loan Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or pursuant to the provisions of any applicable Loan Document, (vi) pursuant to Section 1.13 hereof or (vii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;
(b)subject to Section 9.22, release any Loan Guarantor from its obligations under the Loan Guaranty (x) if such Person ceases to be a Restricted Subsidiary of Parent (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder) and the Borrower has requested that such Person cease to be a Loan Guarantor or (y) with respect to any Loan Guarantor that is a Subsidiary of the Borrower, as required pursuant to Section 1.13;
(c)subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(g)(i), 6.02(l), 6.02(m), 6.02(n), 6.02(o)(i) (other than any Lien on the Capital Stock of any Loan Guarantor), 6.02(q), 6.02(r), 6.02(u) (to the extent the relevant Lien secures Capital Lease Obligations or purchase money Indebtedness), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd) (in the case of clause (ii), to the extent the relevant Lien covers cash collateral posted to secure the relevant obligation), 6.02(ee), 6.02(ff), and/or 6.02(gg) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided, that the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required with respect to any Lien on such property that is permitted by Sections 6.02(l), 6.02(o), 6.02(q), 6.02(r), 6.02(u) and/or 6.02(bb) to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and
(d)enter into subordination, intercreditor, collateral trust and/or similar agreements with respect to Indebtedness (including any Acceptable Intercreditor Agreement and/or any amendment to such Acceptable Intercreditor Agreement) that is (i) required or permitted to be subordinated hereunder, and/or (ii) secured by Liens, and with respect to which Indebtedness either (x) this Agreement contemplates an Acceptable Intercreditor Agreement and/or any other intercreditor, subordination, collateral trust or similar agreement or (y) is secured by Liens described in Section 6.02(u) or (hh).
Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guaranty or its Lien on any Collateral pursuant to this Article VIII. In each case as specified in this Article VIII, the Administrative Agent will (and each Lender, and each Issuing Bank hereby authorizes the Administrative Agent to), without recourse or warranty (other than as to the Administrative Agent’s authority to execute and deliver the same) and at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty in accordance with the terms of the Loan Documents and this Article VIII; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.
Notwithstanding anything to the contrary contained herein, the Administrative Agent shall not have any responsibility to any Secured Party for, or have any duty to ascertain or inquire into, any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 8.10Intercreditor Agreements. The Administrative Agent is authorized by each Lender and each other Secured Party to enter into any Acceptable Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any (a) Indebtedness (i) that is (A) required or permitted to be subordinated hereunder and/or (B) secured by any Lien and (ii) either (x) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement, to the extent required thereby or (y) is Indebtedness that is secured by a Liens pursuant to Section 6.02(u) or (hh) and/or (b) Secured Hedging Obligations and/or Banking Services Obligations, whether or not constituting Indebtedness (any such other intercreditor, subordination, collateral trust and/or similar agreement an “Additional Agreement”), and the Secured Parties party hereto acknowledge that any Acceptable Intercreditor Agreement and any other Additional Agreement is binding upon them. Each Lender and each other Secured Party hereby (a) agrees that they will be bound by, and will not take any action contrary to, the provisions of any Acceptable Intercreditor Agreement or any other Additional Agreement and (b) authorizes and instructs the Administrative Agent to enter into any Acceptable Intercreditor Agreement and/or any other Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Acceptable Intercreditor Agreement and/or any other Additional Agreement.
Section 8.11Indemnification of Administrative Agent. To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with and to the extent required by Section 9.03(b) hereof, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
Section 8.12Withholding Taxes. To the extent required by any applicable Requirement of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For the avoidance of doubt, the term “Lender” shall, for all purposes of this paragraph, include any Issuing Bank.
Section 8.13Administrative Agent may File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Secured Parties and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.
Section 8.14Recovery of Erroneous Payments.
(a)If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (which, for the avoidance of doubt, excludes the Loan Parties and their Subsidiaries, except to the extent such Loan Party or Subsidiary is acting in its capacity as, or on behalf of, a Lender, Issuing Bank or Secured Party), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise and does not receive a corresponding payment notice or payment advice, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary.
(b)Each Lender, Issuing Bank and each Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(c)For so long as an Erroneous Payment (or portion thereof) has not been returned by any Payment Recipient who received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Administrative

Agent after demand therefor in accordance with immediately preceding clause (a), (i) the Administrative Agent may elect, in its sole discretion on written notice to such Lender, Issuing Bank or Secured Party, that all rights and claims of such Lender, Issuing Bank or Secured Party with respect to the Loans or other Obligations owed to such Person up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Loan Amount”) shall immediately vest in the Administrative Agent upon such election; after such election, the Administrative Agent (x) may reflect its ownership interest in Loans in a principal amount equal to the Corresponding Loan Amount in the Register, and (y) upon five business days’ written notice to such Lender, Issuing Bank or Secured Party, may sell such Loan (or portion thereof) in respect of the Corresponding Loan Amount to any Eligible Assignee, and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by such Lender, Issuing Bank or Secured Party shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender, Issuing Bank or Secured Party (and/or against any Payment Recipient that receives funds on its behalf), and (ii) each party hereto agrees that, except to the extent that the Administrative Agent has sold such Loan, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of such Lender, Issuing Bank or Secured Party with respect to the Erroneous Payment Return Deficiency. For the avoidance of doubt, no vesting or sale pursuant to the foregoing clause (i) will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.
(d)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent that such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds paid to or received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of paying, prepaying, repaying, discharging or otherwise satisfying any Secured Obligations owed by the Borrower or any other Loan Party under the Loan Documents.
(e)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(f)Each party’s obligations, agreements and waivers under this Section 8.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.
Section 8.15Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)The Administrative Agent and each Arranger hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE IX.

MISCELLANEOUS
Section 9.01Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email or other electronic communication, as follows:
(i)if to the Borrower (or to any other Loan Party), the Administrative Agent or an Issuing Bank, to the address, facsimile number, email address or telephone number specified for such Person on Schedule 9.01; and
(ii)if to any Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
(c)Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, each Issuing Bank and each Lender.
(d)The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by, or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information within the meaning of the United States federal securities laws with respect to Parent, the Borrower or their respective securities) (each, a “Public Lender”). At the reasonable request of the Administrative Agent, the Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC,” (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as information of a type that would (A) customarily be made publicly available, as determined in good faith by the Borrower, by Borrower or Parent or (B) would not be material with respect to Parent, its subsidiaries, any of their respective securities or the Closing Date Transactions as determined in good faith by the Borrower for purposes of the United States federal securities laws and (iii) the Administrative Agent shall be required to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information (it being understood that the Borrower shall have a reasonable opportunity to review the same prior to distribution and comply with SEC or other applicable disclosure obligations): (1) the Loan Documents and/or (2) any amendment to any Loan Document.
(e)Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Parent, the Borrower or their respective securities for purposes of United States Federal or state securities laws.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS ON, OR THE ADEQUACY OF, THE PLATFORM, AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY SUCH COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY PARTY HERETO OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY OTHER PARTY HERETO OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT.
Section 9.02Waivers; Amendments.
(a)No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, neither the making of any Loan nor the issuance of any Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b)Subject to this Section 9.02(b) and Sections 9.02(c) and (d) below and to Section 9.05(f), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the

Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:
(A)the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:
(I)increases the Commitment of such Lender; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;
(II)reduces the principal amount of any Loan owed to such Lender;
(III)(x) extends the scheduled final maturity of any Loan or (y) subject to Section 2.14 postpones any Interest Payment Date with respect to any Loan held by such Lender or the date of any scheduled payment of any fee or premium payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent);
(IV)subject to Section 2.14, reduces the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.13(d), which shall only require the consent of the Required Lenders) or the amount of any fee or premium owed to such Lender; it being understood that no change in the definition of “Total Net Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate or the Commitment Fee Rate, or in the calculation of any other interest, fee or premium due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder;
(V)extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender;
(VI)waives, amends or modifies the provisions of Sections 2.09(c), 2.18(b) and/or 2.18(c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 2.22, 2.23, and/or 9.02(c)); and
(VII)subordinates the Obligations hereunder, or subordinates the Liens on all or substantially all of the Collateral granted hereunder or under the other Loan Documents, to any other Indebtedness for borrowed money;

(B)no such agreement shall:
(I)change (x) any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders,” in each case to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender or (y) the definition of “Required Revolving Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”);
(II)release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents as in effect on the Closing Date, including pursuant to Article VIII or Section 9.22 hereof), without the prior written consent of each Lender; or
(III)release all or substantially all of the value of the Guarantees under the Loan Guaranty (taken as a whole) (except as otherwise permitted herein or in the other Loan Documents as in effect on the Closing Date, including pursuant to Section 9.22 hereof), without the prior written consent of each Lender;
(C)solely with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may (x) waive, amend or modify Section 6.15 (or the definition of “Total Net Leverage Ratio” or any component definition thereof, in each case, as any such definition is used solely for purposes of Section 6.15) (other than, in the case of Section 6.15, for purposes of determining compliance with such Section as a condition to taking any action under this Agreement) (other than as permitted under clause (y)) and/or (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to any Revolving Loan and/or Additional Revolving Loan;
(D)solely with the consent of the relevant Issuing Banks and, in the case of clause (x), the Administrative Agent, any such agreement may (x) increase or decrease the Letter of Credit Sublimit or (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance of any Letter of Credit; and
(E)no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or, any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.
(c)Notwithstanding the foregoing, this Agreement may be amended:
(i)[reserved]; and

(ii)with the written consent of the Borrower and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of any Revolving Credit Commitment of any Class (any such Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility and/or term loan hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:
(A)the aggregate maximum amount of any Replacement Revolving Facility shall not exceed the aggregate maximum amount of the commitments in respect of the relevant Replaced Revolving Facility (plus (x) any additional amount permitted to be incurred under Section 6.01 and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.02 and (y) the amount of accrued interest, penalties and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees original issue discount or initial yield payments), commissions and expenses associated therewith),
(B)no Replacement Revolving Facility may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing,
(C)any Replacement Revolving Facility may be (I) pari passu with or junior to any then-existing Revolving Credit Commitment in right of payment and pari passu with or junior to such Revolving Credit Commitments with respect to the Collateral (provided that any Replacement Revolving Facility not incurred under this Agreement that is (x) pari passu with or junior to the then-existing Revolving Credit Commitments with respect to security or (y) junior to the then-existing Revolving Credit Commitments in right of payment shall, in either case, be subject to an Acceptable Intercreditor Agreement) or (II) unsecured,
(D)any Replacement Revolving Facility that is secured may not be secured by any asset other than the Collateral,
(E)any Replacement Revolving Facility that is guaranteed may not be guaranteed by any Person other than one or more Loan Parties,
(F)(I) any Replacement Revolving Facility may provide for the borrowing and repayment (except for (x) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (y) repayments required on the Maturity Date of any Revolving Facility and (z) repayments made in connection with a permanent repayment and termination of the Revolving Credit Commitments under any Revolving Facility (subject to clause (III) below)) of Revolving Loans with respect to any Revolving Facility after the effective date of such Replacement Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, (II) if the relevant Replacement Revolving Facility is a revolving facility, all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders and (III) if the relevant Replacement Revolving Facility is a revolving facility, any permanent repayment of Revolving Loans with respect to, and reduction and termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Replacement Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, or, to the extent such Replacement Revolving Facility is terminated in full and refinanced or replaced with another Replacement Revolving Facility or Replacement Debt a greater than pro rata basis,
(G)any Replacement Revolving Facility may have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as the Borrower and the lenders providing such Replacement Revolving Facility may agree, and
(H)other terms and conditions of any Replacement Revolving Facility (excluding as set forth above) are (I) in the case of any Replacement Revolving Facility that is in the form of a revolving facility, (x) substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (other than covenants or other provisions applicable only to periods after the Latest Maturity Date of such Replaced Revolving Facility (in each case, as of the date of incurrence of such Replacement Revolving Facility)), (y) provided on then-current market terms (as reasonably determined by the Borrower) for the applicable type of Indebtedness or (z) reasonably acceptable to the Administrative Agent (it being agreed that terms and conditions of any Replacement Revolving Facility that are more favorable to the lenders or the agent of such Replacement Revolving Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall be deemed satisfactory to the Administrative Agent) and (II) in the case of any Replacement Revolving Facility that consists of replacement term loans, consistent with the applicable provisions of Section 9.02(c)(ii),
(I)the commitments in respect of the relevant Replaced Revolving Facility (or the relevant portion thereof) shall be terminated, and all loans outstanding in respect of such Replaced Revolving Facility and all fees then due and payable in connection therewith shall be paid in full, in each case on the date any Replacement Revolving Facility is implemented, and
(J)any Replacement Revolving Facility may be provided by any existing Lender and/or any other Eligible Assignee; provided that the Administrative Agent (and, in the case of any Replacement Revolving Facility that constitutes a revolving facility, any Issuing Bank) shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Person’s provision of a Replacement Revolving Facility if such consent would be required under Section 2.05(b) for an assignment of Loans to the relevant Person.
Each party hereto hereby agrees that this Agreement may be amended by the Borrower, the Administrative Agent and the lenders providing the relevant Replacement Revolving Facility to the extent (but only to the extent) necessary to reflect the existence and terms of such Replacement Revolving Facility, as applicable, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Revolving Facility.

(d)Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:
(i)the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive this Agreement and/or any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents,
(ii)the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Incremental Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to (A) effect the provisions of Sections 2.22, 2.23, 5.12, 6.10, 6.13 or 9.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (B) add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder, any Incremental Equivalent Debt, any Replacement Debt and/or any Refinancing Indebtedness incurred in reliance on Section 6.01(p) with respect to Indebtedness originally incurred in reliance on Section 6.01(z), that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent (it being understood that, where applicable, any such amendment may be effectuated as part of an Incremental Facility Amendment, an Extension Amendment and/or a Refinancing Amendment).
(iii)if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly,
(iv)the Administrative Agent and the Borrower may amend, restate, amend and restate or otherwise modify any Acceptable Intercreditor Agreement and/or any other Additional Agreement as provided therein,
(v)the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, implementations of Additional Commitments or incurrences of Additional Revolving Loans pursuant to Sections 2.22, 2.23 or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Revolving Loans,
(vi)no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(b) and except that the Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)),

(vii)this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion,
(viii)any amendment, waiver or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected with the consent of Lenders owning 50% of the aggregate commitments or Loans of such directly affected Class in lieu of the consent of the Required Lenders;
(ix)the implementation of any Benchmark Replacement and Conforming Changes may occur in the manner prescribed in Section 2.14; and
(x)the definition of “Term SOFR” may be amended in the manner prescribed in clause (b) thereof.
Section 9.03Expenses; Indemnity.
(a)Subject to Section 9.05(f), the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks) of the Credit Facilities, the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower and except as otherwise provided in a separate writing between the Borrower, the relevant Arranger and/or the Administrative Agent); provided that any such legal fees, disbursements and charges required to be so reimbursed on or prior to the Closing Date shall not exceed $350,000 and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within 30 days of receipt by the Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.
(b)The Borrower shall indemnify each Arranger, the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and solely in the case of an actual or perceived conflict of interest, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Closing Date Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Loans or any Letter of Credit, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Borrower, any of its Restricted Subsidiaries or any other Loan Party or any Environmental Liability related to Parent, any of its Restricted Subsidiaries or any other Loan Party and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement referred to below) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or, to the extent such judgment finds (or any such settlement agreement acknowledges) that any such loss, claim, damage, or liability has resulted from such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, any Issuing Bank or any Arranger, acting in its capacity as the Administrative Agent, as an Issuing Bank or as an Arranger) that does not involve any act or omission of Parent or any of its subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by or on behalf of the Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this paragraph (b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.
(c)The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement nor any Secured Party shall assert, and each hereby waives (on behalf of itself and its Related Parties), any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Closing Date Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.
Section 9.05Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except as provided under Section 6.07, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void and, with respect to any attempted assignment or transfer to any Disqualified Institution, subject to Section 9.05(f)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in paragraph (e) of this Section, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 or 9.02(c) at the time owing to it) with the prior written consent of:
(A)the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided that (x) the Borrower shall be deemed to have consented to any assignment of Revolving Credit Commitments and Revolving Loans (other than any such assignment to a Disqualified Institution) unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receipt of written notice thereof and (y) the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) shall not be required (1) for any assignment of Revolving Loans or Revolving Credit Commitments to any Revolving Lender or any Affiliate of any Revolving Lender or an Approved Fund; provided that, notwithstanding the foregoing, if such assignment would result in such assignee Revolving Lender or Affiliate or Approved Fund thereof holding at least 25% of the Revolving Loans and/or Revolving Credit Commitments at such time, Borrower consent shall be required, (2) at any time when an Event of Default under Section 7.01(a) or Sections 7.01(f) or (g) (with respect to the Borrower) exists or (3) any assignment between GS and Goldman Sachs Lending Partners LLC; it being understood and agreed that the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) shall otherwise always be required for any assignment of Revolving Credit Commitments and/or Revolving Loans; provided, further, that notwithstanding the foregoing, the Borrower may withhold its consent to any assignment to any Person (other than a Bona Fide Debt Fund) that is not a Disqualified Institution but is known by the Borrower to be an Affiliate of a Disqualified Institution regardless of whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name;
(B)the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund; and
(C)in the case of any Revolving Facility, each Issuing Bank, not to be unreasonably withheld, conditioned or delayed.
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) [reserved] and (y) $5,000,000 in the case of Revolving Loans and Revolving Credit Commitments, unless the Borrower and the Administrative Agent otherwise consent;
(B)any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and
(D)the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (I) an Administrative Questionnaire and (II) any Internal Revenue Service form required under Section 2.17.
(iii)Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in any Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A)

entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(II) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(vi)By executing and delivering an Assignment Agreement, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment Agreement, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Parent or any Restricted Subsidiary or the performance or observance by Parent or any Restricted Subsidiary of any of its obligations under this

Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) the assignee represents and warrants that it is (I) an Eligible Assignee and (II) not a Disqualified Institution or an Affiliate of any Disqualified Institution (other than any Bona Fide Debt Fund), legally authorized to enter into such Assignment Agreement; (D) the assignee confirms that it has received a copy of this Agreement and each applicable Intercreditor Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) the assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(c)(i)    Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural Person or the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(I), (II) or (III) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section and it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower and the Administrative Agent). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.
(ii)No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (in its sole discretion), expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations or Section 1.163-6(b) of the Proposed U.S. Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower (in its sole discretion), expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (C) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided that (1) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (2) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (x) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (y) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC. The provisions in Section 9.05(c) relating to the maintenance of a Participant Register shall apply to any grant by each Granting Lender to any SPC mutatis mutandis.
(f)(i)    Any assignment or participation by a Lender without the Borrower’s consent (A) to any Disqualified Institution or any Affiliate thereof (other than any Bona Fide Debt Fund) or (B) to the extent the Borrower’s consent is required under this Section 9.05 (and not deemed to have been given pursuant to Section 9.05(b)(i)(A)), to any other Person, shall be subject to the provisions of this Section 9.05(f); it being understood and agreed that (A) Parent and its subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.05 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Disqualified Institution or any Affiliate thereof (other than any Bona Fide Debt Fund) or any other Person to whom the Borrower’s consent is required but not obtained and (B) notwithstanding the foregoing provisions of this Section 9.05(f), any subsequent assignment by any Disqualified Institution (or any other Person to which an assignment or participation was made without the required consent of the Borrower) to an Eligible Assignee that complies with the requirements of Section 9.05(b) will be deemed to be a valid and enforceable assignment for purposes hereof. Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity. Upon the request of any Lender, the Administrative Agent may make the list of Disqualified Institutions (other than any Disqualified Institution that is a reasonably identifiable Affiliate of another Disqualified Institution on the basis of such Person’s name) available to such Lender so long as such Lender agrees to keep the list of Disqualified Institutions confidential in accordance with the terms hereof.
(ii)If any assignment or participation under this Section 9.05 is made to any Disqualified Institution, any Affiliate of any Disqualified Institution (other than any Bona Fide Debt Fund) and/or any other Person to whom the Borrower’s consent is required but not obtained, without the Borrower’s prior written consent (any such person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, (B) [reserved] and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (I) par and (II) the amount that such Disqualified Person paid for the applicable Loans and participations in Letters of Credit, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower, (II) in the case of clauses (A) and (B), the Borrower shall not be liable to the relevant Disqualified Person under

Section 2.16 if any Term SOFR Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto, (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph) and (IV) in no event shall such Disqualified Person be entitled to receive amounts set forth in Section 2.13(d). Further, any Disqualified Person identified by the Borrower to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class or all Lenders have taken any action, and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against the Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 9.03. For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.
(iii)Notwithstanding anything to the contrary herein, each of the Loan Parties and each Lender acknowledges and agrees that the Administrative Agent shall not have any responsibility or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof and shall not have any obligation to determine, ascertain, monitor or inquire whether any Lender or potential Lender is a Disqualified Person or the aggregate amount of Loans held by any Lender, and the Administrative Agent shall have no liability with respect to any such assignment or participation (regardless of whether the consent of the Administrative Agent is required thereto), and none of the Borrower, any Lender or their respective Affiliates will bring any claim to such effect.
Section 9.06Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article VIII (other than Section 9.13 (which Section shall survive and remain in full force and effect for two years after such consummation, repayment, payment, expiration and termination)) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit

Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.
Section 9.07Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, each Intercreditor Agreement and the Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.08Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.09Right of Setoff. At any time when an Event of Default exists, the Administrative Agent and each Issuing Bank and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by the Administrative Agent, such Issuing Bank or such Lender, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or the Administrative Agent may have.
Section 9.10Governing Law; Jurisdiction; Consent to Service of Process.
(a)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.
(c)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.
(d)TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.
Section 9.11Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY

OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.12Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.13Confidentiality. Each of the Administrative Agent, each Lender, each Issuing Bank and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and its Affiliates’ members, partners, directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any Arranger, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, any Arranger, or any Lender that is a Disqualified Institution, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution and/or any Person to whom you have, at the time of disclosure, affirmatively declined to consent to any assignment), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party, or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder and (iv) subject to the Borrower’s prior approval of the information to be disclosed, (x) to Moody’s, S&P or Fitch on a confidential basis in connection with obtaining or maintaining ratings, (y) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities and (z) market data collectors and service providers to the Administrative Agent customarily used in the lending industry in connection with the administration and management of this Agreement and the Loan Documents in accordance with its customary practice, (f) with the prior written consent of the Borrower and (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives. For purposes of this Section, “Confidential Information” means all information relating to Parent and/or any of its subsidiaries and their respective businesses or the Closing Date Transactions (including any information obtained by the Administrative Agent, any Issuing Bank, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to Parent and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Arranger, Issuing Bank, or Lender on a non-confidential basis prior to disclosure by the Borrower or any of its subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.
Section 9.14No Fiduciary Duty. Each of the Administrative Agent, the Arrangers, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. To the fullest extent permitted by applicable Requirements of Law, each Loan Party waives any claim that it may have against any Lender with respect to any breach or alleged breach of fiduciary duty arising solely by virtue of this Agreement. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.
Section 9.15Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16USA PATRIOT Act; Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.
Section 9.17Disclosure of Agent Conflicts. Each Loan Party, each Issuing Bank and each Lender hereby acknowledge and agree that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
Section 9.18Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or such Issuing Bank shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
Section 9.19Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender or Issuing Bank.
Section 9.20Intercreditor Agreement. REFERENCE IS MADE TO EACH INTERCREDITOR AGREEMENT. EACH LENDER AND EACH ISSUING BANK HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO EACH INTERCREDITOR AGREEMENT AS “FIRST LIEN AGENT” (OR OTHER APPLICABLE TITLE) AND ON BEHALF OF SUCH LENDER OR ISSUING BANK. THE PROVISIONS OF THIS SECTION 9.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF ANY INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE EACH APPLICABLE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER AND EACH ISSUING BANK IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH INTERCREDITOR AGREEMENT AND THE TERMS AND

PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER OR ISSUING BANK AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN ANY INTERCREDITOR AGREEMENT. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE HOLDERS OF ANY INDEBTEDNESS SUBJECT TO ANY APPLICABLE INTERCREDITOR AGREEMENT TO EXTEND CREDIT THEREUNDER AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF EACH INTERCREDITOR AGREEMENT.
Section 9.21Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control. In the case of any conflict or inconsistency between any Intercreditor Agreement and any Loan Document, the terms of such Intercreditor Agreement shall govern and control.
Section 9.22Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, (a) any Loan Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty shall be automatically released) (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Loan Guarantor ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder), (ii) in accordance with Section 1.13 and/or (iii) upon the occurrence of the Termination Date and (b) any Loan Guarantor that qualified as an “Excluded Subsidiary” shall be released by the Administrative Agent promptly following the request therefor by the Borrower; provided, however, that the release of any Loan Guarantor from its obligations under the Loan Guaranty solely on the basis of such Loan Guarantor becoming an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Loan Guarantor becomes an Excluded Subsidiary of such type, (A) no Event of Default under clauses (a), (f) or (g) of Section 7.01 shall have occurred and be continuing, (B) such Person becomes an Excluded Subsidiary as a result of a transaction entered into for a bona fide business purpose with a non-Affiliate third-party and (c) the resulting deemed Investment is otherwise permitted hereunder (it being understood that this proviso shall not limit the release of any Loan Guarantor that otherwise qualifies as being excluded as an “Excluded Subsidiary” pursuant to any other clause thereof). In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Person’s expense, all documents that such Person shall reasonably request to evidence termination or release; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.22 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).
Section 9.23[Reserved.]
Section 9.24Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 9.24, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 9.25Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZILLOW, INC.
as the Borrower

By:	/s/ JEREMY HOFMANN
Name:	Jeremy Hofmann
Title:	Authorized Signatory

ZILLOW GROUP, INC.,
as a Loan Guarantor

By:	/s/ JEREMY HOFMANN
Name:	Jeremy Hofmann
Title:	Chief Financial Officer

MFTB HOLDCO, INC.,
as a Loan Guarantor

By:	/s/ JEREMY HOFMANN
Name:	Jeremy Hofmann
Title:	Authorized Signatory

GOLDMAN SACHS BANK USA,
as Administrative Agent, Issuing Bank and a Lender

By:	/s/ DAN STARR
Name:	Dan Starr
Title:	Authorized Signatory

CITIBANK, N.A.,
as a Lender and Issuing Bank

By:	/s/ DANIEL BOSELLI
Name:	Daniel Boselli
Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender and Issuing Bank

By:	/s/ TIMOTHY LEE
Name:	Timothy Lee
Title:	Executive Director

BANK OF AMERICA, N.A.,
as a Lender and Issuing Bank

By:	/s/ CHRISTINE YANG
Name:	Christine Yang
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION
as a Lender and Issuing Bank

By:	/s/ WILLIAM MASON
Name:	William Mason
Title:	Vice President

BMO BANK N.A.
as a Lender and Issuing Bank

By:	/s/ KAMRAN KHAN
Name:	Kamran Khan
Title:	Managing Director